UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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HILTON WORLDWIDE HOLDINGS INC.
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2021 PROXY STATEMENT
for Annual Meeting of Stockholders

April 9, 2021
Dear Stockholders:

2020 was unlike any other year in Hilton’s 101-year history. In the face of extraordinary challenges and uncertainty, our Team Members, owners and partners demonstrated resiliency and unity, showing how Hilton hospitality is a force for good around the world. Together, we remained true to our founding vision to fill the earth with the light and warmth of hospitality by supporting and engaging our Team Members, adapting to evolving guest needs, extending outreach to our communities and expanding our global footprint.

We advocated on behalf of our owners and Team Members, and continued to invest in initiatives to support an inclusive workforce.
•To provide assistance to our Team Members, Hilton offered resources, developed training and safety protocols, and advocated for COVID-19 relief.
•We activated our Team Member Assistance Fund at the onset of the pandemic to help Team Members and their families who were adversely affected by COVID-19.
•We connected furloughed and former Team Members to new career opportunities through the Hilton Workforce Resource Center and Hilton Alumni Network portal.
•As long-overdue topics of social justice came to the fore, we remained focused on our ongoing commitment to build an inclusive workplace by further diversifying our Board, expanding our leadership diversity goals and broadening training that reinforces the importance of diversity, equity and inclusion.

We offered flexibility for our guests, and continued to positively impact the communities where we live and work.
•We launched Hilton CleanStay, a new standard of cleanliness, and EventReady with CleanStay, a global meetings and events program designed to create event experiences with the flexibility, safety and social responsibility that our customers need and expect.
•We partnered with American Express and our ownership community to donate up to one million room nights to frontline medical professionals in the United States.
•Around the world, our hotels stored and distributed food and medical supplies to communities in need.

We adjusted our strategy in real-time while also demonstrating our ability to focus and execute on growth opportunities.
•We continued to expand our global network, now across 119 countries and territories, achieving approximately 5.1% net unit growth in 2020 and celebrating the opening of our one millionth room.
•We introduced our 18th brand, Tempo by Hilton, welcomed 414 hotels to our portfolio and signed a number of development deals in important markets during the year.

Though our industry has a long way to go before we emerge into a new era of travel, we look forward to brighter days ahead, with our Team Members around the world eager to welcome our guests and create the new experiences people crave, and the connections that only travel can provide.

You can find more information in our proxy statement and annual report. We also invite you to attend our virtual Annual Meeting of Stockholders on May 19, 2021 at 9:00 a.m. EST. Your vote is important to us. Whether you own a few shares or many, and whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the meeting.
Thank you for your continued support of Hilton Worldwide Holdings Inc.
Sincerely,

Jonathan D. Gray	Christopher J. Nassetta
Chairman of the Board of Directors	President and Chief Executive Officer

HILTON WORLDWIDE HOLDINGS INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	9:00 a.m., Eastern time, on May 19, 2021

VIRTUAL MEETING	This year’s meeting is a virtual stockholders meeting at www.virtualshareholdermeeting.com/HLT2021.

ITEMS OF BUSINESS	1.	To elect the director nominees listed in the Proxy Statement.
	2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021.
	3.	To approve, in a non-binding advisory vote, the compensation paid to our named executive officers.
	4.	To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

RECORD DATE
You may vote at the Annual Meeting if you were a stockholder of record at the close of business on March 24, 2021. A list of these stockholders will be open for examination by any stockholder electronically during the 2021 Annual Meeting at www.virtualshareholdermeeting.com/HLT2021 when you enter your 16-Digit Control Number.

VOTING BY PROXY	To ensure your shares are voted, you may vote your shares over the Internet, by telephone or by requesting a proxy card to complete, sign and return by mail. Internet and telephone voting procedures are described on the following page, in the Questions and Answers section beginning on page 57 of the Proxy Statement and on the proxy card.

By Order of the Board of Directors,

Kristin A. Campbell
Executive Vice President, General Counsel, Chief ESG Officer and Secretary

This Notice of Annual Meeting and Proxy Statement are first being distributed or made available, as the case may be, on or about April 9, 2021.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 19, 2021: This Proxy Statement and our Annual Report are available free of charge at www.proxyvote.com, a site that does not have “cookies” that identify visitors to the site.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
VOTING INFORMATION
If at the close of business on March 24, 2021, you were a stockholder of record, you may vote your shares by proxy in advance of the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) through the Internet, by telephone or by mail. Alternatively, you may attend the Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting, by visiting www.virtualshareholdermeeting.com/HLT2021. To participate in the Annual Meeting, you will need to have your 16-Digit Control Number included on your Notice of Internet Availability of Proxy Materials, or if you received a printed copy of the proxy materials, your proxy card or the instructions that accompanied your proxy materials. For shares held through a broker, bank or other nominee, you may vote by submitting voting instructions to your broker, bank or other nominee. Please refer to information from your broker, bank or other nominee on how to submit voting instructions. To reduce our administrative costs and help the environment by conserving natural resources, we ask that you vote through the Internet or by telephone, both of which are available 24 hours a day. You may revoke your proxies at the times and in the manners described in the “Questions and Answers” section beginning on page 57 of the Proxy Statement.
If you are a stockholder and are voting by proxy by Internet or by telephone prior to the Annual Meeting, your vote must be received by 11:59 p.m., Eastern time, on May 18, 2021 to be counted.
To vote by proxy prior to the Annual Meeting:
BY INTERNET
•Go to the website www.proxyvote.com and follow the instructions, 24 hours a day, seven days a week.
•You will need the 16-digit number included on your Notice of Internet Availability of Proxy Materials or proxy card to vote online.
BY TELEPHONE
•From a touch-tone telephone, dial 1-800-690-6903 and follow the recorded instructions, 24 hours a day, seven days a week.
•You will need the 16-digit number included on your Notice of Internet Availability of Proxy Materials or proxy card in order to vote by telephone.
BY MAIL
•If you did not receive a printed copy of the proxy materials, request a proxy card from us by following the instructions on your Notice of Internet Availability of Proxy Materials.
•When you receive the proxy card, mark your selections on the proxy card.
•Date and sign your name exactly as it appears on your proxy card.
•Mail the proxy card in the enclosed postage-paid envelope provided to you.

YOUR VOTE IS IMPORTANT TO US. THANK YOU FOR VOTING.

HILTON WORLDWIDE HOLDINGS INC.
7930 Jones Branch Drive
Suite 1100
McLean, Virginia 22102
Telephone: (703) 883-1000
PROXY STATEMENT
Annual Meeting of Stockholders
May 19, 2021
2020 COMPANY PERFORMANCE HIGHLIGHTS

Evolved our Customer Experience	Completed nearly $3B of senior notes offerings or refinancings	Adj. EBITDA(1) $842M	Pipeline +3% Year-over-Year (“YOY”)	Development Market Share More than 3X Current Share	Net Unit Growth +5.1% YOY	Welcomed >400 New Hotels	Global Industry Leader on the Dow Jones Sustainability Indices	#2 for Diversity	#1 Best Company to Work for two years in a row #3 World’s Best Workplace
GOVERNANCE HIGHLIGHTS
Our commitment to strong governance practices is illustrated by the following:

•Commitment to a diverse director candidate pool
•Board-level oversight of Environmental, Social & Governance ("ESG") matters
•Annual election of directors
•Lead independent director
•Single class of voting stock
•Majority voting standard for directors in uncontested elections
•Proxy access by-law
•No stockholder rights plan; and if our Board were ever to adopt a stockholder rights plan in the future without prior stockholder approval, we would either submit the plan to stockholders for ratification or cause the rights plan to expire within one year
•Named one of the “World’s Most Ethical Companies” by The Ethisphere Institute
Board Diversity Our policies require that candidate pools for the board of directors and CEO include gender and ethnic diversity
EXECUTIVE COMPENSATION

2020 CEO Target Compensation	2020 Other NEO Target Compensation (Average)

6.5%
Base
9.0%
Annual Incentive
84.5%
LTI
93.5%
At-Risk

19.0%
Base
61.5%
LTI
81.0%
At-Risk
19.5%
Annual
Incentive

During 2020, Hilton maintained our overarching pay for performance philosophy, prioritizing long-term incentive opportunities and creating alignment with our stockholders. As detailed in the CD&A beginning on page 23, Hilton took several actions to protect our people, protect our business and drive our recovery during this unprecedented year. We encourage you to read the full CD&A, which describes the impact of the global pandemic on our executives' compensation, including 2020 base salary reductions, annual incentive payouts below target and modifications to our long-term incentive program.
____________
(1)Please see Annex A for additional information and a reconciliation of Adjusted EBITDA to financial measures derived in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”).
(2)Reflects the gender and ethnic diversity of our non-management directors; including the CEO, this figure is 50%.
Hilton PROXY STATEMENT              1

VOTING ROADMAP
Our Board’s Recommendation

Proposal No. 1: Election of All Director Nominees	FOR
Our Board of Directors believes that all of the director nominees listed in this Proxy Statement have the requisite qualifications to provide effective oversight of the Company’s business and management.
Pg. 3

Proposal No. 2: Ratification of the Appointment of Ernst & Young LLP as independent registered public accounting firm	FOR
Our Audit Committee and Board of Directors believe that the retention of Ernst & Young LLP as the Company's independent registered public accounting firm for 2021 is in the best interest of the Company and its stockholders.
Pg. 19

Proposal No. 3: Advisory Vote on Executive Compensation	FOR
We are seeking a non-binding, advisory vote to approve, and our Board of Directors recommends the approval of, the 2020 compensation paid to our named executive officers, which is described in the section of this Proxy Statement entitled “Executive Compensation.”
Pg. 20

2              PROXY STATEMENT Hilton

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
Our Board of Directors (the “Board” or “Board of Directors”) has considered and nominated the following nominees for a one-year term expiring at the 2022 Annual Meeting of Stockholders or until their successor is duly elected and qualified: Christopher J. Nassetta; Jonathan D. Gray; Charlene T. Begley; Chris Carr; Melanie L. Healey; Raymond E. Mabus, Jr.; Judith A. McHale; John G. Schreiber; Elizabeth A. Smith and Douglas M. Steenland. Action will be taken at the Annual Meeting for the election of these nominees.
Unless otherwise instructed, the persons named in the form of proxy card (the “proxyholders”) included with this Proxy Statement, as filed with the Securities and Exchange Commission (“SEC”), intend to vote the proxies held by them for the election of the director nominees. If any of these nominees ceases to be a candidate for election by the time of the Annual Meeting, such proxies may be voted by the proxyholders in accordance with the recommendation of the Board. Except where the context requires otherwise, references to the “Company,” “Hilton,” “we,” “us” and “our” refer to Hilton Worldwide Holdings Inc.
NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS IN 2021
The following information describes the offices held, other business directorships and the term of each director nominee as of February 28, 2021. Beneficial ownership of equity securities of the director nominees is shown under “Ownership of Securities” below.

Christopher J. Nassetta

Christopher J. Nassetta, 58, joined Hilton as President and Chief Executive Officer in December 2007 and has served as a director of Hilton since that time. Previously, he was President and Chief Executive Officer of Host Hotels and Resorts, Inc., a position he held from May 2000 until October 2007. He joined Host in 1995 as Executive Vice President and was elected Chief Operating Officer in 1997. Before joining Host, Mr. Nassetta co-founded Bailey Capital Corporation, a real estate investment and advisory firm, in 1991. Prior to this, he spent seven years at The Oliver Carr Company, a commercial real estate company, where he ultimately served as Chief Development Officer. Mr. Nassetta is an Advisory Board member for the McIntire School of Commerce at the University of Virginia. He is also a member of the board of directors, nominating and corporate governance committee and compensation committee of CoStar Group, Inc. He is also a member and a past Chairman of The Real Estate Roundtable, Chairman and Executive Committee member of the World Travel & Tourism Council, a member of the Economic Club of Washington, a member of Federal City Council, and has served in various positions at the Arlington Free Clinic. Mr. Nassetta graduated from the McIntire School of Commerce at the University of Virginia with a degree in Finance.
Qualifications, Attributes, Skills and Experience: extensive experience as an executive in the hospitality industry, extensive financial background and experience with real estate investments; his role as our President and Chief Executive Officer brings management perspective to board deliberations and provides valuable information about the status of our day-to-day operations.

Jonathan D. Gray

Jonathan D. Gray, 51, is Chairman of our Board and has served as a director of Hilton since 2007. Mr. Gray is President and Chief Operating Officer of The Blackstone Group Inc. (“Blackstone”), and has served as a member of the board of directors of Blackstone since February 2012. He previously served as global head of real estate for Blackstone from January 2012 through February 2018. He also sits on Blackstone’s management committee. Mr. Gray served as a senior managing director and co-head of real estate from January 2005 to December 2011. Mr. Gray received a B.S. in Economics from the Wharton School, as well as a B.A. in English from the College of Arts and Sciences at the University of Pennsylvania, where he graduated magna cum laude and was elected to Phi Beta Kappa. He also serves on the board of Harlem Village Academies. He previously served as a board member of Nevada Property 1 LLC (The Cosmopolitan of Las Vegas), Invitation Homes Inc., Brixmor Property Group and La Quinta Holdings Inc. Mr. Gray and his wife, Mindy, have established the Basser Research Center at the University of Pennsylvania School of Medicine, which focuses on the prevention and treatment of certain genetically caused breast and ovarian cancers.
Qualifications, Attributes, Skills and Experience: substantial experience with real estate investing and extensive financial background, including in-depth knowledge of the real estate and hospitality industries.

Hilton PROXY STATEMENT              3

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Charlene T. Begley

Charlene T. Begley, 54, has served as a director of Hilton since 2017. Ms. Begley served in various capacities at General Electric Company from 1988 through 2013. Most recently, she served in a dual role as Senior Vice President and Chief Information Officer, as well as the President and Chief Executive Officer of GE’s Home and Business Solutions business from January 2010 through December 2012. Ms. Begley served as President and Chief Executive Officer of GE Enterprise Solutions from August 2007 through December 2009. During her career at GE, she served as President and Chief Executive Officer of GE Plastics and GE Transportation, led GE’s Corporate Audit staff and served as the Chief Financial Officer for GE Transportation and GE Plastics Europe and India. Ms. Begley currently serves as a director and member of the audit committee and management compensation committee of Nasdaq, Inc. and a director of SentinelOne, and previously served as a director and member of the audit and nominating committees of Red Hat, Inc. Ms. Begley also previously served as a director and member of the audit and nominating committees of WPP plc.
Qualifications, Attributes, Skills and Experience: extensive business and management expertise, including leading divisions of a global enterprise, significant experience in technology, finance and information security, and service as a director of several public companies.

Chris Carr

Chris Carr, 57, has served as a director of Hilton since 2020. Mr. Carr is the Chief Operating Officer of sweetgreen. From 2006 to 2019, he served in a variety of retail and supply chain senior executive roles at Starbucks, most recently as the Executive Vice President ("EVP"), Chief Procurement Officer, where he was responsible for enhancing the enterprise-wide, global strategic sourcing and supplier relationship capabilities. Mr. Carr served as Starbucks’ EVP, Americas Licensed Stores, where he was responsible for the strategic planning, operations, market planning and sales for 6,500 licensed retail stores. He also led their U.S. business as the EVP, U.S. Retail Stores, where he was accountable for the brand and customer experience at approximately 13,000 U.S. company-operated and licensed retail stores. Prior to Starbucks, Mr. Carr spent 18 years with ExxonMobil developing, leading and implementing retail operational strategies for its Global Fuels Marketing downstream businesses. Mr. Carr holds a B.S. in Business Administration from the University of San Diego, and an M.B.A. from the New York Institute of Technology. He serves on the board of directors for Recreational Equipment Inc. (REI) and he is on the board of trustees for Howard University and the University of San Diego.
Qualifications, Attributes, Skills and Experience: extensive business and management expertise, including leadership roles in a global enterprise, significant experience in strategy, brands, consumer marketing and international operations.

Melanie L. Healey

Melanie L. Healey, 59, has served as a director of Hilton since 2017. Ms. Healey served as Group President of The Procter & Gamble Company ("Procter & Gamble") from 2007 to 2015. During her tenure at Procter & Gamble, one of the leading providers of branded consumer packaged goods, Ms. Healey held several leadership roles, including Group President and advisor to the Chairman and CEO, Group President, North America, and Group President, Global Health, Feminine and Adult Care Sector. Ms. Healey has more than 30 years of strategic, branding and operating experience from leading consumer goods companies including Procter & Gamble, Johnson & Johnson and S.C. Johnson & Sons. Ms. Healey also serves as a director of PPG Industries, Inc., Verizon Communications Inc. and Target Corporation.
Qualifications, Attributes, Skills and Experience: extensive business and management experience, including leadership roles in a global enterprise, significant experience in strategy, brands, consumer marketing and international operations, and service as a director of several public companies.

4              PROXY STATEMENT Hilton

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Raymond E. Mabus, Jr.

Raymond E. Mabus, Jr., 72, has served as a director of Hilton since 2017 and brings significant public sector experience to the Hilton board, having served as the 75th United States Secretary of the Navy from 2009 to 2017. He was the United States Ambassador to the Kingdom of Saudi Arabia from 1994 to 1996, the 60th Governor of Mississippi from 1988 to 1992 and Auditor of the State of Mississippi from 1984 to 1988. He is currently CEO of The Mabus Group, a consulting company, and chair of InStride, a public benefit company. Mr. Mabus currently serves on the board of directors of Dana Incorporated and is on the board of World Central Kitchen and the Environmental Defense Fund. He previously served as Chairman and Chief Executive Officer of Foamex International.
Qualifications, Attributes, Skills and Experience: extensive international experience, including as U.S. ambassador to Saudi Arabia, public policy and government relations experience, including as Secretary of the Navy and governor of the State of Mississippi, and public company executive and board experience.

Judith A. McHale

Judith A. McHale, 74, has served as a director of Hilton since 2013. Ms. McHale has served as President and Chief Executive Officer of Cane Investments, LLC since August 2011. From May 2009 to July 2011, Ms. McHale served as Under Secretary of State for Public Diplomacy and Public Affairs for the U.S. Department of State. From 2006 to March 2009, Ms. McHale served as a Managing Partner in the formation of GEF/ Africa Growth Fund. Prior to that, Ms. McHale served as the President and Chief Executive Officer of Discovery Communications. Ms. McHale currently serves on the board of directors of Ralph Lauren Corporation and ViacomCBS Inc. and previously served on the board of directors of Sea World Entertainment, Inc. Ms. McHale graduated from the University of Nottingham in England and Fordham University School of Law.
Qualifications, Attributes, Skills and Experience: extensive business and management expertise, including experience as a chief executive officer and director of several public companies, as well as prior service as a high-ranking official in the U.S. Department of State.

John G. Schreiber

John G. Schreiber, 74, has served as a director of Hilton since 2007. Mr. Schreiber is the President of Centaur Capital Partners, his family investment office, and a retired Partner and Co-Founder of Blackstone Real Estate Advisors ("BREA"). As Co-Chairman of the BREA Investment Committee, Mr. Schreiber oversaw all Blackstone real estate investments from 1992 to 2015. During that time, Blackstone invested over $75 billion of equity in a wide variety of real estate transactions. Mr. Schreiber is a past board member of Urban Shopping Centers, Inc., Host Hotels & Resorts, Inc., The Rouse Company, AMLI Residential Properties Trust, General Growth Properties, Inc., Blackstone Mortgage Trust Inc., Invitation Homes Inc. and Hudson Pacific Properties, Inc. He currently serves on the board of JMB Realty Corp. and Brixmor Property Group Inc. and is a director/trustee of a number of mutual funds managed by T. Rowe Price Associates and a Trustee of Loyola University of Chicago. Mr. Schreiber graduated from Loyola University of Chicago and received an M.B.A. from Harvard Business School.
Qualifications, Attributes, Skills and Experience: substantial experience with real estate investing and extensive financial background, including in-depth knowledge of the real estate and hospitality industries.

Hilton PROXY STATEMENT              5

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Elizabeth A. Smith

Elizabeth A. Smith, 57, has served as a director of Hilton since 2013. Ms. Smith has been a member of the board of directors of Bloomin’ Brands, Inc. since November 2009 and previously served as its Executive Chairman of the Board from April 2019 to February 2020, its Chairman of the Board from January 2012 to April 2019, and its Chief Executive Officer from November 2009 to April 2019. From September 2007 to October 2009, Ms. Smith was President of Avon Products, Inc., a global beauty products company, and was responsible for its worldwide product-to-market processes, infrastructure and systems, including Global Brand Marketing, Global Sales, Global Supply Chain and Global Information Technology. In January 2005, Ms. Smith joined Avon Products, Inc. as President, Global Brand, and was given the additional role of leading Avon North America in August 2005. From September 1990 to November 2004, Ms. Smith worked in various capacities at Kraft Foods Inc. Ms. Smith currently serves on the board of directors of The Gap, Inc. and the U.S. Fund for UNICEF and as chair of the Atlanta Federal Reserve Board. Ms. Smith served as a member of the board of directors and audit committee member of Staples, Inc. from September 2008 to June 2014. Ms. Smith holds a bachelor’s degree, Phi Beta Kappa, from the University of Virginia and an M.B.A. from the Stanford Graduate School of Business.
Qualifications, Attributes, Skills and Experience: experience in strategy, brands, marketing and sales, as well as corporate finance and financial reporting developed in her executive level roles where her responsibilities have included direct financial oversight of multinational companies with multiple business units.

Douglas M. Steenland

Douglas M. Steenland, 69, has served as a director of Hilton since 2009. Mr. Steenland worked for Northwest Airlines Corporation from September 1991 to October 2008, serving as Chief Executive Officer from April 2004 to October 2008 and as President from February 2001 to April 2004. During his tenure at Northwest Airlines, he also served as Executive Vice President, Chief Corporate Officer and Senior Vice President and General Counsel. Mr. Steenland retired from Northwest Airlines upon its merger with Delta Air Lines, Inc. Prior to his time at Northwest Airlines, Mr. Steenland was a senior partner at a Washington, D.C. law firm that is now part of DLA Piper. Mr. Steenland is currently lead director of the American International Group, Inc. board of directors and a member of the board of directors of American Airlines Group Inc. He also serves on the board of the London Stock Exchange Group. Mr. Steenland previously served as a director of Performance Food Group Company, Travelport Worldwide Limited, Digital River, Inc. and Chrysler Group LLC. Mr. Steenland received a B.A. from Calvin College and is a graduate from The George Washington University Law School.
Qualifications, Attributes, Skills and Experience: experience in managing large, complex, international institutions generally and experience as a member of global public company boards and an executive in the travel and hospitality industries in particular.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF
EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

6              PROXY STATEMENT Hilton

ENVIRONMENTAL, SOCIAL AND GOVERNANCE ("ESG")
As one of the world's largest hotel companies, we recognize Hilton has a responsibility to protect our communities and the environment so the destinations we serve can remain vibrant and resilient for future generations of travelers. Hilton is committed to creating long-term value for our business and our stakeholders through ESG practices that drive environmentally, socially and ethically sustainable behavior and promote the wellbeing and prosperity of our Team Members and our communities.
ESG HIGHLIGHTS
Travel with Purpose is Hilton's strategy to drive responsible travel and tourism globally. We have committed to double our investment in social impact and cut our environmental impact in half globally by 2030 (our “2030 Goals”). Our 2030 Goals, which align with the United Nations Sustainable Development Goals, are supported by 23 targets encompassing the Company’s operations, communities and supply chain. The Nominating & ESG Committee receives quarterly updates from management on the Company’s ESG strategy and initiatives, while the Board receives similar updates at least annually.
Despite the challenges presented by the pandemic, we remain fully committed to our 2030 Goals. The environmental impact of our hotel operations significantly decreased in 2020 due to the pandemic-related reduction in system-wide occupancy, and we took additional steps to further reduce our environmental footprint through our continued commitment to energy and carbon management, water stewardship, waste reduction and responsible sourcing. This year, we leveraged our global presence to support our communities and populations particularly vulnerable to the effects of the pandemic, while also continuing to focus on promoting human rights and driving inclusive growth across our value chain.
As a business of people serving people, we lead with our culture and are fiercely committed to creating the world’s best workplace. We are committed to providing industry-leading benefits and people programs and creating meaningful personal and professional growth opportunities for our Team Members. This is how we strive to make Hilton a great place to work for all. We have been recognized consistently for our culture and, in 2020, Hilton was recognized as the #1 Best Company to Work for in the U.S. for the second year in a row.
Even as the pandemic affected our business and resulted in impacting thousands of Team Members, we leaned into our values to prioritize supporting all our Team Members during this difficult year, as highlighted below:
•Took steps to ensure the safety and wellbeing of our Team Members around the world, by implementing our CleanStay health and safety protocols, creating social distancing guidelines and signage, and providing personal protective equipment
•Continued to provide Hilton-sponsored healthcare coverage to eligible furloughed Team Members
•Created the Hilton Workforce Resource Center & Alumni Network, partnering with other companies to provide access to more than one million jobs, a custom website to connect Team Members to temporary and permanent job opportunities at organizations experiencing pandemic-related hiring surges
•Offered no-cost learning opportunities to furloughed Team Members through Hilton University, including professional certifications and personal development
•Activated Hilton’s Team Member Assistance Fund to support Team Members affected by the pandemic and other hardship
•Executed programs such as Hospitality Heroes Award and the CEO Light & Warmth Award to recognize Team Members’ extraordinary actions, resilience during the pandemic, and living our values and commitment to our recovery
•As long-overdue topics of social justice came to the fore, we remained focused on our ongoing commitment to build an inclusive workplace by supporting social justice partners, expanding our leadership diversity goals and broadening training that reinforces the importance of diversity, equity and inclusion. We launched our Courageous Conversations series to further internal dialog on topics such as gender and racial discrimination, allyship and equity
We were proud to be named the global industry leader on the Dow Jones Sustainability Indices for the second year in a row in 2020, demonstrating leadership across economic, social and environmental pillars. We were named one of the “World’s Most Ethical Companies” by The Ethisphere Institute for the third year in a row in 2020, and we were the only global hotel brand named to the 100 Best Corporate Citizens of 2020 List. We were also recognized with S&P Global’s SAM Gold Class Award for our industry-leading sustainability performance in 2020. In addition, our 2020 awards for our extraordinary workplace culture included: Great Place to Work Institute ("GPTW") & Fortune #1 Best Place to Work in the U.S., GPTW #3 World’s Best Workplace, GPTW & Fortune #1 Best Place to Work for Women in the U.S., #2 in the DiversityInc Top 50 Companies for Diversity and the Department of Defense Freedom Award.
We have described our environmental and social accomplishments for 2020 below, including our Human Capital Management ("HCM"). Our efforts are further described in our 2020 ESG Report (visit https://cr.hilton.com/our-reporting/) and in "Part I — Item 1. Business — Environmental, Social and Governance" of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.
Hilton PROXY STATEMENT              7

ENVIRONMENTAL, SOCIAL AND GOVERNANCE ("ESG")

OUR 2030 ENVIRONMENTAL & SOCIAL GOALS

We have committed to double our investment in social impact and cut our environmental footprint in half by 2030 through our Travel with Purpose program.

	Doubling Our Social Impact Investment		Cutting Our Environmental Footprint in Half
	In 2020, we:		Since 2008, we have reduced our impact in our managed estate:*
Partnered with American Express to donate up to 1M free room nights to frontline medical professionals	Donated $1M+ in support to COVID-19 relief efforts	Trained over 124,500 Team Members in anti-human trafficking

			Carbon emissions -56%	Energy -47%	Water -47%	Waste -73%

In 2020, the Hilton Effect Foundation awarded 23 Hilton Effect Grants to support community-based organizations playing a direct role in pandemic recovery efforts	*Improvement in these measures during the year ended December 31, 2020 is primarily attributable to the reduction in system-wide occupancy as a result of the pandemic, which included the complete or partial suspension of hotel operations at approximately 380 of our managed, owned and leased hotels

Our 2030 Goals are aligned to the United Nations Sustainable Development Goals	We have one of the largest ISO certified portfolios in the world, with all of our properties certified to ISO 9001, ISO 14001 and ISO 50001

REDUCE OUR ENVIRONMENTAL IMPACT

We are working to reduce our environmental impact across our value chain to preserve the planet for future generations.

Trained our hotels to conserve resources in times of low occupancy	Prepared and donated meals from surplus food through partnerships with organizations such as Open Kitchens	Began sourcing 100% renewable electricity for the majority of our managed hotels in the U.K.	Implemented sustainability standards for all Hilton meetings and events through our new EventReady program	Supported the re-launch of the Sustainable Hospitality Alliance

ADVANCE OUR SOCIAL IMPACT

We use our global network of more than 6,400 hotels to advance sustainable and inclusive growth.

Since 2017, our Team Members have volunteered more than 1.6M hours in our local communities	Awarded grants to nonprofits on the front lines of fighting for racial justice, including the NAACP and National Urban League	Provided more than $500,000 to team members in disaster relief and hardship support through our Team Member Assistance Fund	Supported 2,700 diverse-owned businesses through our award-winning Supplier Diversity Program	Joined with the Tent Partnership for Refugees and Human Rights Campaign to pledge to mentor LGBTQ+ refugees

8              PROXY STATEMENT Hilton

ENVIRONMENTAL, SOCIAL AND GOVERNANCE ("ESG")

HUMAN CAPITAL MANAGEMENT: CULTIVATE OUR PURPOSE-LED “FOR ALL” CULTURE

Thrive@Hilton, our Team Member Value Proposition, is our ecosystem of programs to enable all Team Members to grow and flourish in both their professional and personal lives. At Hilton, we know that when we take care of our Team Members they thrive and, in turn, create meaningful experiences for our guests and each other.

Development & Training:
Custom-curated experiences so that Team Members can learn, develop, lead and thrive
Invested in modernizing our approach to learning with our robust library of learning resources, to deliver content virtually throughout the pandemic

Diversity & Inclusion ("D&I"):
Continue to build a Diverse & Inclusive environment for All
Launched Courageous Conversation Series to bring about lasting change during an evolving social justice landscape

Compensation & Benefits:
Offer a range of innovative benefits and programs, from family-focused benefits, to our Employee Stock Purchase Plan, to Go Hilton, our discounted travel program for Team Members as well as their friends and family

Expanded Workplace Flexibility programs
Offer 8 Team Member Resource Groups and over 50 chapters across the world

Provided mental health digital toolkits to help with social isolation and destigmatize mental health needs
Revamped our annual Team Member Appreciation Week for a virtual setting, with record engagement

Team Members typically complete 40 hours of training on average per year
Our Inclusive and Respectful Workplace curriculum includes annual required training for all Team Members on unconscious bias, diversity and inclusion
Updated D&I Commitments for gender and ethnic diversity in our leadership ranks

GOVERNANCE HIGHLIGHTS

•Commitment to a diverse director and CEO candidate pool
•Board-level oversight of ESG matters
•Annual election of directors
•Lead independent director
•Single class of voting stock
•Majority voting standard for directors in uncontested elections
•Proxy access by-law
•Named one of the “World’s Most Ethical Companies” by The Ethisphere Institute

Board Diversity

RECOGNITION FOR OUR AWARD-WINNING ESG PROGRAMS

Named global industry leader on the Dow Jones Sustainability Indices for the second year in a row	100% Rating on the Corporate Equality Index for the seventh year in a row	Ranked #39 on the 100 Best Corporate Citizens of 2020 List by CR Magazine

Best Company to Work for in the U.S.		World’s Best Workplaces	Recognized as a GPTW in 20+ Countries and Best Workplaces in 2020:
Ranked #1	1st and only hospitality company to reach #1 for the second year in a row, and fifth year in a row on the top 100 list	Ranked #3 highest ranked hospitality company	Named World’s best for the 5th year in a row	#1 GPTW for Women in the U.S. #2 GPTW for Parents in the U.S.	7 #1 rankings – Argentina, Austria, China, Peru, Portugal, Turkey, U.S.
			•Diversity (#2) •Supplier Diversity (#1) •People with Disabilities (#4)	•Sponsorship (#7) •Employee Resource Groups (#5) •Mentoring (#8)	•Diversity Council (#4) •LGBT Employees •Philanthropy (#4) •Veterans (#13)

(1)Reflects the gender and ethnic diversity of our non-management directors; including the CEO, this figure is 50%.
Hilton PROXY STATEMENT              9

ENVIRONMENTAL, SOCIAL AND GOVERNANCE ("ESG")
BOARD MATTERS, DIRECTOR INDEPENDENCE AND INDEPENDENCE DETERMINATIONS
Our Board manages or directs our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board and three standing committees: the Audit Committee; the Compensation Committee; and the Nominating & ESG Committee. Our Board has a majority of independent directors, and all of our Board’s committees are fully independent.
We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. In addition to the governance highlights noted above, other features of our corporate governance include:
•Regular executive sessions of independent directors;
•Regular and robust Board and committee evaluations led by our lead independent director;
•Active Board engagement in succession planning for executives and directors;
•No stockholder rights plan; and if our Board were ever to adopt a stockholder rights plan in the future without prior stockholder approval, we would either submit the plan to stockholders for ratification or cause the rights plan to expire within one year; and
•A range of other corporate governance best practices, including limits on the number of directorships held by our directors to prevent “overboarding,” stock ownership guidelines for our executives and directors, a robust director education program, rotation of committee members, a commitment to Board refreshment and diversity, and an extensive director nominee selection process.
Under our Corporate Governance Guidelines and rules of the New York Stock Exchange (“NYSE”), a director is not independent unless the Board affirmatively determines that they do not have a direct or indirect material relationship with us or any of our subsidiaries. In addition, the director must meet the bright-line tests for independence set forth by the NYSE rules.
Our Corporate Governance Guidelines define independence in accordance with the independence definition in the current NYSE corporate governance rules for listed companies. Our Corporate Governance Guidelines require the Board to review the independence of all directors at least annually.
In the event a director has a relationship with the Company that is relevant to their independence and is not addressed by the objective tests set forth in the NYSE independence definition, the Board will determine, considering all relevant facts and circumstances, whether that relationship is material.
Our Board has affirmatively determined that each of Ms. Begley, Mr. Carr, Ms. Healey, Mr. Mabus, Ms. McHale, Mr. Schreiber, Ms. Smith and Mr. Steenland is independent under the guidelines for director independence set forth in our Corporate Governance Guidelines and under all applicable NYSE guidelines, including with respect to committee membership. Our Board also has determined that each of Ms. Begley, Mr. Mabus and Mr. Steenland is “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
In making its independence determinations, the Board considered and reviewed all information known to it (including information identified through annual directors’ questionnaires).
BOARD STRUCTURE
Our Board of Directors is led by Mr. Steenland, our lead independent director, and Mr. Gray, our Non-Executive Chair. The Chief Executive Officer position is separate from the Chair position. Although we believe that the separation of the Chair and Chief Executive Officer positions is appropriate corporate governance for us at this time, our Board believes that the Company and stockholders are best served by maintaining flexibility to determine whether and when the Chair and CEO positions should be separate or combined to provide the appropriate leadership. Responsibilities of our lead independent director include serving as a liaison between the Chief Executive Officer and independent and non-management directors, advising as to the scope and production of Board materials, managing our Board’s self-evaluation process, providing input on meeting agendas, chairing executive sessions of independent directors, monitoring communications between stockholders and our Board, and consulting on corporate governance matters. Our Board appointed a new Nominating & ESG Committee Chair in November 2017 and new Audit and Compensation Committee Chairs in 2018 as part of a practice to refresh committee leadership from time to time.
10              PROXY STATEMENT Hilton

ENVIRONMENTAL, SOCIAL AND GOVERNANCE ("ESG")
BOARD COMMITTEES AND MEETINGS
The following table summarizes the current membership of each of the Board’s standing committees.

Name	Audit Committee	Compensation Committee	Nominating & ESG Committee
Christopher J. Nassetta
Jonathan D. Gray
Charlene T. Begley	Chair		X
Chris Carr			X
Melanie L. Healey		X
Raymond E. Mabus, Jr.	X
Judith A. McHale		Chair
John G. Schreiber		X
Elizabeth A. Smith			Chair
Douglas M. Steenland	X	X
We expect all directors to attend all meetings of the Board, meetings of the committees of which they are members and the annual meeting of stockholders. During the year ended December 31, 2020, the Board held ten meetings, the Audit Committee held eight meetings, the Compensation Committee held five meetings and the Nominating & ESG Committee held four meetings. In 2020, each of our director nominees attended all of the meetings of the Board and committees on which they served as a member. We expect all directors to attend any meeting of stockholders. All of our directors attended the 2020 Annual Meeting of Stockholders.
COMMITTEE MEMBERSHIP
AUDIT COMMITTEE
All members of the Audit Committee have been determined to be “independent,” as defined by our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors generally and audit committees in particular. Our Board also has determined that each of the members of the Audit Committee is “financially literate” within the meaning of the listing standards of the NYSE. In addition, our Board has determined that each of Ms. Begley and Mr. Steenland qualifies as an audit committee financial expert as defined by applicable SEC regulations.
The duties and responsibilities of the Audit Committee are set forth in its charter, which may be found at www.ir.hilton.com under Investors: Corporate Governance: Governance Documents: Audit Committee Charter, and include among others:
•Assisting the Board with its oversight of our accounting and financial reporting process and financial statement audits;
•Assisting the Board with its oversight of our disclosure controls procedures and our internal control over financial reporting;
•Assessing the independent registered public accounting firm’s qualifications and independence;
•Engaging the independent registered public accounting firm;
•Overseeing the performance of our internal audit function and independent registered public accounting firm;
•Assisting with our compliance with legal and regulatory requirements in connection with the foregoing;
•Overseeing our exposure to risk, including, but not limited to, data privacy and security, business continuity and operational risks;
•Reviewing related party transactions; and
•Overseeing compliance with our Code of Conduct.
With respect to our reporting and disclosure matters, the responsibilities and duties of the Audit Committee include reviewing and discussing with management and the independent registered public accounting firm our annual audited financial statements and quarterly financial statements prior to inclusion in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q or other public filings in accordance with applicable rules and regulations of the SEC.
On behalf of the Board, the Audit Committee plays a key role in the oversight of our risk management policies and procedures. See “Oversight of Risk Management” below.
COMPENSATION COMMITTEE
All members of the Compensation Committee have been determined to be “independent” as defined by our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors generally, and compensation committees in particular. In addition, all members qualify as “non-employee directors” for purposes of Rule 16b-3 of the Exchange Act and as “outside directors” for purposes of Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).
Hilton PROXY STATEMENT              11

ENVIRONMENTAL, SOCIAL AND GOVERNANCE ("ESG")
The duties and responsibilities of the Compensation Committee are set forth in its charter, which may be found at www.ir.hilton.com under Investors: Corporate Governance: Governance Documents: Compensation Committee Charter, and include among others:
•Establishing, maintaining and administering compensation and benefit policies designed to attract, motivate and retain personnel with the requisite skills and abilities to contribute to our long-term success;
•Overseeing the goals, objectives and compensation of our President and Chief Executive Officer, including evaluating the performance of the President and Chief Executive Officer in light of those goals;
•Overseeing the goals, objectives and compensation of our other executives and directors;
•Assisting with our compliance with the compensation rules, regulations and guidelines promulgated by the NYSE, the SEC and pursuant to other laws, as applicable; and
•Issuing a report on executive compensation for inclusion in our annual proxy statement and annual report.
With respect to our reporting and disclosure matters, the responsibilities and duties of the Compensation Committee include overseeing the preparation of the Compensation Discussion and Analysis for inclusion in our annual proxy statement and Annual Report on Form 10-K in accordance with applicable rules and regulations of the SEC. The charter of the Compensation Committee permits the committee to delegate any or all of its authority to one or more subcommittees and to delegate to one or more of our officers the authority to make awards to employees other than any Section 16 officer under our incentive compensation or other equity-based plan, subject to compliance with the plan and the laws of our state of jurisdiction.
The Compensation Committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable. In accordance with this authority, the Compensation Committee has engaged the services of Exequity LLP (“Exequity”) as its independent outside compensation consultant since 2012. All executive compensation services provided by Exequity were conducted under the direction or authority of the Compensation Committee, and all work performed by Exequity was pre-approved by the Compensation Committee. Neither Exequity nor any of its affiliates maintains any other direct or indirect business relationships with us or any of our subsidiaries. The Compensation Committee evaluated whether any work provided by Exequity raised any conflict of interest for services performed during 2020 and determined that it did not.
As requested by the Compensation Committee, in 2020, Exequity’s services to the Compensation Committee included, among other things, providing perspective on current trends and developments in executive and director compensation, as well as analysis of benchmarking data and confirmation of our peer group composition.
NOMINATING & ESG COMMITTEE
All members of the Nominating & ESG Committee have been determined to be “independent” as defined by our Corporate Governance Guidelines and the NYSE listing standards.
The duties and responsibilities of the Nominating & ESG Committee are set forth in its charter, which may be found at www.ir.hilton.com under Investors: Corporate Governance: Governance Documents: Nominating & ESG Committee Charter, and include among others:
•Advising the Board concerning the appropriate composition and qualifications of the Board and its committees, and its leadership structure;
•Identifying individuals qualified to become Board members;
•Recommending to the Board the persons to be nominated by the Board for election as directors at any meeting of stockholders;
•Recommending to the Board the members of the Board to serve on the various committees;
•Developing and recommending to the Board a set of corporate governance guidelines and assisting the Board in complying with them;
•Reviewing and assessing the Company’s corporate responsibility strategy, practices and policies and making recommendations to the Board on those matters; and
•Overseeing the evaluation of the Board and the Board’s committees.
OVERSIGHT OF RISK MANAGEMENT
The Board of Directors has overall responsibility for risk oversight, including, as part of regular Board and committee meetings, general oversight of executives’ management of risks relevant to the Company. A fundamental part of risk oversight is not only understanding the material risks a company faces and the steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the Board of Directors in reviewing our business strategy is an integral aspect of the Board’s assessment of management’s tolerance for risk and its determination of what constitutes an appropriate level of risk for the Company. The Board also actively engages in succession planning for its members as well as for our most senior executives. While the full Board has overall responsibility for risk oversight, it is supported in this function by its Audit Committee, Compensation Committee and Nominating & ESG Committee. Each of the committees regularly reports to the Board.
The Audit Committee assists the Board in fulfilling its risk oversight responsibilities by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls, our compliance with legal and regulatory requirements and our enterprise risk management program. Through its regular meetings with
12              PROXY STATEMENT Hilton

ENVIRONMENTAL, SOCIAL AND GOVERNANCE ("ESG")
management, including the finance, legal, internal audit, tax, compliance, and information technology functions, the Audit Committee reviews and discusses all significant areas of our business and summarizes for the Board all areas of risk and the appropriate mitigating factors. The Audit Committee assists the Board in monitoring cybersecurity risk by receiving reports at least four times per year from our information technology team that cover, among other things, our information security framework, threat assessment, response readiness and training efforts. The Audit Committee also receives updates on the Company's insurance coverage, including the Company's cybersecurity insurance coverage. The Compensation Committee assists the Board by overseeing and evaluating risks related to the Company’s compensation structure and compensation programs, including the formulation, administration and regulatory compliance with respect to compensation matters, and coordinating, along with the Board’s Chair, succession planning discussions. The Nominating & ESG Committee assists the Board by overseeing and evaluating programs and risks associated with Board organization, membership and structure, corporate governance and corporate responsibility. In addition, our Board receives periodic detailed operating performance reviews from management and the Board and its committees receive updates on specific topics or developments that affect the Company overall or a particular aspect of the Company's business. Our chief risk officer updates the Audit Committee on a quarterly basis and the full Board on an annual basis and as needed.
EXECUTIVE SESSIONS
Executive sessions, which are meetings of the non-management members of the Board, are regularly scheduled throughout the year. In addition, at least once a year, the independent directors meet in a private session that excludes management. Our lead independent director presides at these sessions.
BOARD AND COMMITTEE EVALUATIONS
In accordance with our Corporate Governance Guidelines and NYSE rules, and as a matter of effective corporate governance, the Board and its committees conduct annual self-evaluations. The Nominating & ESG Committee regularly evaluates the self-assessment process to keep current with best practices and refresh the process as necessary. In connection with our most recent self-evaluation, each of our directors completed a written questionnaire and had a one-on-one discussion with the lead independent director. The self-assessment process produces constructive feedback aimed at improving the performance and contribution of the Board, each committee and each director.
COMMITTEE CHARTERS AND CORPORATE GOVERNANCE GUIDELINES
Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe the Board’s views on a wide range of governance topics. These Corporate Governance Guidelines and committee charters are reviewed from time to time by the Nominating & ESG Committee and, to the extent deemed appropriate in light of emerging practices such as ESG matters, revised accordingly, upon recommendation to and approval by the Board.
Our Corporate Governance Guidelines, our Audit, Compensation and Nominating & ESG Committee charters and other corporate governance information are available on the Corporate Governance page of the Investors section on our website at www.ir.hilton.com. Any stockholder also may request them in print, without charge, by contacting the Office of the Corporate Secretary at Hilton Worldwide Holdings Inc., 7930 Jones Branch Drive, Suite 1100, McLean, Virginia 22102.
CODE OF CONDUCT AND ETHICS AND COMPLIANCE
We maintain a Code of Conduct that is applicable to all of our directors, officers and employees, including our Chair, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and other senior financial officers. The Code of Conduct sets forth our policies and expectations on a number of topics, including conflicts of interest, compliance with laws, human rights, use of our assets and business conduct and fair dealing. The Code of Conduct establishes a set of global business principles, with our compliance organization, training, risk management and monitoring activities tailored to address unique risks by geography, business line, function and level. We also have a robust set of compliance policies that address risk areas such as corruption, trade sanctions, insider trading, confidential information, antitrust and escalation of concerns. Our annual training calendar includes mandatory training and supplemental training that is supported by company-wide awareness campaigns highlighting Hilton-specific risks and scenarios. We also use passive communication channels, including electronic bulletin board screens in the employee break room areas of our hotels and internal newsletters, including a publication that highlights real Hilton Compliance Hotline matters and their resolutions. Our legal compliance team administers a third-party risk management program so that we understand the qualifications, reputation and associations of third parties with whom we transact, particularly third parties who interface with government officials and third parties who act in Hilton’s name, such as owners of our hotels.
The Code of Conduct also satisfies the requirements for a code of ethics, as defined by Item 406 of Regulation S-K promulgated by the SEC. We will, if required, disclose within four business days any substantive changes in or waivers of the Code of Conduct granted to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website as set forth above rather than by filing a Form 8-K. In the case of a waiver for an executive officer or a director, the required disclosure also will be made available on our website within four business days of the date of such waiver.
The Code of Conduct may be found on our website at www.ir.hilton.com under Investors: Corporate Governance: Governance Documents: Code of Conduct.
Hilton PROXY STATEMENT              13

ENVIRONMENTAL, SOCIAL AND GOVERNANCE ("ESG")
DIRECTOR NOMINATION PROCESS
The Nominating & ESG Committee weighs the characteristics, experience, independence and skills of potential candidates for election to the Board and recommends nominees for director to the Board for election. In considering candidates for the Board, the Nominating & ESG Committee also assesses the size, composition and combined expertise of the Board. As the application of these factors involves the exercise of judgment, the Nominating & ESG Committee does not have a standard set of fixed qualifications that is applicable to all director candidates. At a minimum, the Nominating & ESG Committee assesses each candidate’s strength of character, judgment, industry knowledge or experience, their ability to work collegially with the other members of the Board and their ability to satisfy any applicable legal requirements or listing standards. The Company values diversity on an organizational basis and seeks to achieve a mix of Board members that represent a diversity of background and experience, including with respect to age, gender, race, ethnicity and occupation. Although the Board does not establish specific goals with respect to diversity, the Company’s Corporate Governance Guidelines provide that any pool of potential new directors will include diverse candidates. The Nominating & ESG Committee implements that policy and assesses its effectiveness by examining the diversity of all the directors on the Board when it selects director nominees. The Board is currently 40% gender diverse and 10% ethnically diverse.
In identifying prospective director candidates, the Nominating & ESG Committee may seek referrals from other members of the Board, management, stockholders and other sources, including third-party recommendations. The Nominating & ESG Committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company. During 2020, after working with an independent search firm to identify potential candidates, the Nominating & ESG Committee recommended, and the Board appointed, Mr. Carr to serve on our Board. The Nominating & ESG Committee uses the same criteria for evaluating candidates regardless of the source of the referral or recommendation. When considering director candidates, the Nominating & ESG Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness.
In connection with its annual recommendation of a slate of nominees, the Nominating & ESG Committee also may assess the contributions of those directors recommended for re-election in the context of the Board evaluation process and other perceived needs of the Board. When considering whether the directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focused primarily on the information discussed in each Board member’s biographical information set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. This process resulted in the Board’s nomination of the incumbent directors named in this Proxy Statement and proposed for election by you at the upcoming Annual Meeting.
The Nominating & ESG Committee will consider director candidates nominated by stockholders. Our by-laws allow a single stockholder, or group of up to 20 stockholders, owning 3% or more of our outstanding common stock continuously for at least three years as of the date of nomination to nominate and include in our proxy statement director nominees constituting up to the greater of two individuals and 20% of the number of directors then serving, provided the stockholder(s) and the nominee(s) satisfy the requirements specified in our by-laws, including that notice of a nomination be provided to our Secretary at the address below not less than 120 days nor more than 150 days prior to the first anniversary of the preceding year’s annual meeting. A non-proxy access director nomination must notify our Secretary in writing not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Any nomination submitted to our Secretary should be in writing, satisfy the requirements contained in our by-laws, and include any necessary supporting material in support of the nomination, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected. The address to submit a nomination is: Office of the Corporate Secretary, Hilton Worldwide Holdings Inc., 7930 Jones Branch Drive, Suite 1100, McLean, Virginia 22102. All nominations received by our Secretary that satisfy our by-law requirements relating to director nominations will be presented to the Nominating & ESG Committee for consideration. Stockholders also must satisfy the notification, timeliness, consent and information requirements set forth above and in our by-laws. These requirements also are described under the caption “Stockholder Proposals for the 2022 Annual Meeting.”
COMMUNICATIONS WITH THE BOARD
As described in the Corporate Governance Guidelines, stockholders and other interested parties who wish to communicate with a member or members of the Board, including the Chairperson of the Audit, Compensation or Nominating & ESG Committees, or to the non-management or independent directors as a group, may do so by addressing such communications or concerns to the Office of the Corporate Secretary, 7930 Jones Branch Drive, Suite 1100, McLean, Virginia 22102, who will forward such communication to the appropriate party.
14              PROXY STATEMENT Hilton

COMPENSATION OF DIRECTORS
We use a combination of cash and equity-based compensation to attract and retain qualified candidates to serve on our Board. Our employee director received no compensation for serving on the Board during 2020.
ANNUAL COMPENSATION PROGRAM
Each non-employee director was entitled to annual compensation for the period from our 2020 annual meeting until our 2021 annual meeting, as shown in the table below.

Pay Element	Retainer Amount(1)
Board Service
Annual Equity Award		$170,000
Annual Cash Retainer		$100,000

Lead Independent Director		$75,000

Committee Service	Chair	Member
Audit Committee	$30,000	$15,000
Compensation Committee	$25,000	$10,000
Nominating & ESG Committee	$20,000	$10,000
(1)Cash compensation is payable on a semi-annual basis.
All of our directors are reimbursed for reasonable travel and related expenses associated with attendance at Board or committee meetings. In addition, all of our non-employee directors are eligible to participate in our travel perquisite program, which provides for Company-paid rooms, food and beverage and on-site services for non-employee directors and executive officers, and their accompanying family members, while on personal travel at Company-branded hotels. For additional details on our travel perquisite program, see “Other Benefits and Perquisites” in the CD&A. Non-employee directors who retire from the Board with at least seven years of service are currently eligible for reimbursement for rooms, food and beverage and on-site services at Company-branded hotels for up to 30 nights annually (subject to a specified cap, which is currently $20,000), concierge services, access to our team member discount program and lifetime Diamond status in our Hilton Honors guest loyalty program. Currently, there are no former directors who are eligible for this retiree benefit and this benefit may be amended or discontinued at any time.
Equity awards are granted to our non-employee directors annually upon his or her election or reelection at our annual meeting of stockholders. The 2020 annual equity award was $170,000 and delivered in the form of deferred share units (“DSUs”), where the number of DSUs awarded is equal to $170,000 divided by the closing price of our common stock on the grant date. The equity currently held by our directors was awarded under the Hilton 2017 Omnibus Incentive Plan (the “2017 Incentive Plan”) and, prior to its adoption, the Hilton Worldwide Holdings Inc. 2013 Omnibus Incentive Plan (the “2013 Incentive Plan” and, together with the 2017 Incentive Plan, the “Incentive Plans”) and the material terms thereof are outlined in the table below.

Annual Equity	Vesting	Dividend Equivalents	Termination or Change in Control
DSUs Granted annually since 2015	Fully vested at the time of grant and settle in shares of common stock upon the earlier of termination of service for any reason or a change in control	Accrue in the form of additional DSUs in an amount equal to the fair market value of any dividend payments as of the dividend payment dates, payable at settlement	Immediately settle
SPECIAL COMMITTEE
In addition to the three above-referenced standing Board committees, the Board established a special committee in 2019 to review transactional matters related to a license agreement. The members of the special committee were Ms. Begley, Ms. Healey, Mr. Mabus and Ms. Smith. Each member earned a $10,000 cash retainer plus a $500 cash payment for each meeting attended or workday spent addressing these transactions. The special committee met twice during 2020. All members of the special committee attended both meetings.
Hilton PROXY STATEMENT              15

COMPENSATION OF DIRECTORS
STOCK OWNERSHIP POLICY
We have a stock ownership policy for our non-employee directors. Each of our non-employee directors is required to own our stock in an amount equal to five times his or her regular annual cash retainer. Each non-employee director, other than the director appointed to the Board in 2020, currently satisfies the stock ownership requirement. For purposes of this requirement, a director’s holdings include shares held directly or indirectly, individually or jointly, shares underlying vested options and shares held under a deferral or similar plan. Non-employee directors are expected to meet this ownership requirement within five years from the later of: (1) December 11, 2013 and (2) the date they first become subject to the stock ownership policy.
DIRECTOR COMPENSATION FOR 2020
The table below sets forth information regarding non-employee director compensation for the fiscal year that ended December 31, 2020.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Charlene T. Begley	$151,000	$169,934	—	$320,934
Chris Carr(4)	$26,304	$127,422	—	$153,726
Jonathan D. Gray(5)	$85,681	$169,934	—	$255,615
Melanie L. Healey	$121,000	$169,934	—	$290,934
Raymond E. Mabus, Jr.	$126,000	$169,934	$15,269	$311,203
Judith A. McHale	$125,000	$169,934	—	$294,934
John G. Schreiber	$110,000	$169,934	—	$279,934
Elizabeth A. Smith	$131,000	$169,934	—	$300,934
Douglas M. Steenland	$200,000	$169,934	—	$369,934
(1)Reflects amounts paid in accordance with our semi-annual pay cycle.
(2)Represents the grant date fair value of DSUs computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, without taking into account estimated forfeitures, based on the closing price on the NYSE of our common stock on the grant date. Each eligible non-employee director (other than Mr. Carr) was granted 1,973 DSUs on June 9, 2020, representing the director’s annual equity award for the annual period from the 2020 annual meeting to the 2021 annual meeting. On August 26, 2020, after commencing service on the Board, Mr. Carr was granted 1,468 DSUs. In accordance with the SEC’s rules, any dividend equivalents that accrued on the directors’ DSU awards are not reported above because dividends were factored into the grant date fair value of these awards.
For details regarding the directors’ beneficial ownership of equity securities, including their outstanding DSUs, see “Ownership of Securities."
(3)Reflects all Company-paid expenses incurred at Company-branded hotels while on personal travel under our travel perquisite program. For each stay, we included the full nightly room rate charged by the hotel, associated room taxes and fees, parking, food and beverage charges and other on-site services.
(4)Mr. Carr was appointed to the Board in August 2020. The Board approved a prorated compensation package for his service.
(5)Mr. Gray began to receive the same compensation as our other non-employee directors effective January 1, 2020.
16              PROXY STATEMENT Hilton

EXECUTIVE OFFICERS OF THE COMPANY
Set forth below is certain information regarding each of our current executive officers as of February 28, 2021, other than Mr. Nassetta, whose biographical information is presented under “Nominees for Election to the Board of Directors in 2021.”

Kristin A. Campbell

Kristin A. Campbell, 59, is our Executive Vice President, General Counsel and Chief ESG Officer. She joined Hilton in June 2011 and leads the Company’s global legal, compliance, government affairs and corporate responsibility functions. At Hilton, Ms. Campbell is responsible for board work and corporate governance, regulatory compliance, M&A, commercial transactions, litigation, labor, and employment, in both the U.S. domestic and international arenas. In addition to industry relations and policymaker engagement, she also oversees Hilton’s global environmental, social and corporate governance (ESG) efforts. Prior to joining Hilton, Ms. Campbell was Senior Vice President, General Counsel, and Corporate Secretary for Staples, Inc., an international office products company. Prior to joining Staples, Inc. in 1993, Ms. Campbell worked at law firms Goodwin Proctor and Rackemann, Sawyer & Brewster. Ms. Campbell is a member of the board of directors of Office Depot, Inc., a U.S. publicly traded business supply and technology services company, and is chair of its corporate governance and nominating committee and a member of its compensation committee. She has also served on the boards of various trade and non-profit organizations, including Vital Voices Global Partnership, and she is currently a member of the Advisory Board of New Perimeter. Ms. Campbell graduated summa cum laude from Arizona State University and received a J.D. from Cornell University Law School.

Laura Fuentes

Laura Fuentes, 45, was appointed as Executive Vice President and Chief Human Resources Officer in October 2020. She joined Hilton in 2013, and has led teams across Human Resources functions including Recruiting, Diversity & Inclusion, Learning & Leadership Development, Total Rewards, People Analytics & Strategy and HR Consulting. Most recently, she served as Chief Talent Officer. Prior to joining Hilton, Ms. Fuentes spent six years at Capital One Financial Corporation in various corporate strategy and Human Resources roles: leading workforce analytics, recruitment and compensation functions for the organization. Prior to Capital One, she worked at McKinsey & Company in their Madrid, New York and Washington D.C offices, where she served clients across financial services and non-profit sectors. Ms. Fuentes represents Hilton on the board of directors of MAKERS Women and also serves on the boards of directors of Make-a-Wish Mid-Atlantic and Arlington Free Clinic. Originally from Spain, she holds a B.S. from the University of Virginia, an M.S. in Structural Engineering from the University of Texas at Austin and an M.B.A. from Columbia University.

Kevin J. Jacobs
Kevin J. Jacobs, 48, is our Chief Financial Officer and President, Global Development, and leads the Company’s finance, real estate, development and architecture and construction functions globally. Mr. Jacobs joined the Company in 2008 as Senior Vice President, Corporate Strategy; was elected Treasurer in 2009; was appointed Executive Vice President and Chief of Staff in 2012; assumed the role of Chief Financial Officer in 2013; and added the role of President, Global Development in 2020. Prior to Hilton, Mr. Jacobs was Senior Vice President, Mergers & Acquisitions and Treasurer of Fairmont Raffles Hotels International. Prior to Fairmont Raffles, Mr. Jacobs spent seven years with Host Hotels and Resorts, Inc., ultimately serving as Vice President, Corporate Strategy & Investor Relations. Prior to Host, Mr. Jacobs had various roles in the Hospitality Consulting Practice of PricewaterhouseCoopers LLP and the Hospitality Valuation Group of Cushman & Wakefield, Inc. Mr. Jacobs is a member of the board of directors of Omega Healthcare Investors, Inc., a triple-net equity REIT that supports the goals of skilled nursing facility and assisted living facility operators with financing and capital. He also serves on the board of directors of Goodwill of Greater Washington, is a Trustee and member of the Executive Committee of the Federal City Council, is a member of the Cornell University Council and of the Dean’s Advisory Board of the Cornell University School of Hotel Administration, and is a member of the Executive Committee of the American Hotel & Lodging Association. He is a graduate of the Cornell University School of Hotel Administration.

Hilton PROXY STATEMENT              17

EXECUTIVE OFFICERS OF THE COMPANY

Matthew W. Schuyler

Matthew W. Schuyler, 55, is our Chief Brand and Communications Officer. He is responsible for positioning the Company’s portfolio of 18 world-class brands across all 6,400 properties globally. In this role, Mr. Schuyler’s focus is to deliver differentiated, consistent, high-quality brand experiences that delight customers and increase returns for owners. His organization includes Hilton's brand leadership and owner support functions, the Hilton Supply Management organization, and the global Communications function. Prior to this role, Mr. Schuyler served most recently as Chief Administrative Officer, and, previously, for 11 years as Chief Human Resources Officer, leading Hilton’s global human resources organization. In his 12 years at Hilton, Mr. Schuyler has driven Hilton’s position as one of the world’s best workplaces, delivering recognition including #1 rankings for the Company’s culture and diversity programs around the world. Mr. Schuyler’s executive experience extends across diverse industries including financial services, technology, and professional services. He has served as Chief Human Resources Officer for Capital One Financial Corporation, Senior Vice President of Human Resources with Cisco Systems, Inc. and as a Partner with PricewaterhouseCoopers in the Global Human Resources Group. He holds an M.B.A. from the University of Michigan and a B.S. in Business Administration from Penn State University. Mr. Schuyler serves as the Chair of the Board of Trustees of Penn State.

Christopher W. Silcock
Christopher W. Silcock, 49, has served as Executive Vice President and Chief Commercial Officer since September 2015 and oversees Pricing and Revenue Management, Sales, Marketing, Loyalty and Partnerships, Distribution, Data and Analytics and Technology. Mr. Silcock has more than 20 years of experience with Hilton and previously served as our Head of Sales and Revenue Management from September 2014 and Senior Vice President Revenue Management and Online from January 2013. Prior to that, he was Senior Vice President Revenue Management since March 2009. In addition to his time at Hilton, Mr. Silcock worked in a consulting capacity with several hospitality companies, including large international chains, as well as smaller operators and independent hotels across Europe. He currently serves as a member of the board for Groups360, an online marketplace for meetings. Mr. Silcock holds a B.S. in Computer Studies from the University of Essex and studied music prior to his hospitality career.
18              PROXY STATEMENT Hilton

PROPOSAL NO. 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected Ernst & Young LLP ("E&Y") to serve as our independent registered public accounting firm for 2021.
Although ratification is not required by our by-laws or otherwise, the Board is submitting the selection of E&Y to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm. If our stockholders fail to ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
Representatives of E&Y are expected to be present at the Annual Meeting. They also will have the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.
The shares represented by your proxy will be voted for the ratification of the selection of E&Y unless you specify otherwise.
AUDIT AND NON-AUDIT FEES
In connection with the audit of the 2020 financial statements and internal control over financial reporting, we entered into an agreement with E&Y, which sets forth the terms by which E&Y will perform audit services for the Company.
The following table presents fees billed for professional services rendered by E&Y for the audit of our financial statements for 2020 and 2019 and fees billed in those periods for other services rendered by E&Y:

	2020	2019
Audit fees:
Consolidated audit(1)	$5,369,565	$5,670,720
Statutory and subsidiary audits(2)	3,824,612	3,533,612
Total audit fees	9,194,177	9,204,332
Audit-related fees(3)	928,833	1,129,771
Tax fees(4)	1,363,101	2,178,602
All other fees(5)	79,000	—
Total audit and non-audit fees	$11,565,111	$12,512,705
(1)Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered by E&Y for the audit of the Company’s annual financial statements and internal control over financial reporting and the review of financial statements included in SEC filings, as well as procedures to provide consents and comfort letters related to SEC Registration Statements. The fees are for services that are normally provided by E&Y in connection with statutory or regulatory filings or engagements.
(2)Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered by E&Y that are reasonably related to the performance of audits related to subsidiaries and statutory reporting required for legal compliance for certain international subsidiaries or requirements of debt or other operating agreements.
(3)Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered by E&Y that are reasonably related to the performance of the Company’s audit. Specifically, these costs include fees for accounting and audit consultation, audits of employee benefit plans and other attest services.
(4)Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered by E&Y for tax compliance, tax advice and tax planning.
(5)Represents fees for ESG materiality assessment performed in 2020.
The Audit Committee considered whether providing the non-audit services shown in this table was compatible with maintaining E&Y’s independence and concluded that it was.
Consistent with SEC policies regarding auditor independence and the Audit Committee’s charter, the Audit Committee has responsibility for engaging, setting compensation for and reviewing the performance of the independent registered public accounting firm. In exercising this responsibility, the Audit Committee has adopted policies and procedures relating to the approval of all audit and permitted non-audit services provided by any independent registered public accounting firm prior to each engagement. At the beginning of each year, the Audit Committee approves fees proposed for audit and non-audit services expected to be provided during the year by E&Y. Within those pre-approved amounts, the Audit Committee approves spending attributable to specified classes of services. Any reallocation of or increase to the proposed amounts is approved by the Audit Committee. All services provided to the Company by E&Y for 2020 were approved by the Audit Committee in accordance with these pre-approval policies and procedures.
YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION
OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021.
Hilton PROXY STATEMENT              19

PROPOSAL NO. 3 —
NON-BINDING VOTE ON EXECUTIVE COMPENSATION
In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to stockholder vote to approve, in a non-binding, advisory vote, the compensation paid to our named executive officers as disclosed on pages 45 to 52, commonly referred to as the “say-on-pay” vote. While the results of the vote are non-binding and advisory in nature, the Compensation Committee and the Board intend to carefully consider the results of this vote.
The text of the resolution in respect of Proposal No. 3 is as follows:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion, is hereby APPROVED.”
In considering their vote, stockholders may wish to review with care the information on our compensation policies and decisions regarding the named executive officers presented in the Compensation Discussion and Analysis on pages 23 to 44, as well as the discussion regarding the Compensation Committee on pages 11 to 12.
YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.
20              PROXY STATEMENT Hilton

REPORT OF THE AUDIT COMMITTEE
The Audit Committee operates pursuant to a charter that is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this Proxy Statement under the discussion of “Environmental, Social & Governance ("ESG") — Committee Membership — Audit Committee.” Under the Audit Committee charter, management is responsible for the preparation, presentation and integrity of the Company’s financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.
In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements and internal control over financial reporting of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board and the SEC. In addition, the Audit Committee received the written disclosures and the letters from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.
Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC.
Submitted by the Audit Committee of the Company’s Board of Directors:
Charlene T. Begley, Chair
Raymond E. Mabus, Jr.
Douglas M. Steenland
Hilton PROXY STATEMENT              21

REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee (the “Committee”) has discussed and reviewed the following Compensation Discussion and Analysis with management. Based upon this review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.
Submitted by the Compensation Committee of the Board of Directors:
Judith A. McHale, Chair
Melanie L. Healey
John G. Schreiber
Douglas M. Steenland
22              PROXY STATEMENT Hilton

EXECUTIVE COMPENSATION –
COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
2020 BUSINESS & COMPANY
In 2020, as the COVID-19 pandemic (the “pandemic”) created unprecedented challenges for our industry, Hilton responded quickly and proactively to prioritize the safety and security of our guests, Team Members and owners, support our communities and stabilize our business. In addition, we took immediate steps to secure our liquidity position to help our business withstand the uncertain time. As we navigated the challenges presented by the pandemic, we focused on protecting our people, protecting our core business and driving our recovery, all of which support protection and creation of long-term value.

PROTECTING OUR PEOPLE

As a business of people serving people, we lead with our culture and are fiercely committed to creating the world’s best workplace. We are committed to providing industry-leading benefits and people programs and creating meaningful personal and professional growth opportunities for our Team Members. This is how we strive to make Hilton a great place to work for all. We have been recognized consistently for our culture and, in 2020, Hilton was recognized as the #1 Best Company to Work for in the U.S. for the second year in a row.
Even as the pandemic affected our business and resulted in impacting thousands of Team Members, we leaned into our values to prioritize supporting all our Team Members during this difficult year, as highlighted below:
•Took steps to ensure the safety and wellbeing of our Team Members around the world, by implementing our CleanStay health and safety protocols, creating social distancing guidelines and signage, and providing personal protective equipment
•Continued to provide Hilton-sponsored healthcare coverage to eligible furloughed Team Members
•Created the Hilton Workforce Resource Center & Alumni Network, partnering with other companies to provide access to more than one million jobs, a custom website to connect Team Members to temporary and permanent job opportunities at organizations experiencing pandemic-related hiring surges
•Offered no-cost learning opportunities to furloughed Team Members through Hilton University, including professional certifications and personal development
•Activated Hilton’s Team Member Assistance Fund to support Team Members affected by the pandemic and other hardship
•Executed programs such as Hospitality Heroes Award and the CEO Light & Warmth Award to recognize Team Members’ extraordinary actions, resilience during the pandemic, and living our values and commitment to our recovery
•As long-overdue topics of social justice came to the fore, we remained focused on our ongoing commitment to build an inclusive workplace by supporting social justice partners, expanding our leadership diversity goals and broadening training that reinforces the importance of diversity, equity and inclusion. We launched our Courageous Conversations series to further internal dialog on topics such as gender and racial discrimination, allyship and equity
In a year like no other in our 101-year history, we further cultivated our purpose-led “For All” culture and continued our commitment to our Team Members, as described below.

Thrive@Hilton, our Team Member Value Proposition, is our ecosystem of programs to enable all Team Members to grow and flourish in both their professional and personal lives. At Hilton, we know that when we take care of our Team Members they thrive and, in turn, create meaningful experiences for our guests and each other.

Development & Training:
Custom-curated experiences so that Team Members can learn, develop, lead and thrive
Invested in modernizing our approach to learning with our robust library of learning resources, to deliver content virtually throughout the pandemic

Diversity & Inclusion ("D&I"):
Continue to build a Diverse & Inclusive environment for All
Launched Courageous Conversation Series to bring about lasting change during an evolving social justice landscape

Compensation & Benefits:
Offer a range of innovative benefits and programs, from family-focused benefits, to our Employee Stock Purchase Plan, to Go Hilton, our discounted travel program for Team Members as well as their friends and family

Expanded Workplace Flexibility programs
Offer 8 Team Member Resource Groups and over 50 chapters across the world
Provided mental health digital toolkits to help with social isolation and destigmatize mental health needs
Revamped our annual Team Member Appreciation Week for a virtual setting, with record engagement

Our Inclusive and Respectful Workplace curriculum includes annual required training for all Team Members on unconscious bias, diversity and inclusion
Updated D&I Commitments for gender and ethnic diversity in our leadership ranks

Team Members typically complete 40 hours of training on average per year

Hilton PROXY STATEMENT              23

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

PROTECTING OUR CORE BUSINESS

We entered 2020 coming off of one of our strongest years yet, with a very strong balance sheet. When the realities of the pandemic hit our business shortly after the first quarter, we took immediate steps to stabilize our business, as described below:
•We immediately secured our liquidity position to help our business withstand the uncertain time. As a precautionary measure to preserve financial flexibility, we drew down on the remaining amount available under our credit facility, pre-sold Hilton Honors points to American Express and successfully executed a bond offering
•At the hotel level, we acted quickly at the beginning of the crisis to make decisions to help our owners respond, such as suspending hotel operations, temporarily suspending brand and operating standards and deferring capital expenditure requirements
•At the corporate level, the CEO chose to forgo his salary from April 2020 through the end of the year, we reduced executive salaries, eliminated nonessential expenses, including capital expenditures, and suspended share buybacks and dividends
•During the summer, we launched Hilton CleanStay and Hilton EventReady, which deliver a new standard of cleanliness and customer service to our properties worldwide, including for meetings and events
•We also found alternative uses for certain of our hotel properties, including partnering with American Express to donate up to one million hotel room nights for frontline medical professionals, and provided financial assistance to organizations helping those affected by the pandemic through our Hilton Effect Foundation

DRIVING OUR RECOVERY

Even in the face of incredible challenges, we developed industry-leading guest innovations, reached significant growth milestones and continued to positively impact communities around the world, as demonstrated below:
•Grew Hilton's development pipeline by 3% year-over-year (“YOY") to 397,000 rooms
•Achieved net unit growth of 5.1% YOY, adding 47,400 net rooms to Hilton’s system, with conversions representing nearly 20% of new rooms opened
•Organically reached our one million room milestone despite a global pandemic and kept dreams of traveling alive by opening exciting new properties around the world
•Implemented a number of programs through the crisis to help drive recovery, including the Essential Traveler and Frontline Thanks Program
•Listened to our customers and moved quickly to modify cancellation policies to provide the utmost flexibility to guests
•Continued to provide a contactless guest experience through our Hilton Honors app, enabling guests to personalize their experience with the ability to choose their rooms, check-in and out digitally and use their phones as digital keys. Digital Key has been installed at over 5,100 hotels and used to open more than 112 million doors worldwide
•Our flexibility and innovation drove a 9% YOY increase in membership in our award-winning guest loyalty program, Hilton Honors, ending the year with more than 112 million members. Honors members accounted for approximately 60% of our system-wide occupancy. We also announced enhancements that increase flexibility for members earning status faster with half the nights, extending status and extending points expiration
•Throughout 2020, we remained focused on our commitment to our ESG initiatives. We are proud to contribute to our communities and we are honored to be named the global industry leader on the Dow Jones Sustainability Indices for the second year in a row
•Implemented Hilton EventReady Hybrid Solutions in January 2021, an expanded set of resources to help event planners address the dramatic shift towards hybrid meetings as group business rebounds
We believe that satisfied customers will continue to provide strong overall hotel performance for us and our hotel owners and encourage further development, which further supports our growth and future financial performance. We believe that our existing portfolio and development pipeline, which will require minimal capital investment from us, positions us to further grow our business, allocate capital effectively and meet our customers’ demands and preferences in the future.

24              PROXY STATEMENT Hilton

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

CREATION OF LONG-TERM VALUE

Despite the significant impact of the pandemic on our industry, the actions the management team took throughout the year resulted in value creation for our stockholders. Our strong performance is reflected in our total stockholder return ("TSR"), which outperformed our peer group average over each of the last one, three and five-year periods, as illustrated below. Over the five-year period, our stockholders experienced a TSR of 163.2%, which translates to approximately $20 billion in stockholder value creation through stock appreciation and dividends (assuming reinvestment of dividends).
Stock Price Performance: 1- / 3- / 5-Year TSR for Hilton vs. Executive Compensation Peer Group Average
(1)1-year TSR measured from 12/31/19 to 12/31/20; 3-year TSR measured from 12/31/17 to 12/31/20; 5-year TSR measured from 12/31/15 to 12/31/20; assumes reinvestment of dividends. Our peer group is listed under "Executive Compensation Peer Group" below.
2020 EXECUTIVE COMPENSATION PROGRAM
Our overarching pay for performance philosophy and the elements of our compensation program for our Named Executive Officers (“NEOs”) remained consistent for 2020. The key elements of our program and performance measures are summarized below.

Pay Elements	Form	Performance Measures & Key Characteristics
Base Salary	Cash		•Provide a competitive fixed level of pay
Annual Cash Incentives Maximum Payout: 2x target	Cash	Financial CEO: 50% Other NEOs: 40%	•Annual Adjusted EBITDA(1)
Non-Financial CEO: 50% Other NEOs: 60%
•Specific goals for 2020 designed to focus our efforts on protecting our people, protecting our core business and driving our recovery, as described under “2020 Performance Objectives for Annual Cash Incentive Program” on page 33

Long-Term Incentives ("LTI")	Equity	Performance Share Units ("PSUs"): 50% Maximum Payout: 2x target
•Free Cash Flow ("FCF") per share, Adjusted EBITDA,(1) Net Unit Growth ("NUG") compound annual growth rate (“CAGR") and Revenue per Available Room ("RevPAR") Index Growth are our performance measures, as described under “Performance Goals for Modified 2019 & 2020 PSUs” on page 37
•Vest at the end of the performance period after 3 years

		Stock Options: 25%	•Vest ratably over 3 years
		Restricted Stock Units ("RSUs"): 25%	•Vest ratably over 2 years
(1)    Please see Annex A for additional information and a reconciliation of Adjusted EBITDA to a financial measure derived in accordance with GAAP.
A significant portion of the target compensation (annual base salary, target annual cash incentives and target LTI) for our NEOs is performance-based and at-risk. The majority of target compensation is delivered in the form of equity that vests over multiple years. For our CEO, nearly 85% of total target compensation is delivered in equity.

2020 CEO Target Compensation	2020 Other NEO Target Compensation (Average)

Hilton PROXY STATEMENT              25

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
2020 NEO COMPENSATION DECISIONS
Below is a summary of NEO compensation decisions, including those made in the normal course (at the beginning of the year in March 2020), which we have categorized as pre-pandemic, and modifications that were made in light of the impact of the pandemic.

Base Salary	Pre-Pandemic (March)	•No increase to CEO salary •For other NEOs, the median base salary increase was 3% in March 2020, as described under “Base Salary”
	In Response to Pandemic	•CEO chose to forgo his base salary for nine months beginning in April •The other NEOs’ base salaries were reduced by 50% for four months
Annual Cash Incentives	Pre-Pandemic (March)	•In March 2020, the Committee approved an annual cash incentive program that was based on a combination of financial and strategic non-financial objectives, similar to prior years
In Response to Pandemic
•In April 2020, due to the significant impact of the pandemic on our business, the Board re-evaluated the annual cash incentive program and determined that:
•The financial performance objective would not change in any way from the objective established in March 2020
•The non-financial objectives would be replaced with 2020 interim key strategic priorities (“KSPs”) designed to focus our efforts on protecting our people, protecting our core business and driving our recovery
•See “2020 Performance Objectives for Annual Cash Incentive Program” on page 33 for additional details
•The median annual cash incentive payout was 66% of target, which reflected a zero payout for the financial performance objective

LTI	Pre-Pandemic (March)	•In March 2020, the median LTI target increase was 5% after considering individual performance, external market data and internal pay equity •Awards were granted at target level
In Response to Pandemic
•By September 2020, due to the significant impact of the pandemic on our business, the unvested PSUs were all projected to pay out at zero in 2021, 2022 and 2023, after the end of their respective performance periods. Prior to the pandemic, the unvested 2018 and 2019 PSUs were projected to pay out at 200% and 138% of target, respectively. The projected zero payouts over three years impaired the awards’ ability to retain key talent and align our management team with the actions needed to drive our recovery. Therefore, the Committee modified the PSUs as described below and under “Overview of 2018, 2019 & 2020 PSU Modifications” on page 36

26              PROXY STATEMENT Hilton

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
PSU MODIFICATION SUMMARY
The Committee evaluated several options as they considered the impact of the pandemic on Hilton’s LTI program and determined to make adjustments to unvested PSU awards to ensure that our LTI metrics aligned with our path to recovery, re-established a future earning opportunity to promote retention and recognized our strong pre-pandemic performance, positioning Hilton to navigate the challenges presented by the pandemic. The PSU modifications applied to all eligible Senior Vice Presidents and above. The PSU modifications are illustrated below and additional detail about these modifications is described under “Overview of 2018, 2019 & 2020 PSU Modifications” on page 36.

PERFORMANCE YEAR
2018	2019	2020	2021	2022	DESCRIPTION OF MODIFICATIONS

•Certified performance at 200% for two-thirds of the performance period based on performance level achieved had the period ended 12/31/19
•Certified 0% for one-third of the performance period based on the 2020 performance level
•This resulted in a total payout of 133.33%

200%		0%

•Certified performance at 138% for one-third of the performance period based on performance level achieved had the period ended 12/31/19
•Established modified PSU metrics for the remaining two-thirds of the 2019 PSUs

	138%	PAYOUT BASED ON FUTURE PERFORMANCE

					•Established modified PSU metrics for 100% of the 2020 PSUs
		PAYOUT BASED ON FUTURE PERFORMANCE

ORIGINAL PERFORMANCE METRICS		MODIFIED PERFORMANCE METRICS

ORIGINAL PSU METRICS
•Adjusted EBITDA CAGR (50%)
•FCF per share CAGR (50%)
2018, 2019 and 2020 grants were projected to pay out at zero based on original performance metrics due to the impact of the pandemic

MODIFIED 2019 & 2020 PSU METRICS
•FCF per share (25%)
•Adjusted EBITDA (25%)
•NUG CAGR (25%)
•RevPAR Index Growth (25%)
Modified metrics represent key measures of our business in our current environment. See below for more detail on selection of each of these metrics

In making these PSU modifications, the Committee specifically intended to align our management team with stockholder impact and long-term interests. We have created significant value for our stockholders. For the period from December 31, 2017 through December 31, 2020, our stockholders experienced a TSR of 41.5%, which translates to more than $9 billion in stockholder value creation through stock appreciation and dividends (assuming reinvestment of dividends). The Committee believed it was important to recognize Hilton’s pre-pandemic outperformance because it positioned us to navigate and sustain the liquidity and operating challenges created by the pandemic – our strong balance sheet, high-quality development pipeline, loyal Hilton Honors member base and multi-year revenue growth helped us maintain financial flexibility throughout the crisis. The Committee also believed it was important for our management team, beyond the NEOs, to have long-term performance based equity awards that provided incentives aligned with our new operating environment and that would re-establish a forward-looking earning opportunity if the Company performs well against those measures. The recast PSU performance metrics that the Committee selected are reflective of our go-forward strategy around development goals, market share and financial performance. These metrics represent key financial performance indicators used by the Company and our stockholders to assess our recovery from the impact of the pandemic. If none of these modifications had been made, all unvested PSUs would have had no projected earning opportunity. Therefore, the Committee determined that the modifications would be in stockholders' best interests.
Hilton PROXY STATEMENT              27

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
SUMMARY COMPENSATION TABLE (“SCT”) IMPACT
As a result of the PSU modifications, the stock award values included in our SCT for 2020 reflect accounting modifications. As the chart below illustrates, if not for the PSU modifications, Mr. Nassetta’s SCT total pay for 2020 would have been $20.1 million, which represents a 6% decrease from 2019. The additional stock award values included for 2020 reflect the aggregate incremental fair value generated by the modification of previously granted awards. It is important to note that this incremental fair value does not reflect new grants to Mr. Nassetta. The incremental fair value represents accounting adjustments and additional details can be found on page 36.
2020 CEO Compensation – Summary of Changes
(in millions)

2020 SCT would have been $20.1 (YOY decrease of 6%) without required disclosure of $35.8M for PSU modification-related accounting adjustments (listed below)

$25.7M of 2020 SCT effectively double counts PSUs originally granted in 2018, 2019 and 2020. As a result of the pandemic, in 2020, these PSUs were determined to have a zero payout and their previously recorded compensation expense was fully reversed in 2020(1)(2)

$10.1M of 2020 SCT reflects stock price growth and pre-pandemic performance since initial grant, which drove 100% of the net increase.(2) The stock price growth since initial grant is listed below:
•30% growth for 2018 PSUs
•24% growth for 2019 PSUs
•10% growth for 2020 PSUs

(1)    Original PSUs grant values were based on the number of target shares granted and the closing stock price on each grant date (2018: $79.35; 2019: $83.10; and 2020: $93.33).
(2)    In December 2020, the outstanding PSUs were modified and the values of the modified awards were based on the number of target shares originally granted, the pre-pandemic performance certified by the Committee (at 200% for two-thirds of the 2018 PSUs and at 138% for one-third of the 2019 PSUs) and the closing stock price on the modification date ($102.95). As a result of the pre-pandemic performance certified above target and the increase of Hilton’s stock price, the respective values of the modified awards were higher than the values of the awards at the time of each original grant date.
28              PROXY STATEMENT Hilton

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
EXECUTIVE COMPENSATION FRAMEWORK
Our executive compensation framework provides an overview of how we make pay decisions. Our compensation philosophy guides our compensation program and how we set pay levels after considering the factors outlined below.

Overall Compensation Philosophy – Our goal is to provide programs that:
•Deliver competitive levels of compensation to attract, retain and motivate highly-qualified executives
•Foster a strong relationship between long-term stockholder value and executive compensation by having a significant portion of compensation composed of LTI awards
•Emphasize performance-based compensation contingent upon achieving financial, business area and HCM performance goals
•Promote the Company’s core values of Hospitality, Integrity, Leadership, Teamwork, Ownership and Now

Compensation Program Design – Our programs are designed to:
•Provide three main components, each designed to be consistent with our compensation philosophy: base salary, annual cash incentive and LTI awards
•Cultivate long-term value creation without taking unnecessary risks
•Combine both short- and long-term compensation to promote retention and foster our pay-for-performance environment
•Emphasize at-risk pay over fixed pay, yet create a positive work environment that rewards long-term achievements
•Motivate and reward for successfully executing our business strategies
•Avoid rigid categorical guidelines or formulas in setting the level and mix of compensation

Compensation Process – In reviewing and establishing pay levels, we consider the following factors annually or more frequently as circumstances merit:
•Compensation of executives serving in similar positions at peer companies
•Individual knowledge, experience and capabilities of the executives
•The executive’s scope of responsibility, authority and accountability
•The level of pay relative to the Company’s other executives (“internal equity”)

ROLES IN MAKING COMPENSATION DECISIONS
The Committee oversees our executive compensation program with the advice of its independent compensation consultant and support from the Company’s management team.

Compensation Committee
•With input from our Board and its independent compensation consultant, the Committee oversees and approves key aspects of executive compensation, including our CEO’s and other executive officers’ salaries, goals and payouts under the annual cash incentive plan, the size and structure of LTI awards and any executive perquisites or other benefits.
•In determining compensation for our NEOs, the Committee considers the factors outlined above and consults with its independent compensation consultant and the CEO (regarding the NEOs, other than himself). In determining compensation for the CEO, the Committee also reviews the CEO’s self-assessment of his performance against his Board-approved financial, business area and HCM objectives.
•In implementing the Company’s executive compensation program, the Committee takes into account the cyclical nature of the hospitality business, competitive market data and the alignment of the Company’s total pay opportunity and pay outcomes with performance.

Management
•The CEO and Chief Human Resources Officer work closely with the Committee in managing the executive compensation program and attend meetings of the Committee.
•The CEO makes recommendations to the Committee regarding compensation for executive officers other than himself.

Independent Compensation Consultant
•The Committee’s independent compensation consultant, Exequity, provides research, survey information and analysis, incentive design expertise and other analyses related to compensation levels and design. Exequity also updates the Committee on trends and developments related to executive compensation practices and provides its views to the Committee on best practices when evaluating executive pay programs and policies.
•In 2020, Exequity’s services to the Committee included, among other things, providing perspective on current trends and developments in executive and director compensation, analyzing benchmarking data and evaluating our peer group composition. It otherwise performed no other services for the Company. The Committee evaluated whether any of the work provided by Exequity during 2020 raised any conflict of interest and determined that it did not.

Hilton PROXY STATEMENT              29

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
SAY ON PAY VOTE
In 2020, the Committee considered the outcome of the stockholder advisory vote on 2019 executive compensation when making decisions relating to the compensation of our NEOs and our executive compensation program and policies. Our stockholders voted at our 2020 annual meeting, in a non-binding, advisory vote, on the 2019 compensation paid to our NEOs. Approximately 90% of the votes were cast in favor of the Company’s 2019 compensation decisions. After considering this level of support, the Committee decided that the Say on Pay vote result did not necessitate any substantive changes to our compensation program.
We consider the opinions expressed by stockholders through their votes, periodic meetings and other communications and believe that stockholder engagement leads to enhanced governance practices. We have a proactive investor outreach program, which includes meetings with the investment community and one-on-one meetings or meetings in small groups. We periodically engage investors to discuss specific matters of importance to stockholders. We value the perspective of our stockholders and will continue to seek their input on an ongoing basis.

30              PROXY STATEMENT Hilton

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

Our 2020 NEOs	Christopher J. Nassetta President & Chief Executive Officer	Kevin J. Jacobs Chief Financial Officer & President, Global Development	Matthew W. Schuyler EVP & Chief Brand & Communications Officer	Kristin A. Campbell EVP, General Counsel & Chief ESG Officer	Christopher W. Silcock EVP & Chief Commercial Officer	Ian R. Carter Former EVP & President, Global Development
EXECUTIVE COMPENSATION PROGRAM OVERVIEW & PAY FOR PERFORMANCE
Our overarching pay for performance philosophy and the elements of our executive compensation program remained consistent for 2020. We believe that to attract and retain senior executives, we must provide them with a competitive level of compensation that rewards their continued service. In structuring our executive compensation program, the Committee considered how each element of compensation promotes retention and motivates performance. In setting performance objectives, the Committee selected measures that would motivate and reward for successfully executing our business strategies. The key elements of our program and performance measures are summarized below.

Pay Elements	Form	Performance Measures & Key Characteristics
Base Salary	Cash		•Provide a competitive fixed level of pay
Annual Cash Incentives Maximum Payout: 2x target	Cash	Financial CEO: 50% Other NEOs: 40%	•Annual Adjusted EBITDA
Non-Financial CEO: 50% Other NEOs: 60%
•Specific goals for 2020 designed to focus our efforts on protecting our people, protecting our core business and driving our recovery, as described under “2020 Performance Objectives for Annual Cash Incentive Program” on page 33

LTI	Equity	PSUs: 50% Maximum Payout: 2x target
•FCF per share, Adjusted EBITDA, NUG CAGR and RevPAR Index Growth are our performance measures, as described under “Performance Goals for Modified 2019 & 2020 PSUs” on page 37
•Vest at the end of the performance period after 3 years

		Stock Options: 25%	•Vest ratably over 3 years
		RSUs: 25%	•Vest ratably over 2 years
A significant portion of the target compensation for our NEOs is performance-based and at-risk, as illustrated below.(1) We believe that performance-based compensation plays the most significant role in aligning management’s interests with those of our stockholders. Therefore, the majority of target compensation is delivered in the form of equity that vests over multiple years. For our CEO, nearly 85% of total target compensation is delivered in equity.

2020 CEO Target Compensation	2020 Other NEO Target Compensation (Average)

____________
(1)Reflects annualized 2020 base salary, target annual cash incentives and annual LTI granted in March 2020 at target level (i.e., does not reflect reductions to base salaries in light of the pandemic and annual cash incentives paying out below target; if these payments were taken into account, at-risk pay for the CEO would have been 98% and averaged 82% for the other NEOs).
Hilton PROXY STATEMENT              31

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
BASE SALARY
We believe it is important to provide a competitive fixed level of pay to attract and retain experienced and successful executives. In determining the amount of base salary that each NEO receives, we look to the executive’s current compensation, tenure, performance, any change in the executive’s position or responsibilities and the complexity and scope of the executive’s position as compared to those of other executives within the Company and in similar positions at companies in our peer group. The Committee reviews base salaries periodically and may adjust them from time to time pursuant to such review.
In March 2020, the Committee reviewed and set the base salaries as set forth in the table below, resulting in a median base salary increase of 3%. These increases were consistent with market practices and increases for our corporate Team Members. In April 2020, in response to the pandemic, the CEO chose to forgo his base salary for nine months and the other NEOs’ base salaries were reduced by 50% for four months.

Name	2019 Base Salary ($)	2020 Base Salary ($)	2019 to 2020 Increase (%)
Christopher J. Nassetta	$1,300,000	$1,300,000	—%
Kevin J. Jacobs	$850,000	$875,000	2.9%
Matthew W. Schuyler	$700,000	$725,000	3.6%
Kristin A. Campbell	$700,000	$721,000	3.0%
Christopher W. Silcock(1)	$579,764	$600,488	3.6%
Ian R. Carter	$815,000	$840,000	3.1%
(1)Mr. Silcock’s cash compensation is denominated and paid in British pounds (“GBP”). The amounts reported above were converted to U.S. dollars (“USD”) based on the average exchange rate for the year that ended December 31, 2020 of 1.28380.
ANNUAL CASH INCENTIVE PROGRAM
Our annual cash incentive program is designed to motivate executive officers to focus on strategic business results and initiatives and reward them for their results and achievements.
2020 TARGETS FOR ANNUAL CASH INCENTIVE PROGRAM
Each NEO’s target annual cash incentive opportunity is expressed as a percentage of their base salary in effect at the end of the performance period. Threshold, target and maximum annual incentive opportunities are approved annually by the Committee based on peer group benchmark data and the scope and impact the executive has on the Company’s overall results. For 2020, the Committee set the threshold, target and maximum payout levels as set forth in the table below.

Name	Threshold(1)	Target(1)	Maximum(1)
Christopher J. Nassetta	75%	150%	300%
Kevin J. Jacobs	50%	100%	200%
Matthew W. Schuyler	50%	100%	200%
Kristin A. Campbell	50%	100%	200%
Christopher W. Silcock	50%	100%	200%
Ian R. Carter	50%	100%	200%
(1)As a percentage of base salary.

32              PROXY STATEMENT Hilton

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
2020 PERFORMANCE OBJECTIVES FOR ANNUAL CASH INCENTIVE PROGRAM
Each NEO’s annual cash incentive award opportunity is based on pre-established performance objectives. At the beginning of each performance period, our CEO works with senior management to establish business priorities, which are then used to create the performance objectives. Each objective is given a specific weighting based on its scope, importance and strategic relevance. The Committee then reviews and approves the objectives recommended for each NEO.
As noted above, the Committee approved the annual cash incentive program in March 2020, prior to the full global onset of the pandemic. Shortly thereafter, the pandemic spread globally and had a significant impact on our business, which prompted a shift in the focus of our efforts due to the rapidly changing business circumstances. The Board re-evaluated the performance objectives in April 2020, as outlined in the table below.

EARLY MARCH 2020: NORMAL COURSE TARGET-SETTING PRE-PANDEMIC	APRIL 2020: IN RESPONSE TO PANDEMIC
FINANCIAL (Percentage of Total Incentive Award Opportunity: 50% for the CEO and 40% for the other NEOs)
100% Annual Adjusted EBITDA(1) Target: $2,457M	No change to Adjusted EBITDA metric or target
•Adjusted EBITDA is the key metric used to assess performance of our business over the short-term and is a common measure to compare our results across companies in the industry
•The Compensation Committee believed it was important to maintain this metric and the target set in March 2020, despite the expected impact of the pandemic on our business, because we believe it provides useful information to investors about the Company, our financial condition and the results of our operations

NON-FINANCIAL (Percentage of Total Incentive Award Opportunity: 50% for the CEO and 60% for the other NEOs)
In early March, the Committee established the following non-financial goals:
Business Area Performance Goals
•Christopher J. Nassetta: Ensuring performance of each business area against predetermined objectives, including HCM and budget goals, representing results across the Company
•Kevin J. Jacobs: Driving stockholder return through a disciplined approach to capital allocation, optimizing the balance sheet; maximizing value in our global hotel real estate portfolio; continuing to bolster financial controls
•Matthew W. Schuyler: Creating the best and most inclusive culture; attracting, developing and maintaining the best talent in the industry; driving innovation across Human Resources programs
•Kristin A. Campbell: Supporting key business area objectives across the organization to drive global growth; enhancing governance, compliance and privacy capabilities globally; driving legal process and efficiency improvements across the organization
•Christopher W. Silcock: Continuing to grow global market share; bolstering commercial, revenue management and enterprise-wide analytics capabilities; optimizing distribution through appropriate mix of direct and indirect channels
•Ian R. Carter: Driving system-wide net unit growth; expanding global footprint by filling strategic market gaps, expanding our luxury and resort portfolio and achieving our international growth strategy; driving retention through superior owner relations

HCM & Budget Goals
•Diversity: Achieving diversity targets
•Talent: Recruiting and actively developing the best talent in the industry through ongoing feedback and coaching, while identifying and differentiating investment in top talent and actively managing underperforming talent; achieving succession planning objectives to support talent movement and business continuity
•Leadership & Engagement: Fostering engagement, as calculated based on responses to questions in our annual global Team Member engagement survey on leadership, engagement and trust
•Budget: Demonstrating disciplined focus on budget and cost-management

As the impact of the pandemic became clear, new goals were established for all our NEOs in April to explicitly align incentives with the most critical priorities for our business. Our 2020 interim KSPs were designed to focus our efforts on protecting our people, protecting our core business and driving our recovery, as described below:
•Lead with our Culture:
•Supporting Team Members affected by the pandemic and developing optimal post-crisis organization structure
•Continuing progress towards creating the best and most inclusive culture, developing and maintaining the best talent in the industry and focusing on our diversity and inclusion commitments
•Amplifying Travel with Purpose, our ESG strategy, to position us and our hotels as community advocates
•Evolve our Customer Experience:
•Demonstrating flexibility and responsiveness to customer needs to build loyalty
•Continuing to expand the depth and breadth of co-brand relationships
•Implementing new standards of cleanliness and guest experience to provide reassurance to travelers and to make Hilton their first choice
•Enhance our Network Effect:
•Driving system-wide net unit growth and conversion opportunities, to further grow our network and capture a disproportionate share of demand as travel resumes
•Maximize our Performance:
•Creating and executing a commercial plan for recovery
•Maximizing balance sheet, liquidity and free cash flow
•Demonstrating flexibility and responsiveness to owners’ needs to build loyalty

(1)    The financial performance measure was based solely on Adjusted EBITDA, which is calculated as set forth in "Part II — Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. See Annex A for additional information and a reconciliation of Adjusted EBITDA to a financial measure derived in accordance with GAAP.
Hilton PROXY STATEMENT              33

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
2020 PERFORMANCE RESULTS FOR ANNUAL CASH INCENTIVE PROGRAM
After the end of the performance period, each goal was assessed and rated based on the level of achievement. The Finance and HR departments reviewed performance results against the predetermined objectives with the CEO. The CEO then reviewed these results with the Committee and recommended payout amounts under the annual cash incentive plan for each of the NEOs, other than himself.
FINANCIAL PERFORMANCE MEASURE RESULTS
For 2020, we did not achieve threshold performance for the financial performance objective. Therefore, there was no payout for financial performance, as illustrated below.

Financial Performance Measure	Target Goal (in millions)	Actual Achievement (in millions)	Actual Achievement as a Percentage of Target Goal(2) (%)	Actual Achievement as a Percentage of Target Payout (%)
Adjusted EBITDA(1)	$2,457	$842	34%	0%
(1)The financial performance measure was based solely on Adjusted EBITDA, which is calculated as set forth in "Part II — Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. See Annex A for additional information and a reconciliation of Adjusted EBITDA to a financial measure derived in accordance with GAAP.
(2)To receive a payout, actual performance must exceed the threshold performance goal. NEOs were eligible to receive a threshold payout percentage, defined as 50% of the target award, if actual achievement was 90% of the target financial goal and were eligible to receive the maximum payout percentage, defined as 200% of the target award, if actual achievement met or exceeded 110% of the target financial goal. For actual performance between the specified threshold, target and maximum levels, the resulting payout percentage would have been adjusted on a linear basis.
NON-FINANCIAL PERFORMANCE MEASURE RESULTS
The Committee evaluated each NEO's achievement towards our 2020 interim KSPs, which were designed to focus our efforts on protecting our people, protecting our core business and driving our recovery (as described in the “2020 Performance Objectives for Annual Cash Incentive Program” section). Their achievements are described in the "2020 Business & Company" section. The Committee determined that the management team collectively and successfully navigated a challenging environment, acting quickly and pro-actively to stabilize the business, accelerate our recovery efforts, develop industry-leading guest innovations and reach significant growth milestones. Therefore, the Committee approved the achievement level of 110% for the non-financial objective for each of the NEOs employed with the Company as of the filing date of this proxy statement.
Actual annual cash incentive awards were calculated by multiplying each NEO’s base salary by their respective target award potential, which was then adjusted by the combined achievement of the financial and non-financial performance objectives. For the year ended December 31, 2020, the NEOs’ target cash incentive opportunity and their cash incentive award earned (as reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table”) are outlined in the table below.

Name	Year-End Base Salary ($)	Target Annual Cash Incentive Opportunity as a Percentage of Base Salary (%)	Target Annual Cash Incentive Opportunity ($)	Actual Amount Earned as a Percentage of Target Payout			Actual Amount Earned Under Annual Cash Incentive Program ($)
				Payout Based on Financial Objective (%)	Payout Based on Non-Financial Objective (%)	Total Payout as a Percentage of Target (%)
Christopher J. Nassetta	$1,300,000	150%	$1,950,000	0%	110%	55%	$1,072,500
Kevin J. Jacobs	$875,000	100%	$875,000	0%	110%	66%	$577,500
Matthew W. Schuyler	$725,000	100%	$725,000	0%	110%	66%	$478,500
Kristin A. Campbell	$721,000	100%	$721,000	0%	110%	66%	$475,860
Christopher W. Silcock(1)	$600,488	100%	$600,488	0%	110%	66%	$396,322
Ian R. Carter(2)	$840,000	100%	$840,000	0%	100%	50%	$420,000
(1)For Mr. Silcock, the dollar amounts reported above were converted to USD as described under “Base Salary.”
(2)For Mr. Carter, in accordance with the Company’s bonus plan for retirement-eligible individuals at the time of his separation, he received a pro-rated bonus at target.
34              PROXY STATEMENT Hilton

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
LTI PROGRAM
The LTI program is designed to reward for future Company performance, align with the long-term interests of our stockholders and retain executives over multi-year vesting periods. LTI compensation is awarded annually under the Incentive Plans and provides an opportunity for executive officers and other key Team Members to increase their ownership interest in the Company through grants of equity-based awards.
2020 LTI TARGETS
Each NEO’s target LTI opportunity is set as a percentage of base salary and approved annually by the Committee based on peer group benchmark data and the scope and impact the executive has on the Company’s overall results. In March 2020, the Committee set the target pay levels as set forth in the table below. The Committee delivered the majority of the increases to 2020 target compensation in the form of LTI, generally, because target LTI opportunity is the pay element most aligned with stockholder value over the long term. The increases were made after considering individual performance, level of pay relative to the market and internal equity. Considering these factors, as well as Mr. Nassetta's 13-year tenure as our CEO, extensive experience in the hospitality industry and the Board's desire for continuity in leadership, the Board decided to increase Mr. Nassetta’s target LTI opportunity by $1.025M prior to the onset of the pandemic. The LTI program is designed to retain executives over multi-year periods, which is reflected by the long tenure of the executives below, who average more than a decade of service with Hilton.

Name	2019 Target Long-Term Incentive(1) ($)	2020 Target Long-Term Incentive(1) ($)
Christopher J. Nassetta	$17,250,000	$18,275,000
Kevin J. Jacobs	$3,250,000	$3,750,000
Matthew W. Schuyler	$2,400,000	$2,485,000
Kristin A. Campbell	$2,072,500	$2,134,675
Christopher W. Silcock	$1,180,000	$1,360,000
Ian R. Carter	$2,080,000	$2,145,000
(1)The dollar values above represent the nominal amounts used to determine the number of PSUs, RSUs and stock options granted. For the grant date fair value of the 2020 awards computed in accordance with FASB ASC Topic 718, see the “Summary Compensation Table” and “Grants of Plan-Based Awards Table.”
MARCH 2020 LTI GRANTS
In March 2020, prior to the global onset of the pandemic, the Committee granted LTI awards at 100% of target. Grants under the LTI program were delivered using a blended equity portfolio, with 25% of the total LTI award amount for each NEO delivered in stock options, 25% in RSUs and 50% in PSUs, as summarized in the table below. The largest portion of the total equity award takes the form of PSUs to incentivize our NEOs to achieve our most critical long-term objectives, with the remaining portion equally split between stock options and RSUs to promote retention, serve as a linkage to stockholder value and increase NEOs’ ownership interest in the Company.
For the PSUs granted in March 2020, the Committee chose FCF per share CAGR and Adjusted EBITDA CAGR as performance measures, consistent with our practice in prior years. The PSUs were scheduled to have a three-year performance period, beginning on January 1, 2020 and ending on December 31, 2022. The total number of PSUs were scheduled to vest based on the level of achievement of each of the performance measures after the performance period that ends after three years.

Pay Element	Form	Key Characteristics
LTI	Equity	PSUs: 50%(1) Maximum Payout: 2x target	Vest at the end of the performance period after 3 years
		Stock Options: 25%	Vest ratably over 3 years
		RSUs: 25%(1)	Vest ratably over 2 years
(1)PSUs and RSUs accrue dividend equivalents payable in cash following vesting, to the extent the underlying award vests. In 2020, no dividends were accrued after we suspended payment of our quarterly cash dividend to holders of our common stock as a result of the pandemic. No dividend equivalents are paid unless the underlying PSUs or RSUs vest.
Hilton PROXY STATEMENT              35

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
OVERVIEW OF 2018, 2019 & 2020 PSU MODIFICATIONS
The pandemic significantly affected the global economy and strained the hospitality industry due to travel restrictions and stay-at-home directives in place at various times during 2020, resulting in cancellations and significantly reduced travel around the world. These circumstances are expected to continue to have an impact on the Company's results over the next several years.
By September 2020, due to these unforeseen circumstances and global economic conditions that were outside of management’s control, we did not project that any of the performance measures defined for the PSUs granted in 2018, 2019 and 2020 (the “original PSUs”) would be achieved. Therefore, the original PSUs were all projected to pay out at zero in 2021, 2022 and 2023, after the end of their respective performance periods.
The projected zero payouts over three years impaired the awards’ ability to retain key talent and align our management team with the actions needed to drive long-term performance. Our compensation program emphasizes long-term performance, with PSUs representing 50% percent of our LTI program and a significant portion of target compensation (e.g., the annual PSU grant in March 2020 was approximately 40% of target compensation for the CEO and approximately 30% for the other NEOs).
Therefore, the Committee engaged its independent compensation consultant to evaluate market-prevalent COVID-19 related pay actions and alternatives available to the Company for treatment of unvested PSUs. Based on their findings and in order to drive long-term performance of the Company, the Committee adopted the principles listed below to guide its approach on the treatment of unvested PSUs:

1)Retain leadership during a time in which focused and decisive leadership was paramount
2)Reward pre-pandemic performance, which enabled Hilton to continue to generate significant value for our stockholders, even during the pandemic
3)Align future earning opportunities with performance metrics that we believe will be most meaningful in assessing our performance during our multi-year recovery and driving long-term value creation for our stockholders

4)Ensure that a significant portion of compensation continues to be at-risk and subject to achievement of performance results
Applying these principles in line with our overarching pay-for-performance philosophy, the Committee decided to effectively replace the original PSUs entirely with modified PSUs on December 22, 2020 (the “modification date”), as described below.

PERFORMANCE YEAR
2018	2019	2020	2021	2022	DESCRIPTION OF MODIFICATIONS(1)

•Certified performance at 200% for two-thirds of the performance period based on performance level achieved had the period ended 12/31/19
•Certified 0% for one-third of the performance period based on the 2020 performance level
•This resulted in a total payout of 133.33%

200%		0%

•Certified performance at 138% for one-third of the performance period based on performance level achieved had the period ended 12/31/19
•Established modified PSU metrics for the remaining two-thirds of the 2019 PSUs

	138%	PAYOUT BASED ON FUTURE PERFORMANCE

					•Established modified PSU metrics for 100% of the 2020 PSUs
		PAYOUT BASED ON FUTURE PERFORMANCE

ORIGINAL PERFORMANCE METRICS		MODIFIED PERFORMANCE METRICS

ORIGINAL PSU METRICS
•Adjusted EBITDA CAGR (50%)
•FCF per share CAGR (50%)
2018, 2019 and 2020 grants were projected to pay out at zero based on original performance metrics due to the impact of the pandemic

MODIFIED 2019 & 2020 PSU METRICS
•FCF per share (25%)
•Adjusted EBITDA (25%)
•NUG CAGR (25%)
•RevPAR Index Growth (25%)
Modified metrics represent key measures of our business in our current environment. See below for more detail on selection of each of these metrics

(1)See the “Grants of Plan-Based Awards Table” for additional information.
(2)2018 PSUs: The performance for the 2018 PSUs was certified in December 2020. The PSUs vested upon the conclusion of the original vesting period that ended on December 31, 2020 and settled on March 3, 2021.
(3)2019 PSUs: The 2019 PSUs will vest in accordance with their original schedule on December 31, 2021 and settle in the first quarter of 2022, including the portion for which performance has been certified. For the portion of the awards subject to new performance goals, the PSUs will not settle until the Committee certifies the extent to which performance has been achieved.
(4)2020 PSUs: The 2020 PSUs will vest in accordance with their original schedule on December 31, 2022 and settle in the first quarter of 2023. The PSUs will not settle until the Committee certifies the extent to which performance has been achieved.
36              PROXY STATEMENT Hilton

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
In making these PSU modifications, the Committee specifically intended to align our management team with stockholder impact and long-term interests. We have created significant value for our stockholders. For the period from December 31, 2017 through December 31, 2020, our stockholders experienced a TSR of 41.5%, which translates to more than $9 billion in stockholder value creation through stock appreciation and dividends (assuming reinvestment of dividends). The Committee believed it was important to recognize Hilton’s pre-pandemic outperformance because it positioned us to navigate and sustain the liquidity and operating challenges created by the pandemic – our strong balance sheet, high-quality development pipeline, loyal Hilton Honors member base and multi-year revenue growth helped us maintain financial flexibility throughout the crisis. The Committee also believed it was important for our management team, beyond the NEOs, to have long-term performance based equity awards that provided incentives aligned with our new operating environment and that would re-establish a forward-looking earning opportunity if the Company performs well against those measures. The recast PSU performance metrics that the Committee selected are reflective of our go-forward strategy around development goals, market share and financial performance. These metrics represent key financial performance indicators used by the Company and our stockholders to assess our recovery from the impact of the pandemic. If none of these modifications had been made, all unvested PSUs would have had no projected earning opportunity. Therefore, the Committee determined that the modifications would be in stockholders' best interests.
Performance Goals for Modified 2019 & 2020 PSUs – For the modified 2019 and 2020 PSUs, the Committee chose four equally weighted metrics. The Committee selected these metrics, which represent key financial performance indicators used by the Company and our stockholders to assess our recovery from the impact of the pandemic, provide a foundation for long-term growth and promote long-term stockholder value creation, as described in greater detail below.
The Committee set targets for these performance metrics such that achievement would be challenging and not certain to be met in consideration of our past and current performance, existing market factors, internal budgeting and forecasting. Our comprehensive budgeting process is based on external market conditions such as current and ongoing global economic conditions and the hospitality industry outlook as well as internal factors such as expected capital expenditures. The targets for all the performance measures for both the 2019 and 2020 PSUs were established on the modification date.
We have not disclosed the specific performance targets because of potential competitive harm. Our 2022 proxy statement will include the achievement results and any payouts for the modified 2019 PSUs and the 2023 proxy statement will include the achievement results and any payouts for the modified 2020 PSUs.
100% of the uncertified, modified 2019 and 2020 PSUs are performance-contingent and will vest, if at all, contingent on the level of achievement of each of the performance goals listed below. These awards will not settle until the Committee certifies the extent to which performance has been achieved after the respective performance periods. Based on the level of achievement, the percentage of the award earned can range from zero to 200% of target.

Weighting	Metric	Why We Selected These Metrics	Performance Period
25%	FCF per share(1)
FCF measures the Company’s ability to generate cash from its operations to allow for the return of capital to stockholders in the form of dividends or share repurchases and FCF per share emphasizes Company performance and value creation through disciplined capital allocation over the long-term. It is also a measure frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results or estimate valuations across companies in the industry
•2019 PSUs: January 1, 2021 - December 31, 2021 •2020 PSUs: January 1, 2022 - December 31, 2022
25%	Adjusted EBITDA(2)
Adjusted EBITDA is among the measures used by the Company to evaluate its financial condition and results of operations on a comparable period-over-period basis and to make day-to-day operating decisions. It is also a measure frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results or estimate valuations across companies in the industry
•2019 PSUs: January 1, 2021 - December 31, 2021 •2020 PSUs: January 1, 2022 - December 31, 2022
25%	NUG CAGR(3)
NUG focuses on one of the Company’s strategic objectives, the continued expansion of its global footprint and fee-based business. We believe it is an important operational growth driver and meaningful measure for many investors
•2019 PSUs: January 1, 2019 - December 31, 2021 •2020 PSUs: January 1, 2020 - December 31, 2022
25%	RevPAR Index Growth(4)
RevPAR correlates to two key drivers of operations at a hotel or group of hotels: occupancy and average daily rate. RevPAR Index measures a hotel's relative share of its segment’s RevPAR and indicates whether the Company’s hotels have outperformed other hotels in its competitive set. We also believe it demonstrates to hotel owners the strength of our brands
•2019 PSUs: January 1, 2021 - December 31, 2021 •2020 PSUs: January 1, 2022 - December 31, 2022
(1)FCF per share is calculated as: (a) net cash provided by (used in) operating activities reported in accordance with GAAP, less (b) capital expenditures as disclosed by the Company in reports filed with or furnished to the SEC, plus (c) costs and expenses, including tax payments, relating to asset purchases and disposals, (d) excluding the impact on annual adjusted free cash flow resulting from any loyalty program advanced point sales and (e) other non-recurring cash items; the result of which is divided by (f) the reported diluted weighted average number of shares outstanding for the last calendar year being measured.
(2)Adjusted EBITDA is calculated as set forth in "Part II—Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.
(3)NUG represents the Company’s management and franchise hotel portfolio room growth. NUG CAGR is calculated using the total management and franchise hotel room count as of the end of the performance period compared to the count at the beginning of the performance period.
(4)RevPAR is calculated by dividing hotel room revenue by the total number of room nights available to guests for a given period. RevPAR Index is calculated as the weighted average of the Company’s relative share of RevPAR compared to each hotel’s competitive set, as calculated by STR, Inc. and related institutions, for the Company’s comparable hotels as of the end of the period. RevPAR Index Growth is calculated as the RevPAR Index for the last year of the performance period less the RevPAR Index for the year preceding, using the Company’s comparable hotels as of the end of the performance period.
Hilton PROXY STATEMENT              37

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
SCT Impact & Cost to the Company – As a result of the PSU modifications, the stock award values included in our SCT for 2020 reflect accounting modifications. As the chart below illustrates, if not for the PSU modifications, Mr. Nassetta’s SCT total pay for 2020 would have been $20.1 million, which represents a 6% YOY decrease from 2019.
The additional stock award values included for 2020 reflect the aggregate incremental fair value generated by the modification of previously granted awards. Under SEC disclosure rules, the incremental fair value for the modified awards (computed as of the modification date in accordance with FASB ASC Topic 718) must be reported in the SCT. Because the future expected earning opportunity of the original grants fell to zero during 2020, the effect of the SEC disclosure rules is that any adjustments to awards that provide for a change in future earning opportunity must be reported in the SCT in 2020, the year in which that modification was made. Therefore, the 2020 SCT effectively double counts PSUs originally granted in 2018, 2019 and 2020 and also reflects a net increase (described below).
It is important to note that this incremental fair value does not reflect new grants to Mr. Nassetta. The incremental fair value represents accounting adjustments and additional details can be found on page 45 following our SCT.
2020 CEO Compensation – Summary of Changes
(in millions)

2020 SCT would have been $20.1 (YOY decrease of 6%) without required disclosure of $35.8M for PSU modification-related accounting adjustments (listed below)

$25.7M of 2020 SCT effectively double counts PSUs originally granted in 2018, 2019 and 2020. As a result of the pandemic, in 2020, these PSUs were determined to have a zero payout and their previously recorded compensation expense was fully reversed in 2020(1)(2)

$10.1M of 2020 SCT reflects stock price growth and pre-pandemic performance since initial grant, which drove 100% of the net increase(2) The stock price growth since initial grant is listed below:
•30% growth for 2018 PSUs
•24% growth for 2019 PSUs
•10% growth for 2020 PSUs

(1)    Original PSUs grant values were based on the number of target shares granted and the closing stock price on each grant date (2018: $79.35; 2019: $83.10; and 2020: $93.33).
(2)    In December 2020, the outstanding PSUs were modified and the values of the modified awards were based on the number of target shares originally granted, the pre-pandemic performance certified by the Committee (at 200% for two-thirds of the 2018 PSUs and at 138% for one-third of the 2019 PSUs) and the closing stock price on the modification date ($102.95). As a result of the pre-pandemic performance certified above target and the increase of Hilton’s stock price, the respective values of the modified awards were higher than the values of the awards at the time of each original grant date.
38              PROXY STATEMENT Hilton

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
In the graphic above, the net increase to total compensation attributable to the modified PSUs is the difference between the aggregate incremental fair value of the modified PSUs and the aggregate grant date fair value of the original PSUs. The net increase was one-hundred percent driven by stock price growth and pre-pandemic performance since the original grant dates. The table below provides detail on each element of the modification that had an impact on the SCT.

Name(1)	Year	Original PSUs: Grant Date Fair Value(2) ($)	Plus the Net Increase: Attributable to PSU Modifications(3) ($)	Equals the Modified PSUs: Aggregate Incremental Fair Value(4) ($)
Christopher J. Nassetta	2018-2020	$25,678,855	$10,133,229	$35,812,084
	2020	$9,137,474	$941,846	$10,079,320
	2019	$8,624,949	$3,413,612	$12,038,561
	2018	$7,916,432	$5,777,771	$13,694,203
Kevin J. Jacobs	2018-2020	$4,925,936	$1,877,001	$6,802,937
	2020	$1,875,000	$193,266	$2,068,266
	2019	$1,624,937	$643,052	$2,267,989
	2018	$1,425,999	$1,040,683	$2,466,682
Matthew W. Schuyler	2018-2020	$3,383,147	$1,289,342	$4,672,489
	2020	$1,242,409	$128,061	$1,370,470
	2019	$1,199,964	$474,827	$1,674,791
	2018	$940,774	$686,454	$1,627,228
Kristin A. Campbell	2018-2020	$3,044,270	$1,206,433	$4,250,703
	2020	$1,067,322	$110,014	$1,177,336
	2019	$1,036,174	$409,965	$1,446,139
	2018	$940,774	$686,454	$1,627,228
Christopher W. Silcock	2018-2020	$1,769,820	$668,242	$2,438,062
	2020	$679,909	$70,082	$749,991
	2019	$589,927	$233,364	$823,291
	2018	$499,984	$364,796	$864,780
(1)Reflects the NEOs that continue to be employed with the Company as of the filing date of this proxy statement.
(2)Computed in accordance with FASB ASC Topic 718. The 2018 and 2019 awards were previously reported in the SCT (and are reported in this year’s SCT with respect to compensation for fiscal years 2018 and 2019) and the 2020 award is being reported in this year’s SCT. The original PSUs were granted in Q1 of each respective year.
(3)A significant portion of the net increase for the modified PSUs is attributable to stock price appreciation that occurred after the original grant dates, since the grant date fair value for the original PSUs was lower (the original 2018 PSUs were granted at $79.35, the original 2019 PSUs were granted at $83.10 and the original 2020 PSUs were granted at $93.33) than the stock price ($102.95) when the Committee approved the PSU modifications. The net increase attributable to stock price appreciation was as follows: Mr. Nassetta — $5,356,556; Mr. Jacobs — $1,005,528; Mr. Schuyler — $694,496; Ms. Campbell – $637,325; and Mr. Silcock — $359,701.
(4)Computed in accordance with FASB ASC Topic 718 and disclosed in the SCT and “Grants of Plan-Based Awards Table.”
Hilton PROXY STATEMENT              39

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
TREATMENT OF LTI AWARDS UPON TERMINATION, CHANGE IN CONTROL OR RETIREMENT
Each equity-based award subjects the holder to restrictive covenants, including post-employment covenants not to solicit the Company’s Team Members or customers and not to compete against the Company for 12 months following any termination of employment, and indefinite covenants covering trade secrets, confidentiality and non-disparagement. Under the award agreements, if there is a restrictive covenant violation or the Company determines after termination that grounds for a termination for cause existed, the executive will be required to pay the Company an amount equal to the after-tax proceeds received upon the sale or other disposition or distributions in respect of the equity award and any shares issued in respect thereof. Further, each of these executives’ equity-based awards is subject to the Company’s Clawback Policy (described in the “Clawback Policy” section). Additional provisions are outlined in the table below.

Award Type	Provisions for Unvested Awards
PSUs(1)
•Death or “disability” (as defined in the Incentive Plans) – Prorated portion will immediately vest at target levels(2)
•“Change in control” (as defined in the Incentive Plans) – Immediate vesting occurs only if there is a qualifying termination (as described in the applicable award agreement) within 12 months following a change in control (a “double trigger”)(3)
•Retirement – Prorated portion will remain outstanding and eligible to vest at the end of the performance period based on actual performance(2)(4)
•Other reasons – Forfeited unvested(5)

Restricted Stock Units
•Death or disability – Immediately vest
•Change in control – Immediate vesting occurs only upon a double trigger(3)
•Retirement – Continue to vest according to the original vesting schedule(4)
•Other reasons – Forfeited unvested(5)

Stock Options(6)
•Death or disability – Immediately vest and become exercisable
•Change in control – Immediate vesting occurs only upon a double trigger(3)
•Retirement – Continue to vest according to the original vesting schedule(4)
•Other reasons – Forfeited unvested(5)

(1)As discussed in further detail under “Overview of 2018, 2019 & 2020 PSU Modifications” and “Performance Goals for Modified 2019 & 2020 PSUs,” the NEOs’ original PSUs granted in 2018, 2019 and 2020 were effectively replaced with modified 2018, 2019 and 2020 PSUs in December 2020. Except as described under “Overview of 2018, 2019 & 2020 PSU Modifications,” the modified PSUs otherwise retained the same terms and conditions as the original awards, including the treatment of such awards upon a termination, change in control or retirement.
(2)Prorated based on the number of days in the applicable three-year period that have elapsed prior to termination. For the portion of the Modified 2019 PSUs for which the Committee certified performance in December 2020 (as described under “Overview of 2018, 2019 & 2020 PSU Modifications”), because the related performance period (2019) has elapsed, such PSUs are not subject to proration.
(3)Upon a change in control without a qualifying termination event, unvested awards continue to vest according to their original schedule. For PSUs, the number of units subject to each award will be based on actual performance through the most recently completed fiscal quarter prior to the change in control or at a level as determined by the Committee in its good faith discretion.
(4)"Retirement” is defined as a termination of employment for any reason (other than for cause when grounds for cause exist or due to death or disability) after having reached age 55 and achieved at least 10 years of service, provided that the grant was made at least 6 months prior to the executive’s retirement.
(5)Termination for any other reason generally results in forfeiture of all unvested awards.
(6)Upon death or disability, vested options remain exercisable for one year. Upon a double trigger following change in control, vested options remain exercisable for 90 days. Upon retirement, vested options remain exercisable until the earlier of (x) the original expiration date or (y) five years from retirement. Upon termination for cause or a violation of specified restrictive covenants, all vested and unvested options terminate and all other unvested awards are forfeited. Upon termination for other reasons, vested options remain exercisable for 90 days. In no case will options remain exercisable later than the original expiration date.
40              PROXY STATEMENT Hilton

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
EXECUTIVE COMPENSATION PEER GROUP
To gain an understanding of current compensation practices and assess the competitiveness of our compensation program, the Committee reviews pay of executives serving in similar positions at peer companies. The external market data reviewed for 2020 included peer group proxy data and broad industry-comparative compensation surveys. The Committee reviews the composition of the peer group on an annual basis in consultation with its independent compensation consultant and considers:

Industries that attract and retain similar talent
Global presence and brand recognition
Comparable size based on annual revenue, system-wide revenue (approximately $46 billion for 2019, prior to the pandemic(1)), market capitalization, Adjusted EBITDA and number of Team Members
2020 PEER GROUP COMPANIES
As part of its annual review in August 2020, the Committee evaluated and approved maintaining the existing peer group. The peer group consists of 17 hospitality, travel and global consumer brands and restaurants that have a similar corporate structure, global presence, brand recognition and that compete with the Company for talent. This is the peer group the Committee referenced when determining 2020 base salaries, target annual cash incentives and target LTI for our executive officers.

Hospitality	Travel	Global Consumer Brands & Restaurants
Hyatt Hotels Corporation	Booking Holdings Inc.	Capital One Financial Corporation
Marriott International, Inc.	Carnival Corporation	McDonald’s Corporation
Wyndham Hotels & Resorts, Inc.	Expedia Group, Inc.	NIKE, Inc.
	Las Vegas Sands Corporation	Starbucks Corporation
	MGM Resorts International	The Walt Disney Company
	Royal Caribbean Cruises, Ltd.	YUM! Brands, Inc.
United Airlines Holdings, Inc.
Wynn Resorts, Limited

____________
(1)System-wide revenue reflects estimated revenues of franchised properties, in addition to revenues from properties managed, owned or leased by Hilton.
Hilton PROXY STATEMENT              41

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
OTHER BENEFITS AND PERQUISITES

General Benefits
•Health and Welfare Benefits – We offer our eligible Team Members, including NEOs, benefits including group health, dental and disability insurance and basic life insurance premiums. These benefits are intended to provide competitive and adequate protection in case of sickness, disability or death, and the NEOs participate in these plans on the same basis as all other Team Members.

Retirement Savings Benefits
•401(k) Plan – We also offer our eligible Team Members, including NEOs, a tax-qualified 401(k) plan that matches 100% of Team Member contributions up to 3% of eligible compensation and 50% of Team Member contributions on the next 2% of eligible compensation.
•Executive Deferred Compensation Plan (“EDCP”) – We have historically offered the NEOs and other senior management the opportunity to supplement their retirement and other tax-deferred savings through Hilton’s EDCP. Those eligible to participate in the EDCP could elect to defer up to 80% of their annual salary and up to 100% of their bonus. As of December 31, 2018, the EDCP was frozen, meaning no new participants may enter the plan and no compensation that is earned after December 31, 2018 may be deferred. Additional information about the EDCP is reflected under “2020 Nonqualified Deferred Compensation.”

Perquisites
•Limited Program – We provide limited perquisites to our NEOs when determined to be necessary and appropriate. The value of the NEOs’ perquisites and other personal benefits are reflected in the “All Other Compensation” column of the “Summary Compensation Table” and the accompanying footnote. The cost of these benefits has historically been a small percentage of the overall compensation package. We believe that these benefits and perquisites are competitive in our industry and consistent with our overall compensation philosophy.
•All NEOs – Through our travel perquisite program, we encourage our executive officers and non-employee directors to travel and experience our properties around the world. The travel perquisite program provides our executive officers and non-employee directors and their accompanying family members with Company-paid rooms, food and beverage and on-site services while on personal travel at Company-branded hotels. We believe that staying at our properties for non-business, leisure travel serves an important business purpose as it allows our executive officers and non-employee directors to gain a better understanding and appreciation of our operations, bring that understanding back to their roles and provide more meaningful feedback and input into their functions. Executive officers and non-employee directors are encouraged and expected to interact with property management and attend staff meetings during their stay and to provide feedback about their stay. From time to time, our executives may also receive complimentary rooms at Company-branded hotels at the discretion of our individual hotel owners, as is customary in our industry. In addition, we provide our NEOs with the opportunity for an annual physical examination and identity theft protection coverage.
•CEO – In connection with the termination of Mr. Nassetta’s employment agreement prior to our initial public offering, we agreed that he would continue to be entitled to the same perquisites he was entitled to under the employment agreement, in accordance with any applicable Company policies in effect from time to time, but on terms no less favorable than the terms set forth in the employment agreement. Accordingly, we provide Mr. Nassetta with a life insurance benefit for his family, Mr. Nassetta and his family are authorized to use Company aircraft for personal and business travel and to stay at any Company-branded hotels free of charge. It is the Company’s preference that Mr. Nassetta use Company aircraft for travel due to security reasons and the global nature of our business. This method of travel enables Mr. Nassetta to efficiently respond to business priorities and to use travel time in a productive manner for the Company.

PENSION BENEFITS
In addition to our 401(k) plan and EDCP, Mr. Carter participated in two of our defined benefit pension plans, the Hilton U.K. Pension Plan (the “U.K. Pension Plan”) and the Hilton U.K. Hotels Employer-Financed Retirement Benefit Scheme (the “Supplemental U.K. Plan”), because of his previous service as Chief Executive Officer of Hilton International. Mr. Silcock participates in the U.K. Pension Plan because of his previous service in the U.K. Mr. Carter and Mr. Silcock ceased further pensionable service under the applicable plan(s) in 2009. See the “2020 Pension Benefits” table for a description of these defined benefit pension plans.
SEVERANCE PLAN
The Committee believes that a carefully structured severance plan is necessary to attract and retain talent. Our severance plan allows executives to focus their attention and energy on making objective business decisions that are in the best interest of stockholders. In addition, the Committee believes that the interests of our stockholders are better protected and enhanced by providing greater certainty regarding executive pay obligations in the context of planning and negotiating any potential corporate transactions.
Under the terms of the executive severance plan (the “Severance Plan”) approved by the Committee, if an eligible executive’s employment is terminated by us without “cause,” or if the eligible Team Member terminates his or her employment for “good reason” (each, a “qualifying termination”), then, subject to the eligible Team Members’ execution and non-revocation of a release of claims against us, continued compliance with restrictive covenants related to post-employment non-solicitation and non-compete covenants for one year following termination, and indefinite covenants covering confidentiality and non-disparagement, the executive will be eligible to receive a severance payment amount based on their position, base salary and target bonus. Under the terms of the Severance Plan, our NEOs will be eligible to receive a severance payment equal to 2.0 times (2.99 times in the case of Mr. Nassetta) the sum of his or her annual base salary and annual target bonus at the time of termination, paid in a lump sum. In addition, upon a qualifying termination, the NEO will be entitled to certain continued health and welfare benefits, as described under “Potential Payments Upon Termination or Change in Control.”
The NEOs will also be entitled to the same level of severance upon a qualifying termination in connection with a change in control except that severance may be reduced if doing so would result in the executive realizing a better after-tax result following the imposition of any applicable golden parachute excise taxes under Internal Revenue Code Section 4999.
In addition to the Severance Plan, any compensation and benefits to be made in connection with a separation are determined at the discretion of the Committee and may be based on the executive, his or her position, the nature of the separation and the respective executive’s compliance with specified post-termination restrictive covenants.
42              PROXY STATEMENT Hilton

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
KEY EXECUTIVE COMPENSATION PRACTICES
We follow key executive compensation practices that promote good governance and serve the interests of our stockholders, as summarized below.

What We Do:
Emphasize long-term performance – Our LTI program is designed to focus executives on long-term stockholder value and emphasize achievement of strategic objectives over the next several years.
Engage an independent compensation consultant – The Committee’s consultant does not provide any other services to the Company.

Apply double trigger vesting in the event of a change in control – Cash severance benefits are payable and vesting of equity awards is accelerated only upon a “double trigger,” meaning when an executive’s employment is terminated following a change in control.

Provide limited perquisites – Our NEOs receive perquisites consistent with industry practices and, in addition, participate in the same Company-wide plans and programs offered to all eligible Team Members. We do not provide club memberships, personal financial or tax advice or private security.

Apply a clawback policy – The Committee has discretion to recover incentive compensation paid or awarded based on financial results impacted by fraud or misconduct.
Evaluate share utilization – The Committee annually reviews share utilization, burn rate and dilution levels resulting from our compensation practices.
Establish caps on maximum payouts – The Committee sets maximum amounts that may be payable for annual cash incentive compensation and long-term PSUs.

What We Do Not Do:

Provide employment agreements (unless required by local law outside the U.S.) or individual change in control agreements for our NEOs – The Committee has determined that employment agreements are not necessary to attract members of our executive team.

Allow pledging, hedging or short-sale transactions – Per our Insider Trading Policy, all covered persons (including officers and directors) are prohibited from purchasing Company securities on margin or pledging Company securities as collateral. Further, we do not permit short sales or the purchase or sale of derivative instruments based on the Company’s securities.

Reprice or buyout underwater stock options – Our Incentive Plans do not permit the repricing or substitution of underwater stock options except with stockholder approval. Our Incentive Plans also do not permit the grant of stock options with below-market exercise prices, except in connection with certain corporate transactions.

Pay dividends or dividend equivalents on any unvested equity awards prior to vesting – Our Incentive Plans and associated award agreements prohibit the payment and delivery of dividends and dividend equivalents on unvested RSUs and PSUs, unless and until the underlying award vests.

Provide tax gross-ups – We do not provide tax gross-ups (beginning in 2019).
OWNERSHIP POLICY
We have adopted an executive stock ownership policy for our NEOs. Each of our NEOs is expected to own shares of our common stock in the following amounts within five years from the later of February 19, 2014 and the date the NEO first becomes subject to the stock ownership policy:

Role	Salary Multiple
CEO	5 times base salary
Other Executive Officers	3 times base salary
Each NEO currently satisfies the stock ownership requirement above. Under this requirement, executives may not dispose of any shares of the Company they acquire, including, but not limited to, any shares of vested restricted stock, any shares underlying vested restricted stock units, net of taxes, or any shares acquired upon the exercise of any stock options, net of taxes and payment of any exercise price, in each case, received from grants made until the ownership requirements are satisfied. This restriction does not apply to any shares of our common stock received by the executive in exchange for his or her equity held prior to our IPO.
Hilton PROXY STATEMENT              43

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
CLAWBACK POLICY
We have a clawback policy for our incentive compensation. The Committee determined that it may be appropriate to recover annual and/or LTI compensation from its current or former officers subject to reporting under Section 16 of the Exchange Act or any other Team Member designated by the Committee in specified situations. These situations include if such Team Member was overpaid as a result of a restatement of the reported financial results of the Company or any of its segments due to material non-compliance with financial reporting requirements (unless due to a change in accounting policy or applicable law) caused or contributed to by such Team Member’s fraud, willful misconduct or gross negligence. If these situations occur, the Committee will review the incentive compensation paid, granted, vested or accrued based on the prior inaccurate results and determine whether to seek recovery of any excess incentive compensation paid or earned as a result of such inaccurate results.
STOCK AWARD GRANTING POLICY
The annual grant of stock-based awards to our NEOs is approved on the date of the first regularly scheduled Committee meeting of the calendar year (typically held in the first quarter). In addition to annual awards, other grants may be awarded at other times: (1) to attract new hires; (2) to recognize Team Members for special achievements or for retention purposes; (3) to new Team Members as a result of the acquisition of another company; or (4) as may be desirable and prudent in other special circumstances. The exercise price of stock options is the closing market price of our common stock on the date of grant. We monitor and periodically review our equity grant policies to ensure compliance with plan rules and applicable law. We do not have a program, plan or practice to time our equity grants in coordination with the release of material, non-public information.
RISK CONSIDERATIONS
The Committee believes that the design and objectives of our executive compensation program provide an appropriate balance of incentives for executives and avoid inappropriate risks. In this regard, our executive compensation program includes the following design features:
•Balances fixed versus at-risk compensation
•Balances short-term cash and LTI compensation
•Provides that at-risk compensation is based on a variety of qualitative and quantitative performance goals, including the Company’s stock price, the Company’s overall financial performance and the performance of specific strategic non-financial objectives
•Caps the executives’ incentive compensation opportunities
•Provides the Committee with discretion to reduce the annual incentive amount awarded
•Significant stock ownership requirements
•Provides for a clawback of the executive’s compensation in specified circumstances
•Prohibits pledging and hedging of Company stock
IRS CODE SECTION 162(m)
Section 162(m) of the Internal Revenue Code generally limits the Company’s federal income tax deduction for any compensation in excess of one million dollars paid to NEOs. For tax years prior to 2018, the deductibility limitation under Section 162(m) did not apply to certain “performance-based compensation” arrangements or certain awards granted or paid during the Company’s post-IPO “transition period” under Section 162(m) (which ended on the date of our 2017 annual meeting of stockholders). However, due to amendments to Section 162(m), the “performance-based compensation” exception is no longer available for compensation paid with respect to fiscal year 2018 and future years (unless paid pursuant to certain pre-November 2, 2017 contractual arrangements).
Accordingly, while the Committee takes the deductibility limitations of Section 162(m) into account in its compensation decisions, we expect to authorize compensation payments that are not exempt under Section 162(m) when the Committee believes that such payments are appropriate to attract or retain talent.
44              PROXY STATEMENT Hilton

SUMMARY COMPENSATION TABLE
The following table presents summary information regarding the total compensation awarded to, earned by, or paid to each of our NEOs for the fiscal years indicated.

Name	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3)(4) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6)(7) ($)	Total(7) ($)
Christopher J. Nassetta President & Chief Executive Officer	2020	$350,000	—	$49,518,248	$4,568,730	$1,072,500	—	$361,161	$55,870,639

	2019	$1,291,346	—	$12,937,424	$4,312,483	$2,397,525	—	$435,343	$21,374,121

	2018	$1,250,000	—	$11,874,648	$3,958,229	$2,462,813	—	$658,021	$20,203,711
Kevin J. Jacobs Chief Financial Officer & President, Global Development	2020	$718,750	—	$9,615,437	$937,488	$577,500	—	$11,400	$11,860,575

	2019	$845,500	—	$2,437,406	$812,486	$1,046,860	—	$34,331	$5,176,583

	2018	$820,308	—	$2,138,959	$712,996	$928,730	—	$36,466	$4,637,459
Matthew W. Schuyler EVP & Chief Brand & Communications Officer	2020	$594,712	—	$6,536,102	$621,234	$478,500	—	—	$8,230,548

	2019	$696,861	$300,000	$1,799,946	$599,979	$917,420	—	$30,928	$4,345,134

	2018	$677,826	—	$1,411,161	$470,416	$795,460	—	$34,486	$3,389,349
Kristin A. Campbell EVP, General Counsel & Chief ESG Officer	2020	$592,173	—	$5,851,686	$533,658	$475,860	—	$11,400	$7,464,777

	2019	$696,861	—	$1,554,219	$518,104	$776,020	—	$40,402	$3,585,606

	2018	$677,826	—	$1,411,161	$470,416	$784,959	—	$11,040	$3,355,402
Christopher W. Silcock(8) EVP & Chief Commercial Officer	2020	$500,417	$184,519	$3,457,879	$339,999	$396,322	$80,223	$168,723	$5,128,082

	2019	$554,559	—	$2,884,825	$294,994	$666,653	$66,422	$184,618	$4,652,071

Ian R. Carter Former EVP & President, Global Development	2020	$689,808	—	$3,756,070	$536,235	$420,000	$131,504	$3,490,503	$9,024,120

	2019	$810,302	—	$1,559,954	$519,980	$1,051,432	$251,771	—	$4,193,439

	2018	$784,326	—	$1,519,315	$506,466	$935,501	—	$22,815	$3,768,423
(1)Amounts in this column reflect the salary earned during the fiscal year, whether paid or deferred under the Company’s Team Member benefit plans. At the outset of the pandemic, Mr. Nassetta chose to forgo his base salary from April 2020 through the end of the year and our Executive Committee had their base salaries reduced by 50% for four months.
(2)For Mr. Silcock, the amount for 2020 represents a special bonus in recognition of his expanded responsibilities to oversee the re-organized commercial organization, including the Marketing, Loyalty and Partnerships and Technology organizations. For Mr. Schuyler, the amount for 2019 represents a special bonus in recognition of industry-leading achievements and contributions toward our workplace culture, a key strategic priority for the Company.
(3)For more information about the "Stock Awards" column, see above under “SCT Impact & Cost to the Company.”
Amounts are computed in accordance with FASB ASC Topic 718, using the assumptions discussed in Note 15: “Share-Based Compensation” of the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.
For fiscal year 2020, the "Stock Awards" column represents (a) the aggregate grant date fair value of the awards granted in March 2020 and (b) the aggregate incremental fair value calculated as of the modification date in December 2020 with respect to the original PSUs granted in 2018, 2019 and 2020 that were modified. Under GAAP and the SEC's disclosure rules, the modifications of the 2018, 2019 and 2020 PSUs resulted in incremental fair value that must be reported as additional compensation in fiscal year 2020 (the year of modification). The previously recorded compensation expense for the original PSUs was fully reversed and the NEOs will only realize pay related to the modified PSUs; amounts for the original PSUs and modified PSUs are itemized for each grant year in the table under "SCT Impact & Cost to the Company.” For more information about the modifications of the 2018, 2019 and 2020 PSUs, see above under “Overview of 2018, 2019 & 2020 PSU Modifications” and “Performance Goals for Modified 2019 & 2020 PSUs.” The following table summarizes the elements included in the "Stock Awards" column reported for fiscal year 2020.

Name	Aggregate Grant Date Fair Value of the PSU & RSU Awards Granted in March 2020 ($)	Aggregate Incremental Fair Value of the PSUs Modified in December 2020 ($)	Total Stock Awards for Fiscal 2020 ($)
Christopher J. Nassetta	$13,706,164, consisting of: •$9,137,474 for the 2020 PSUs •$4,568,690 for the 2020 RSUs	$35,812,084, consisting of: •$10,079,320 for the 2020 PSUs •$12,038,561 for the 2019 PSUs •$13,694,203 for the 2018 PSUs	$49,518,248
Kevin J. Jacobs	$2,812,500, consisting of: •$1,875,000 for the 2020 PSUs •$937,500 for the 2020 RSUs	$6,802,937, consisting of: •$2,068,266 for the 2020 PSUs •$2,267,989 for the 2019 PSUs •$2,466,682 for the 2018 PSUs	$9,615,437
Hilton PROXY STATEMENT              45

SUMMARY COMPENSATION TABLE

Name	Aggregate Grant Date Fair Value of the PSU & RSU Awards Granted in March 2020 ($)	Aggregate Incremental Fair Value of the PSUs Modified in December 2020 ($)	Total Stock Awards for Fiscal 2020 ($)
Matthew W. Schuyler	$1,863,613, consisting of: •$1,242,409 for the 2020 PSUs •$621,204 for the 2020 RSUs	$4,672,489, consisting of: •$1,370,470 for the 2020 PSUs •$1,674,791 for the 2019 PSUs •$1,627,228 for the 2018 PSUs	$6,536,102
Kristin A. Campbell	$1,600,983, consisting of: •$1,067,322 for the 2020 PSUs •$533,661 for the 2020 RSUs	$4,250,703, consisting of: •$1,177,336 for the 2020 PSUs •$1,446,139 for the 2019 PSUs •$1,627,228 for the 2018 PSUs	$5,851,686
Christopher W. Silcock	$1,019,817, consisting of: •$679,909 for the 2020 PSUs •$339,908 for the 2020 RSUs	$2,438,062, consisting of: •$749,991 for the 2020 PSUs •$823,291 for the 2019 PSUs •$864,780 for the 2018 PSUs	$3,457,879
Ian R. Carter	$1,608,636, consisting of: •$1,072,455 for the 2020 PSUs •$536,181 for the 2020 RSUs	$2,147,434, consisting of: •$395,328 for the 2019 PSUs •$1,752,106 for the 2018 PSUs	$3,756,070
The amounts for the PSUs reflect the grant date fair value computed in accordance with FASB ASC Topic 718 based upon the probable outcome of the performance conditions as of the grant date. Assuming the highest level of performance achievement as of the grant date, the aggregate grant date fair value of the PSUs would have been: (a) for the Original 2020 PSUs: Mr. Nassetta — $18,274,947, Mr. Jacobs — $3,749,999, Mr. Schuyler — $2,484,818, Ms. Campbell — $2,134,644, Mr. Silcock — $1,359,818 and Mr. Carter — $2,144,910; (b) for the Modified 2020 PSUs: Mr. Nassetta — $20,158,640, Mr. Jacobs — $4,136,531, Mr. Schuyler — $2,740,941, Ms. Campbell — $2,354,672 and Mr. Silcock — $1,499,982; and (c) for the Modified 2019 PSUs, for the portion of the awards for which performance has not yet been certified: Mr. Nassetta — $14,247,045, Mr. Jacobs — $2,684,112, Mr. Schuyler — $1,982,405, Ms. Campbell — $1,711,647 and Mr. Silcock — $974,525.
(4)In accordance with the SEC’s rules, any dividend equivalents that accrued on the executives’ RSUs and PSUs are not reported above because dividends were factored into the grant date fair value of these awards. In 2020, no dividends were accrued after we suspended payment of our quarterly cash dividend to holders of our common stock as a result of the pandemic.
(5)Amounts reported represent the aggregate change in the actuarial present values of Mr. Carter’s and Mr. Silcock’s accumulated benefits under the defined present values of their retirement pensions due based on assumptions described below. These values are the sums that would be payable should Mr. Carter or Mr. Silcock choose to transfer their benefits from the U.K. Pension Plan in full as of December 31, 2020, 2019 and 2018. The key financial assumptions used in the calculations of the present values included discount rates of 3.40%, 3.75% and 4.65% for 2020, 2019 and 2018, respectively, consumer price index (“CPI”) inflation of 2.35%, 2.10% and 2.50% for 2020, 2019 and 2018, respectively, and pension inflation of 1.60%, 1.50% and 1.60% for 2020, 2019 and 2018, respectively. The Company does not provide any of its executives with any above-market or preferential earnings on nonqualified deferred compensation.
(6)For a description of our perquisites, see “Other Benefits and Perquisites” in the Compensation Discussion and Analysis. Perquisites and other personal benefits for an NEO are excluded if the total value of all such perquisites and personal benefits is less than $10,000. "All Other Compensation" for 2020 includes:

Name	Company 401(k) Match(a) ($)	Insurance Premiums(b) ($)	Personal Use of Company Aircraft(c) ($)	Executive Physical ($)	Reimbursements for Taxes Incurred for Specified Perquisites(d) ($)	Other(e) ($)	Total ($)
Christopher J. Nassetta	$10,500	$7,525	$191,190	$2,530	—	$149,416	$361,161
Kevin J. Jacobs	$11,400	—	—	—	—	—	$11,400
Matthew W. Schuyler	—	—	—	—	—	—	—
Kristin A. Campbell	$11,400	—	—	—	—	—	$11,400
Christopher W. Silcock(8)	—	—	—	—	—	$168,723	$168,723
Ian R. Carter	—	—	—	—	—	$3,490,503	$3,490,503
(a)Company contributions to the 401(k) for Mr. Nassetta, Mr. Jacobs and Ms. Campbell.
(b)Employer-paid premiums for Mr. Nassetta’s executive life insurance policy.
(c)The amount reported reflects incremental costs of $190,840 for personal use of Company and charter aircraft by Mr. Nassetta (and by members of his family and guests). Personal use of Company aircraft is determined by calculating an hourly variable rate (e.g., fuel, catering, certain maintenance costs, landing fees, crew travel and other miscellaneous variable costs) for the aircraft and then multiplying the result by the hours flown for personal use and flight hours for plane repositioning (or “deadhead”) flights associated with personal use of Company aircraft. The amount does not include the fixed costs that do not change based on usage, such as crew salaries and hangar storage costs. In addition, family members and guests of Mr. Nassetta occasionally accompany him on business travel on Company aircraft for which we incurred $350 of incremental costs attributable to the total catering costs incurred on such flights. Incremental costs for any personal use of charter aircraft reflect the full cost charged to the Company for the charters.
(d)No tax gross-ups were provided.
(e)For Mr. Nassetta, reflects all employer-paid expenses incurred at Company-branded hotels while on personal travel under our travel perquisite program. For each stay, we included the full nightly room rate charged by the hotel, associated room taxes and fees, parking, food and beverage charges and other on-site services. For Mr. Silcock, amounts reflect his election to receive cash in lieu of participation in a defined contribution pension plan ($150,125) and car allowance ($14,250), which are customary benefits for the region, along with long-term disability coverage ($4,348). For Mr. Carter, amounts reflect his severance benefits in accordance with the terms of the Hilton Worldwide Holdings Inc. Executive Severance Plan in connection with his departure from the Company on December 31, 2020.
(7)“All Other Compensation" and "Total" amounts reported for 2018 for Ms. Campbell include employer-paid FICA taxes ($40) related to personal travel under our travel perquisite program. “All Other Compensation" and "Total" amounts reported for 2019 for Mr. Silcock include the cost of his employer-paid long-term disability coverage ($3,556).
(8)Mr. Silcock’s cash compensation (i.e., salary, non-equity incentive plan compensation and all other compensation) is denominated and paid in GBP; the 2020 amounts reported above reflect the average exchange rate for the year that ended December 31, 2020 of 1.28380; the 2019 amounts reported above reflect the average exchange rate for the year that ended December 31, 2019 of 1.27666.
46              PROXY STATEMENT Hilton

2020 GRANTS OF PLAN-BASED AWARDS
The following table sets forth grants of plan-based awards to the NEOs during the fiscal year that ended December 31, 2020.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Christopher J. Nassetta	Annual Cash Incentive	—	$54,167	$1,950,000	$3,900,000	—	—	—	—	—	—	—
	RSUs	3/3/20	—	—	—	—	—	—	48,952	—	—	$4,568,690
	Stock Options	3/3/20	—	—	—	—	—	—	—	212,796	$93.33	$4,568,730
	Original 2020 PSUs	3/3/20	—	—	—	48,952	97,905	195,810	—	—	—	$9,137,474
	Modified 2020 PSUs	12/22/20	—	—	—	48,952	97,905	195,810	—	—	—	$10,079,320
	Modified 2019 PSUs	12/22/20	—	—	—	34,597	69,194	138,388	47,742	—	—	$12,038,561
	Modified 2018 PSUs	12/22/20	—	—	—	—	—	—	133,018	—	—	$13,694,203
Kevin J. Jacobs	Annual Cash Incentive	—	$175,000	$875,000	$1,750,000	—	—	—	—	—	—	—
	RSUs	3/3/20	—	—	—	—	—	—	10,045	—	—	$937,500
	Stock Options	3/3/20	—	—	—	—	—	—	—	43,665	$93.33	$937,488
	Original 2020 PSUs	3/3/20	—	—	—	10,045	20,090	40,180	—	—	—	$1,875,000
	Modified 2020 PSUs	12/22/20	—	—	—	10,045	20,090	40,180	—	—	—	$2,068,266
	Modified 2019 PSUs	12/22/20	—	—	—	6,518	13,036	26,072	8,994	—	—	$2,267,989
	Modified 2018 PSUs	12/22/20	—	—	—	—	—	—	23,960	—	—	$2,466,682
Matthew W. Schuyler	Annual Cash Incentive	—	$145,000	$725,000	$1,450,000	—	—	—	—	—	—	—
	RSUs	3/3/20	—	—	—	—	—	—	6,656	—	—	$621,204
	Stock Options	3/3/20	—	—	—	—	—	—	—	28,935	$93.33	$621,234
	Original 2020 PSUs	3/3/20	—	—	—	6,656	13,312	26,624	—	—	—	$1,242,409
	Modified 2020 PSUs	12/22/20	—	—	—	6,656	13,312	26,624	—	—	—	$1,370,470
	Modified 2019 PSUs	12/22/20	—	—	—	4,814	9,628	19,256	6,640	—	—	$1,674,791
	Modified 2018 PSUs	12/22/20	—	—	—	—	—	—	15,806	—	—	$1,627,228
Kristin A. Campbell	Annual Cash Incentive	—	$144,200	$721,000	$1,442,000	—	—	—	—	—	—	—
	RSUs	3/3/20	—	—	—	—	—	—	5,718	—	—	$533,661
	Stock Options	3/3/20	—	—	—	—	—	—	—	24,856	$93.33	$533,658
	Original 2020 PSUs	3/3/20	—	—	—	5,718	11,436	22,872	—	—	—	$1,067,322
	Modified 2020 PSUs	12/22/20	—	—	—	5,718	11,436	22,872	—	—	—	$1,177,336
	Modified 2019 PSUs	12/22/20	—	—	—	4,156	8,313	16,626	5,734	—	—	$1,446,139
	Modified 2018 PSUs	12/22/20	—	—	—	—	—	—	15,806	—	—	$1,627,228
Christopher W. Silcock	Annual Cash Incentive(4)	—	$120,098	$600,488	$1,200,976	—	—	—	—	—	—	—
	RSUs	3/3/20	—	—	—	—	—	—	3,642	—	—	$339,908
	Stock Options	3/3/20	—	—	—	—	—	—	—	15,836	$93.33	$339,999
	Original 2020 PSUs	3/3/20	—	—	—	3,642	7,285	14,570	—	—	—	$679,909
	Modified 2020 PSUs	12/22/20	—	—	—	3,642	7,285	14,570	—	—	—	$749,991
	Modified 2019 PSUs	12/22/20	—	—	—	2,366	4,733	9,466	3,264	—	—	$823,291
	Modified 2018 PSUs	12/22/20	—	—	—	—	—	—	8,400	—	—	$864,780
Ian R. Carter	Annual Cash Incentive	—	$168,000	$840,000	$1,680,000	—	—	—	—	—	—	—
	RSUs	3/3/20	—	—	—	—	—	—	5,745	—	—	$536,181
	Stock Options	3/3/20	—	—	—	—	—	—	—	24,976	$93.33	$536,235
	Original 2020 PSUs	3/3/20	—	—	—	5,745	11,491	22,982	—	—	—	$1,072,455
	Modified 2019 PSUs	12/22/20	—	—	—	—	—	—	3,840	—	—	$395,328
	Modified 2018 PSUs	12/22/20	—	—	—	—	—	—	17,019	—	—	$1,752,106
(1)Reflects the possible payouts under the 2020 annual cash incentive program. Amounts reported in the “Threshold” column assume that the NEO only earns the minimum payout for the performance objective that has been assigned the lowest weighting. The actual amounts paid are described in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”
(2)Described in further detail under footnote 3 of the SCT, “LTI Program" and “Overview of 2018, 2019 & 2020 PSU Modifications.” Amounts reported in the “Threshold” column assume that 50% of the target PSUs will vest and amounts reported in the “Maximum” column assume that 200% of the target PSUs will vest. For the Modified 2018 and 2019 PSUs, amounts in the “All Other Stock Awards: Number of Shares of Stock or Units” column reflect the number of PSUs for which the Committee certified performance in December 2020 to reflect above-target achievement with respect to fiscal years for which performance was certified, as described under “Overview of 2018, 2019 & 2020 PSU Modifications,” and that will vest upon the conclusion of the applicable performance period with respect to such modified PSUs. For Mr. Carter, our former EVP and President, Global Development, the Committee certified modified 2018 and 2019 PSUs to reflect above-target achievement (as described under “Overview of 2018, 2019 & 2020 PSU Modifications”) and prorated PSUs for which he did not serve the full performance period (i.e., for the Modified 2019 PSUs, as described under “Treatment of LTI Awards Upon Termination, Change in Control or Retirement”); there were no additional modifications to his original 2018, 2019 or 2020 PSUs.
(3)Computed in accordance with FASB ASC Topic 718, using the assumptions discussed in Note 15: “Share-Based Compensation” of the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.
The stock options have an exercise price per share equal to the closing price of the Company’s common stock as reported on the NYSE on the date of grant.
The grant date fair value of the PSUs were computed in accordance with FASB ASC Topic 718 based upon the probable outcome of the performance conditions, as described under “Overview of 2018, 2019 & 2020 PSU Modifications” and “Performance Goals for Modified 2019 & 2020 PSUs,” as of the grant date. For more information about the modifications of the 2018, 2019 and 2020 PSUs, see above under “SCT Impact & Cost to the Company,” “Overview of 2018, 2019 & 2020 PSU Modifications” and “Performance Goals for Modified 2019 & 2020 PSUs.”
(4)For Mr. Silcock, the annual cash incentive amounts reported above were converted to USD as described under “Base Salary.”
Hilton PROXY STATEMENT              47

OUTSTANDING EQUITY AWARDS AT 2020 FISCAL YEAR-END
The following table sets forth outstanding equity awards held by our NEOs as of December 31, 2020.

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1)(2) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)(4) (#)		Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2)(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)(4) ($)
Christopher J. Nassetta	2/19/14	74,977	—	$45.46	2/19/24	—		—	—	—
	2/10/15	71,125	—	$57.99	2/10/25	—		—	—	—
	2/18/16	114,289	—	$41.41	2/18/26	—		—	—	—
	2/27/17	124,007	—	$58.02	2/27/27	—		—	—	—
	3/1/18	110,967	55,485	$79.35	3/1/28	—		—	—	—
	2/28/19	68,192	136,385	$83.10	2/28/29	73,690	(5)	$8,198,749	69,194	$7,698,524
	3/3/20	—	212,796	$93.33	3/3/30	48,952	(5)	$5,446,400	97,905	$10,892,910
Kevin J. Jacobs	2/19/14	22,493	—	$45.46	2/19/24	—		—	—	—
	2/10/15	23,143	—	$57.99	2/10/25	—		—	—	—
	2/18/16	36,563	—	$41.41	2/18/26	—		—	—	—
	2/27/17	43,290	—	$58.02	2/27/27	—		—	—	—
	3/1/18	19,988	9,995	$79.35	3/1/28	—		—	—	—
	2/28/19	12,847	25,696	$83.10	2/28/29	13,883	(5)	$1,544,623	13,036	$1,450,385
	3/3/20	—	43,665	$93.33	3/3/30	10,045	(5)	$1,117,607	20,090	$2,235,213
Matthew W. Schuyler	2/19/14	18,744	—	$45.46	2/19/24	—		—	—	—
	2/10/15	17,442	—	$57.99	2/10/25	—		—	—	—
	2/18/16	27,556	—	$41.41	2/18/26	—		—	—	—
	2/27/17	29,565	—	$58.02	2/27/27	—		—	—	—
	3/1/18	13,187	6,595	$79.35	3/1/28	—		—	—	—
	2/28/19	9,487	18,975	$83.10	2/28/29	10,250	(5)	$1,140,415	9,628	$1,071,211
	3/3/20	—	28,935	$93.33	3/3/30	6,656	(5)	$740,547	13,312	$1,481,093
Kristin A. Campbell	2/18/16	27,556	—	$41.41	2/18/26	—		—	—	—
	2/27/17	29,565	—	$58.02	2/27/27	—		—	—	—
	3/1/18	13,187	6,595	$79.35	3/1/28	—		—	—	—
	2/28/19	8,192	16,386	$83.10	2/28/29	8,851	(5)	$984,762	8,313	$924,904
	3/3/20	—	24,856	$93.33	3/3/30	5,718	(5)	$636,185	11,436	$1,272,369
Christopher W. Silcock	2/19/14	4,685	—	$45.46	2/19/24	—		—	—	—
	2/10/15	4,986	—	$57.99	2/10/25	—		—	—	—
	2/18/16	11,905	—	$41.41	2/18/26	—		—	—	—
	2/27/17	15,638	—	$58.02	2/27/27	—		—	—	—
	3/1/18	7,008	3,505	$79.35	3/1/28	—		—	—	—
	2/28/19	4,664	9,330	$83.10	2/28/29	5,039	(5)	$560,639	4,733	$526,594
	5/9/19	—	—	—	—	14,630	(6)	$1,627,734	—	—
	3/3/20	—	15,836	$93.33	3/3/30	3,642	(5)	$405,209	7,285	$810,529
Ian R. Carter	2/19/14	22,493	—	$45.46	2/19/24	—		—	—	—
	2/10/15	20,931	—	$57.99	2/10/25	—		—	—	—
	2/18/16	33,068	—	$41.41	2/18/26	—		—	—	—
	2/27/17	35,478	—	$58.02	2/27/27	—		—	—	—
	3/1/18	14,198	7,100	$79.35	3/1/28	—		—	—	—
	2/28/19	8,222	16,445	$83.10	2/28/29	6,969	(5)	$775,371	—	—
	3/3/20	—	24,976	$93.33	3/3/30	5,745	(5)	$639,189	—	—
(1)Stock options granted in 2014 through 2017 vested in three equal annual installments beginning on the following February 15, which is approximately the first anniversary of the grant date. Stock options granted in 2018 through 2020 vest in three equal annual installments beginning on the following March 3, which is approximately the first anniversary of the grant date.
(2)For information on vesting upon specified termination events or a change in control, see “LTI Program” and “Potential Payments Upon Termination or Change in Control.”
(3)Amounts reported are based on the closing price of our common stock on the NYSE as of December 31, 2020 ($111.26) multiplied by the number of outstanding shares.
(4)The modified 2019 PSUs are reflected in the row for the February 2019 grant date, when they were originally granted. The modified 2020 PSUs are reflected in the row for the March 2020 grant date, when they were originally granted. PSUs vest according to the performance metrics described under “Overview of 2018, 2019 & 2020 PSU Modifications" at the end of the performance periods. For the February 2019 grants row, amounts in the “Number of Shares or Units of Stock That Have Not Vested” column reflect (i) RSUs and (ii) with respect to the modified 2019 PSUs, the number of modified 2019 PSUs for which the Committee certified performance in December 2020 to reflect above-target achievement with respect to the 2019 fiscal year, as described under “Overview of 2018, 2019 & 2020 PSU Modifications,” which will vest upon the conclusion of the performance period with respect to such modified PSUs.
In the "Equity Incentive Plan Awards" columns above, the number and market value of the PSUs reported reflect target achievement based on the Company’s performance as of December 31, 2020. The actual number of units that will be distributed is not yet determinable.
(5)RSUs granted in February 2019 and March 2020 vest in two equal annual installments beginning on the following March 3, which is approximately the first anniversary of the grant date.
(6)RSUs granted to Mr. Silcock that vest in three equal annual installments beginning on the first anniversary of the grant date.
48              PROXY STATEMENT Hilton

2020 OPTION EXERCISES AND STOCK VESTED
The following table provides information regarding options that were exercised and shares that vested during 2020 for our NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting(3) ($)
Christopher J. Nassetta	—	—	229,869	$24,753,330
Kevin J. Jacobs	—	—	56,322	$6,143,457
Matthew W. Schuyler	—	—	33,871	$3,673,253
Kristin A. Campbell	36,186	$2,263,719	33,378	$3,627,241
Christopher W. Silcock	—	—	19,063	$1,775,144
Ian R. Carter	—	—	23,338	$2,483,286
(1)Reflects the value realized (market price less the exercise price) upon exercising the stock options.
(2)Includes shares received from the vesting of RSUs granted in 2017, 2018 and 2019, as applicable, and the Modified 2018 PSUs.
The Modified 2018 PSUs vested on December 31, 2020 and are described above under “Overview of 2018, 2019 & 2020 PSU Modifications.” The Modified 2018 PSUs were issued to our NEOs in the following amounts and market values based on the closing price of our common stock on the NYSE as of March 3, 2021 ($123.13), which is the date the PSUs settled: 133,018 shares ($16,378,506) for Mr. Nassetta; 23,960 shares ($2,950,195) for Mr. Jacobs; 15,806 shares ($1,946,193) for Mr. Schuyler; 15,806 shares ($1,946,193) for Ms. Campbell; 8,400 shares ($1,034,292) for Mr. Silcock; and 17,019 shares ($2,095,549) for Mr. Carter.
(3)Amounts reported are based on the closing price of our common stock on the NYSE on the vesting date.
2020 PENSION BENEFITS
The table below provides information as of December 31, 2020, for those NEOs who participate in our defined benefit pension plans, both of whom ceased further pensionable service under the applicable plan(s) in 2009.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
Christopher J. Nassetta		—	—	—
Kevin J. Jacobs		—	—	—
Matthew W. Schuyler		—	—	—
Kristin A. Campbell		—	—	—
Christopher W. Silcock	U.K. Pension Plan(3)	5	$382,988	—
Ian R. Carter(2)	U.K. Pension Plan(3)	4	$731,676	—
	Supplemental U.K. Plan (4)	3	$944,328	—
(1)The present value is calculated by the trustee of the U.K. Pension Plan and represents the present value of the retirement pension due based on assumptions described below. This value is the sum that would be payable should the NEO choose to transfer their benefits from the U.K. Pension Plan in full as of December 31, 2020. The key financial assumptions used in the calculation of the present value included discount rates of 3.40% and 3.75% for 2020 and 2019, respectively, CPI inflation of 2.35% and 2.10% for 2020 and 2019, respectively, and pension inflation of 1.60% and 1.50% for 2020 and 2019, respectively.
(2)Mr. Carter’s employment with the Company ended effective December 31, 2020 and his accounts in the U.K. Pension Plan and the Supplemental U.K. Plan will be paid in accordance with the terms and conditions of the applicable plan.
(3)The U.K. Pension Plan is a defined benefit pension plan in the U.K., for which benefit payments are payable monthly upon retiring in accordance with the terms of the plan. The pension value is determined based on years and completed months of pensionable service, final pensionable salary (which is subject to an earnings cap) and an accrual ratio. The funds are invested through a trustee, who has full investment discretion. Mr. Carter and Mr. Silcock ceased pensionable service in the U.K. Pension Plan in 2009, and have a preserved pension based on their pensionable service and final pensionable salary at that time. Mr. Carter and Mr. Silcock have not contributed to the plan since then and the only increases applied to their benefit have been annual statutory increases. The purpose of the U.K. Pension Plan is to provide a retirement benefit based on U.K. market practice. The U.K. Pension Plan does not provide special policies such as granting extra years of credited service, however, it provides tax advantages such as tax relief on Team Member contributions and a tax-free cash payment at retirement.
(4)The Supplemental U.K. Plan is supplementary to the U.K. Pension Plan and provides an additional retirement benefit to senior management of the Company whose pensionable earnings in the U.K. Pension Plan are restricted to an earnings cap. The Supplemental U.K. Plan does not have assets. While Mr. Carter was a member of the Supplemental U.K. Plan, the Company made notional contributions calculated as a percentage of his base salary in excess of an earnings cap, which applies within the U.K. Pension Plan. No notional contributions have been made for Mr. Carter since 2009, when he ceased pensionable service. Mr. Carter has a notional retirement account balance, which is notionally invested based on Mr. Carter’s elected investment portfolio. The terms of the Supplemental U.K. Plan provide that funds be paid as a lump sum at the same time as Mr. Carter commences drawing his retirement benefits from the U.K. Plan. The Supplemental U.K. Plan does not provide any special tax treatment.
Hilton PROXY STATEMENT              49

2020 NONQUALIFIED DEFERRED COMPENSATION
The table below provides information as of December 31, 2020, for those NEOs who have a balance in the EDCP.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY(1) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(2) ($)
Christopher J. Nassetta	—	—	$21,843	—	$269,811
Kevin J. Jacobs	—	—	—	—	—
Matthew W. Schuyler	—	—	—	—	—
Kristin A. Campbell	—	—	—	—	—
Christopher W. Silcock	—	—	—	—	—
Ian R. Carter	—	—	—	—	—
(1)The amount in this column is not reported as compensation for fiscal year 2020 in the “Summary Compensation Table” since it does not reflect above-market or preferential earnings. Deferrals may be allocated among investment options that generally mirror the investment options available under our qualified 401(k) plan. Of the available investment options, the one-year rate of return during 2020 ranged from 2.44% to 36.93%.
(2)Mr. Nassetta made no contributions during fiscal years 2018, 2019 or 2020 and, therefore, no amounts in this column have previously been reported in the “Summary Compensation Table.”
The EDCP was frozen as of December 31, 2018. While no new participants were permitted to enter the plan and no new earnings were deferred since that date, participants may continue to make investment choices for their existing deferred compensation balance under the plan.
Under our EDCP, specified eligible Team Members were previously permitted to defer up to 80% of their annual salary and up to 100% of their bonus. Contributions to the EDCP consisted solely of participants’ elective deferral contributions and the Company did not provide matching contributions. Eligible Team Members are permitted to make individual investment elections that will determine the rate of return on their deferral amounts. Participants may change their investment elections at any time. Deferrals are only deemed to be invested in the investment options selected. Participants have no ownership interest in any of the funds as investment elections are used only as an index for crediting gains or losses to participants’ accounts. The investment options consist of a variety of well-known mutual funds including certain non-publicly traded mutual funds available through variable insurance products. Investment gains or losses in the funds are credited to the participants’ accounts daily, net of investment option related expenses. The EDCP does not provide any above-market returns or preferential earnings to participants, and the deferrals and their earnings are always 100% vested.
Participants were permitted to elect to receive in-service distributions of such amounts at the time they made their deferral elections. In addition, upon a showing of financial hardship due to death, illness, accident or similar extraordinary or unforeseeable circumstances, participants may be allowed to access funds in their deferred compensation account before they otherwise would have been eligible. Each participant made two payout elections, one in the case of termination and one in the case of retirement. Benefits can generally be received either as a lump sum payment or in installments over a period not to exceed 20 years in the case of retirement, 5 years in the case of termination and 5 years for in-service distributions. In the event of a change in control, 100% of the value of the eligible Team Members’ deferred compensation account will be distributed.
50              PROXY STATEMENT Hilton

POTENTIAL PAYMENTS UPON TERMINATION
OR CHANGE IN CONTROL
The following table describes the potential payments and benefits that would have been payable to our NEOs under existing plans assuming a termination of employment on December 31, 2020. The amounts shown in the table do not include payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the NEOs. Distributions of plan balances that would be made are set forth in the “2020 Nonqualified Deferred Compensation” table.
Because the disclosures in the table assume the occurrence of a termination as of a particular date and under a particular set of circumstances and therefore make a number of important assumptions, the actual amount to be paid to each of our NEOs upon a termination may vary significantly from the amounts included herein. Factors that could affect these amounts include the timing during the year of any such event, the continued availability of benefit policies at similar prices and the type of termination event that occurs.

Name	Qualifying Termination(1) ($)	Qualifying Termination Within 12 Months Following CIC ($)	Death or Disability(2) ($)
Christopher J. Nassetta
Cash Severance(1)	$9,717,500	$9,717,500	$1,950,000
Equity Awards(3)	—	$41,663,144	$30,551,941
Continuation of Benefits(4)	$32,541	$32,541	—
Outplacement Services(5)	$17,000	$17,000	—
Other Benefit(6)	$85,000	$85,000	$85,000
Total Value of Benefits	$9,852,041	$51,515,185	$32,586,941
Kevin J. Jacobs
Cash Severance(1)	$3,500,000	$3,500,000	$875,000
Equity Awards(3)	—	$8,173,281	$5,957,946
Continuation of Benefits(4)	$18,949	$18,949	—
Outplacement Services(5)	$17,000	$17,000	—
Other Benefit(6)	$90,865	$90,865	$90,865
Total Value of Benefits	$3,626,814	$11,800,095	$6,923,811
Matthew W. Schuyler
Cash Severance(1)	$2,900,000	$2,900,000	$725,000
Equity Awards(3)	—	$5,696,853	$4,173,852
Continuation of Benefits(4)	$25,012	$25,012	—
Outplacement Services(5)	$17,000	$17,000	—
Other Benefit(6)	$75,288	$75,288	$75,288
Total Value of Benefits	$3,017,300	$8,714,153	$4,974,140
Kristin A. Campbell
Cash Severance(1)	$2,884,000	$2,884,000	$721,000
Equity Awards(3)	—	$4,935,765	$3,625,067
Continuation of Benefits(4)	$14,723	$14,723	—
Outplacement Services(5)	$17,000	$17,000	—
Other Benefit(6)	$74,873	$74,873	$74,873
Total Value of Benefits	$2,990,596	$7,926,361	$4,420,940
Christopher W. Silcock(7)
Cash Severance(1)	$2,401,952	$2,401,952	$600,488
Equity Awards(3)	—	$4,589,221	$3,785,572
Continuation of Benefits(4)	$3,902	$3,902	—
Outplacement Services(5)	$17,000	$17,000	—
Other Benefit(6)	$9,238	$9,238	$9,238
Total Value of Benefits	$2,432,092	$7,021,313	$4,395,298
Ian R. Carter(8)
Cash Severance(1)	$3,360,000	—	—
Equity Awards(3)(8)	—	—	—
Continuation of Benefits(4)	$33,580	—	—
Outplacement Services(5)	—	—	—
Other Benefit(6)	$96,923	—	—
Total Value of Benefits	$3,490,503	—	—
Hilton PROXY STATEMENT              51

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
(1)For purposes of the cash severance amounts in the table above, a “qualifying termination” means (x) as defined under the Severance Plan, a termination of employment either by the Company without “cause” or by the executive for “good reason” and (y) as defined under the Incentive Plans, a termination by the Company without “cause.” An executive is not deemed to have experienced a qualifying termination as a result of (a) his or her death or disability or (b) solely as a result of a change in control.
Under the Severance Plan, whether or not in connection with a change in control, each NEO would have been entitled to receive a cash severance amount equal to 2.0 times (2.99 in the case of Mr. Nassetta) the sum of the executive’s base salary and annual cash incentive award payable at target, each as in effect at date of     termination.
If the employment of the NEO was terminated due to death or disability, such executive would have been entitled to receive a prorated bonus. Amounts reported under “Death or Disability” for each NEO reflect each NEO’s target annual bonus for the year ended December 31, 2020.
(2)In the event of death of an NEO, in addition to amounts reported in the table above, each NEO will receive benefits from third-party payors under our employer-paid premium life insurance plans. Mr. Silcock is eligible for four times his base salary at death. All of our other NEOs are eligible for one times their regular annual eligible wages at death. In addition, the Company has provided Mr. Nassetta with additional executive life insurance with a $10,500,000 death benefit. Therefore, if such benefits were triggered for the NEOs on December 31, 2020 under our life insurance plans the legally designated beneficiary(ies) of each NEO would have received the following amounts: Mr. Nassetta — $13,000,000; Mr. Jacobs — $1,779,000; Mr. Schuyler — $1,796,000; Ms. Campbell — $1,485,000; and Mr. Silcock — $2,401,952.
(3)Amounts represent the value of the acceleration of any unvested equity awards, assuming the acceleration occurred on December 31, 2020 and based on the closing price of our common stock on the NYSE as of December 31, 2020 ($111.26). Provisions for unvested awards are discussed in further detail under “Treatment of LTI Awards Upon Termination, Change in Control or Retirement.”
•PSUs: If the NEO’s employment terminates as a result of death or disability, a prorated portion of the PSUs then outstanding and eligible to vest will immediately vest at target levels, with such proration based on the number of days in the performance period that have elapsed. Upon a double trigger change in control event, the PSUs then outstanding and eligible to vest will immediately vest based on actual performance through the most recently completed fiscal quarter or at a level as determined by the Committee in its good faith discretion. The amounts reported in the table above for double trigger vesting are based on the Company’s performance as of December 31, 2020.
•RSUs: Upon a double trigger following a change in control or due to the executive’s death or disability, all unvested RSUs will immediately vest.
•Stock options: Upon a double trigger following a change in control or due to the executive’s death or disability, all unvested options will immediately vest and become exercisable. In the table above, amounts reported reflect the “spread,” or difference between the exercise price and closing price as of December 31, 2020.
Amounts in the table above do not include accrued dividends on eligible outstanding equity awards. Accrued dividends as of December 31, 2020 were approximately: $107,164 for Mr. Nassetta; $20,190 for Mr. Jacobs; $14,909 for Mr. Schuyler; $12,874 for Ms. Campbell; $16,108 for Mr. Silcock; and $5,229 for Mr. Carter.
(4)Under the Severance Plan, upon a qualifying termination, each NEO is entitled to continued healthcare coverage in an amount equal to the excess of the cost of the coverage over the amount that the executive would have had to pay if the executive remained employed for 12 months following the date of termination. In addition, upon a qualifying termination, an NEO who received life insurance coverage prior to the qualifying termination is entitled to receive a cash payment equal to the premiums required to continue such coverage for 12 months following the termination. Amounts reported assume 2020 rates.
(5)Under the Severance Plan, upon a qualifying termination, each NEO is entitled to outplacement services for a period of 12 months following the date of termination. Amounts in the table above assume that the cost to the Company for these outplacement services would be $17,000 for each NEO. Mr. Carter elected not to receive outplacement services.
(6)Amounts shown represent accrued but unused vacation days.
(7)The non-equity award dollar amounts reported above for Mr. Silcock were converted to USD as described under “Base Salary.” As required under U.K. law, we are party to an employment agreement with Mr. Silcock. Pursuant to the agreement, Mr. Silcock is entitled to six months’ notice of the termination of his employment. His agreement does not otherwise provide for any severance payments or benefits, and we would expect that any such payments and benefits would be paid pursuant to the Severance Plan in the event his employment is terminated.
(8)Mr. Carter’s employment with the Company ended effective December 31, 2020. Amounts above represent the severance benefits he received in accordance with the Severance Plan. In addition, his unvested equity awards were not accelerated, remain outstanding and are eligible for continued vesting, consistent with the retirement provisions discussed in further detail under “Treatment of LTI Awards Upon Termination, Change in Control or Retirement.” The value of these unvested equity awards was $2,552,032 as of December 31, 2020 based on the closing price of our common stock on the NYSE as of December 31, 2020 ($111.26).

52              PROXY STATEMENT Hilton

PAY RATIO
For the fiscal year ended December 31, 2020, we estimate that the ratio of the annual total compensation of our CEO ($55,884,527(1)) to the annual total compensation of our median employee ($28,608(2)) was 1,953:1. The pandemic has significantly affected the global economy and strained the hospitality industry, including Hilton. Due to materially reduced travel around the world, Hilton temporarily reduced compensation for certain roles, reduced our workforce, reduced work hours and furloughed a substantial number of our employees, which resulted in the decline in the median employee's pay.
The 2020 figures are not historically representative of our CEO's pay, median employee's pay or pay ratio. On average for 2017 through 2019, the annual total compensation of our CEO was $19,994,035, the annual total compensation of our median employee was $37,798 and our pay ratio was 533:1.(3)
The 2020 ratio would have been 702:1 if not for the PSU modifications that were undertaken to help drive the Company’s long-term performance. If not for the PSU modifications, the CEO's annual total compensation would have been $20,072,443, which represents a 6% decrease from 2019. The additional stock award values included for 2020 reflect the aggregate incremental fair value generated by the modification of previously granted awards. This incremental fair value does not reflect new grants. The Committee approved the modifications to ensure that our long-term incentive metrics aligned with our path to recovery, re-established a future earning opportunity to promote retention and recognized our strong pre-pandemic performance, positioning Hilton to navigate the challenges presented by the pandemic, as described in greater detail under “Overview of 2018, 2019 & 2020 PSU Modifications.”

In order to identify the median employee, we used the methodology described below:
•As of October 1, 2020, the date chosen for identifying the median employee, we collected data for all employees globally and used base pay as our consistently applied compensation measure. For hourly workers, we calculated annual base pay based on a reasonable estimate of hours worked during 2020, and we used salary levels for salaried employees. We annualized pay for permanent employees who commenced work during 2020. Consistent with SEC guidance, we used reasonable estimates to determine the base pay for a small portion of our employee population.
•Once base pay information was gathered for the workforce, we identified employees within a narrow range of the estimated median and then employed statistical sampling to select the median employee from within that range.
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules and the methodology described above. The SEC allows companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

____________
(1)For purposes of the pay ratio disclosure, the CEO’s annual total compensation includes the amount reported in the “Total” column of the SCT, plus the CEO’s Company-paid healthcare benefits.
(2)The median employee’s annual total compensation includes the median employee’s Company 401(k) match and any Company-paid healthcare costs. For 2020, however, the median employee elected not to receive Company-paid healthcare benefits and therefore their 2020 annual total compensation does not include Company-paid healthcare costs.
(3)Reflects our pay ratio disclosure for fiscal years 2017, 2018 and 2019.
Hilton PROXY STATEMENT              53

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During the 2020 fiscal year, the members of the Compensation Committee were Ms. Healey, Ms. McHale and Mr. Schreiber, none of whom was, during the fiscal year, an officer or employee of the Company and none of whom was formerly an officer of the Company. During 2020, none of our executive officers served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served on our Compensation Committee or our Board.

54              PROXY STATEMENT Hilton

OWNERSHIP OF SECURITIES
The following table sets forth information regarding the beneficial ownership of shares of our common stock as of March 24, 2021 by (1) each person known to us to beneficially own more than 5% of our outstanding common stock, (2) each of our directors and named executive officers and (3) all of our directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC. Unless otherwise noted, voting power and investment power in the shares of our common stock beneficially owned by our directors and executive officers is exercisable solely by the named individual.

Name	Amount and Nature of Beneficial Ownership	Percentage of Common Stock Outstanding
Principal Stockholders
The Vanguard Group(1)	24,908,710	8.9
T. Rowe Price Associates, Inc.(2)	20,342,000	7.3
BlackRock, Inc.(3)	18,443,400	6.6
Capital Research Global Investors(4)	15,724,457	5.6
Directors and Named Executive Officers
Christopher J. Nassetta(5)(6)	3,812,694	1.4
Jonathan D. Gray(7)	733,639	*
Charlene T. Begley(8)	8,148	*
Chris Carr(8)	1,468	*
Melanie L. Healey(8)	7,388	*
Raymond E. Mabus, Jr.(8)	7,186	*
Judith A. McHale(8)	15,809	*
John G. Schreiber(8)	12,297	*
Elizabeth A. Smith(8)	15,809	*
Douglas M. Steenland(8)	19,142	*
Kristin A. Campbell(6)	245,058	*
Ian R. Carter(6)	759,791	*
Kevin J. Jacobs(6)(9)	423,765	*
Matthew W. Schuyler(6)	417,497	*
Christopher W. Silcock(6)	101,640	*
Directors and Executive Officers as a group (16 persons)(10)	6,610,546	2.4
*Represents less than 1%.
(1)As reported in a Schedule 13G/A filed on February 10, 2021, The Vanguard Group has shared voting power over 438,502 shares of our common stock, sole dispositive power over 23,724,023 shares of our common stock and shared dispositive power over 1,184,687 shares of our common stock. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(2)As reported in a Schedule 13G/A filed on February 16, 2021, T. Rowe Price Associates, Inc. has sole voting power over 7,304,537 shares of our common stock and sole dispositive power over 20,342,000 shares of our common stock. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.
(3)As reported in a Schedule 13G/A filed on January 29, 2021, BlackRock, Inc. has sole voting power over 16,004,422 shares of our common stock and sole dispositive power over 18,443,400 shares of our common stock. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
(4)As reported in a Schedule 13G filed on February 16, 2021, Capital Research Global Investors ("CRGI") has sole voting power over 15,712,286 shares of our common stock and sole dispositive power over 15,724,457 shares of our common stock. CRGI is a division of Capital Research and Management Company ("CRMC"), as well as its investment management subsidiaries and affiliates Capital Bank and Trust Company, Capital International, Inc., Capital International Limited, Capital International Sarl and Capital International K.K. (together with CRMC, the "investment management entities"). CRGI's divisions of each of the investment management entities collectively provide investment management services under the name "Capital Research Global Investors." The address of CRGI is 333 South Hope Street, 55th Fl, Los Angeles, CA 90071.
(5)Includes 801,716 shares of common stock held by Harwood Road LLC, a limited liability company. A revocable living trust, of which Mr. Nassetta is the trustee and a beneficiary, serves as the managing member of Harwood Road LLC. 99% of the economic interests in the limited liability company are held by a family trust for the benefit of Mr. Nassetta’s children and the remaining 1% is held by the aforementioned living trust.
(6)Includes shares underlying vested options as follows: Mr. Nassetta: 758,166; Ms. Campbell: 44,452; Mr. Carter: 158,037; Mr. Jacobs: 195,722; Mr. Schuyler: 141,708; and Mr. Silcock: 62,334. Amount for Mr. Carter is to the Company's knowledge as of December 31, 2020.
(7)Includes 731,666 shares held directly by The Gray Foundation over which Mr. Gray may be deemed to have investment and voting power. Mr. Gray does not have any economic interest in the shares held by The Gray Foundation.
(8)Includes fully vested DSUs and dividend equivalents that settle on the earlier of a termination for any reason or a change in control as follows: Ms. Begley: 8,148; Mr. Carr: 1,468; Ms. Healey: 7,388; Mr. Mabus: 7,186; Ms. McHale: 13,643; Mr. Schreiber: 12,297; Ms. Smith: 13,643; and Mr. Steenland: 13,643.
(9)Amounts shown for Mr. Jacobs include 135,000 shares of common stock held by grantor retained annuity trusts in which Mr. Jacobs serves as trustee.
(10)Includes 1,412,840 shares underlying vested options held by our executive officers and 79,388 fully vested DSUs and dividend equivalents held by our directors.
Hilton PROXY STATEMENT              55

TRANSACTIONS WITH RELATED PERSONS
Our Board of Directors recognizes that transactions with related persons present a heightened risk of conflicts of interests and/or improper valuation (or the perception thereof). Our Board has adopted a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly-held common stock listed on the NYSE. Our related person transaction policy requires that a “related person” (as defined in Item 404(a) of Regulation S-K, which includes security holders who beneficially own more than 5% of our common stock) must promptly disclose to our General Counsel any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The General Counsel will then promptly communicate that information to our Board or a duly authorized committee of the Board (currently the Audit Committee). No related person transaction will be executed without the approval or ratification of our Board or a duly authorized committee of the Board. Among the factors to be considered are the related person's interest in the transaction, the approximate dollar value of both the transaction and the related person's interest, whether the transaction is in the ordinary course of business of the Company, whether the terms of the transaction are no less favorable than could have been reached with an unrelated third party, and the purpose and potential benefits of the transaction. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest. Each of the transactions described below complies with our policy on transactions with related persons.
TRANSACTIONS
T. Rowe Price Associates, Inc. is a beneficial holder of more than 5% of our outstanding common stock according to a Schedule 13G/A that it filed with the SEC on February 16, 2021. T. Rowe Price Retirement Plan Services, Inc. provides recordkeeping and management services for three of the Company’s retirement savings plans and received in 2020, in the aggregate, approximately $6.7 million for investment management services and approximately $1.1 million for recordkeeping services in connection with the three plans. Mr. Schreiber, a director trustee of a number of mutual funds managed by T. Rowe Price Associates and a member of our Board, has no financial interest in the foregoing described services provided by T. Rowe Price Retirement Plan Services, Inc.
INDEMNIFICATION AGREEMENTS
We have entered into indemnification agreements with our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted by Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.
There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.
56              PROXY STATEMENT Hilton

QUESTIONS AND ANSWERS
Why am I being provided with these materials?
We have made our proxy materials available to you on the Internet or, upon your request, delivered printed versions of these proxy materials to you by mail in connection with the solicitation by the Board of Directors of Hilton Worldwide Holdings Inc. of proxies to be voted at our Annual Meeting, and at any postponements or adjournments of the Annual Meeting. Directors, officers and other Company employees also may solicit proxies by telephone or otherwise. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. You are invited to attend the Annual Meeting and vote your shares online.
Why is the Annual Meeting being webcast online?
Due to the public health impact of the pandemic and to support the health and wellbeing of our stockholders and other participants at the Annual Meeting, this year's Annual Meeting will be a virtual meeting of stockholders held via a live audio webcast. The virtual meeting will provide the same rights and advantages of a physical meeting. Stockholders will be able to present questions online during the meeting through www.virtualshareholdermeeting.com/HLT2021, providing our stockholders with the opportunity for meaningful engagement with the Company. We expect that we will return to holding an in-person annual meeting next year.
How do I participate in the virtual meeting?
To participate in the meeting, you must have your 16-Digit Control Number that is shown on your Notice of Internet Availability of Proxy Materials or, if you received a printed copy of the proxy materials, on your proxy card or the instructions that accompanied your proxy materials. You may access the Annual Meeting by visiting www.virtualshareholdermeeting.com/HLT2021. You will be able to submit questions during the meeting by typing your question into the “ask a question” box on the meeting page. If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual Annual Meeting log-in page. Technical support will be available starting 15 minutes prior to the meeting.
What am I voting on?
There are three proposals scheduled to be voted on at the Annual Meeting:
•Proposal No. 1: Election of the director nominees listed in this Proxy Statement.
•Proposal No. 2: Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021.
•Proposal No. 3: Approval, in a non-binding advisory vote, of the compensation paid to the named executive officers.
Who is entitled to vote?
Stockholders as of the close of business on March 24, 2021 (the “Record Date”) may vote at the Annual Meeting. As of that date, there were 278,522,251 shares of common stock outstanding. You have one vote for each share of common stock held by you as of the Record Date, including shares:
•Held directly in your name as “stockholder of record” (also referred to as “registered stockholder”); and
•Held for you in an account with a broker, bank or other nominee (shares held in “street name”) — Street name holders generally cannot vote their shares directly and instead must instruct the brokerage firm, bank or nominee how to vote their shares.
What constitutes a quorum?
The holders of record of a majority of the voting power of the issued and outstanding shares of capital stock entitled to vote at the Annual Meeting must be present in person or represented by proxy to constitute a quorum for the Annual Meeting. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by “broker non-votes” that are present and entitled to vote at the Annual Meeting are counted for purposes of determining a quorum. However, as described below under “How are votes counted?” if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a “broker non-vote”).
What is a “broker non-vote”?
A broker non-vote occurs when shares held by a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at their discretion. Under current NYSE interpretations that govern broker non-votes, Proposal Nos. 1 and 3 are considered non-discretionary matters, and a broker will lack the authority to vote uninstructed shares at their discretion on such proposals. Proposal No. 2 is considered a discretionary matter, and a broker will be permitted to exercise its discretion to vote uninstructed shares on the proposal.
How many votes are required to approve each proposal?
Approval of Proposal Nos. 1, 2 and 3 requires the affirmative vote of a majority of the votes cast. While the vote on executive compensation (Proposal No. 3) is advisory in nature and non-binding, the Board will review the voting results and expects to take them into consideration when making future decisions. There is no cumulative voting in director elections.

Hilton PROXY STATEMENT              57

QUESTIONS AND ANSWERS
Our Corporate Governance Guidelines set forth our procedures if a director nominee is nominated in an uncontested election but receives a majority of “against” votes. In an uncontested election, any nominee for director who receives a greater number of votes “against” their election than votes “for” such election is required to tender their resignation following certification of the stockholder vote. The Nominating & ESG Committee is required to consider all relevant factors and make recommendations to the Board with respect to any such letter of resignation. The Board is required to take action with respect to this recommendation within 90 days after certification of the election results.
How are votes counted?
The table below summarizes the proposals that will be voted on, the vote required to approve each item and how votes are counted:

	Vote Required	Voting Options(1)	Broker Discretionary Voting Allowed	Impact of Abstain Vote(2)
Proposal 1: Election of the director nominees listed in this Proxy Statement	Majority of votes cast: Votes “FOR” must exceed votes “AGAINST"(3)	“FOR” “AGAINST” “ABSTAIN”	No(4)	None
Proposal 2: Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021	Majority of votes cast: Votes “FOR” must exceed votes “AGAINST”	“FOR” “AGAINST” “ABSTAIN”	Yes(5)	None
Proposal 3: Non-binding vote to approve executive compensation	Majority of votes cast: Votes “FOR” must exceed votes “AGAINST”	“FOR” “AGAINST” “ABSTAIN”	No(4)	None
(1)If you just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” each director nominee listed herein and on the other proposals as recommended by the Board and in accordance with the discretion of the holders of the proxy with respect to any other matters that may be voted upon.
(2)Abstentions are not considered votes cast and therefore will not affect the outcome of these proposals.
(3)In an uncontested election of directors at which a quorum is present, any nominee who receives a greater number of votes cast “FOR” their election than votes cast “AGAINST” their election will be elected to the Board of Directors. An incumbent nominee who does not receive a majority of votes cast is expected to tender their resignation. The Nominating & ESG Committee would then consider and recommend to the Board whether to accept or reject the resignation.
(4)Broker non-votes with respect to this proposal are not counted as votes cast and will, therefore, not affect the outcome of this proposal.
(5)As this proposal is considered a discretionary matter, brokers are permitted to exercise their discretion to vote uninstructed shares on this proposal.
Who will count the vote?
Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspectors of election.
How does the Board recommend that I vote?
Our Board recommends that you vote your shares:
•“FOR” each of the director nominees to the Board set forth in this Proxy Statement.
•“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021.
•“FOR” the approval, on a non-binding, advisory basis, of the compensation paid to our named executive officers.
How do I vote my shares without attending the Annual Meeting?
If you are a stockholder of record, you may vote by granting a proxy. Specifically, you may vote:
•By Internet – If you have Internet access, you may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 16-digit number included on your Notice of Internet Availability or your proxy card in order to vote by Internet.
•By Telephone – If you have access to a touch-tone telephone, you may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions. You will need the 16-digit number included on your Notice of Internet Availability or your proxy card in order to vote by telephone.
•By Mail – You may vote by mail by requesting a proxy card from us, indicating your vote by completing, signing and dating the card where indicated and by mailing or otherwise returning the card in the envelope that will be provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.
If you hold your shares in street name, you may submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your bank, broker or other nominee on how to submit voting instructions.
Internet and telephone voting facilities will close at 11:59 p.m., Eastern time, on May 18, 2021, for the voting of shares held by stockholders of record or held in street name.
Mailed proxy cards with respect to shares held of record must be received no later than May 18, 2021.

58              PROXY STATEMENT Hilton

QUESTIONS AND ANSWERS
How do I vote my shares online at the Annual Meeting?
You may vote and submit questions while attending the meeting online via live audio webcast. Shares held in your name as the stockholder of record or beneficially in street name may be voted by you, while the polls remain open, at www.virtualshareholdermeeting.com/HLT2021 during the meeting. You will need the 16-Digit Control Number included on your Notice of Internet Availability or, if you received a printed copy of the proxy materials, on your proxy card or the instructions that accompanied your proxy materials in order to be able to vote and enter the meeting.
Even if you plan to attend the Annual Meeting online, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted even if you later decide not to attend the Annual Meeting.
What does it mean if I receive more than one Notice of Internet Availability on or about the same time?
It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card or, if you vote by Internet or telephone, vote once for each Notice of Internet Availability you receive.
May I change my vote or revoke my proxy?
Yes. Whether you have voted by Internet, telephone or mail, if you are a stockholder of record, you may change your vote and revoke your proxy by:
•sending a written statement to that effect to our Secretary, provided such statement is received no later than May 18, 2021;
•voting again by Internet or telephone at a later time before the closing of those voting facilities at 11:59 p.m., Eastern time, on May 18, 2021;
•submitting a properly signed proxy card with a later date that is received no later than May 18, 2021; or
•attending the Annual Meeting, revoking your proxy and voting online.
If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee.
Could other matters be decided at the Annual Meeting?
As of the date this Proxy Statement went to print, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.
If other matters are properly presented at the Annual Meeting for consideration and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.
Who will pay for the cost of this proxy solicitation?
We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

Hilton PROXY STATEMENT              59

STOCKHOLDER PROPOSALS
FOR THE 2022 ANNUAL MEETING
STOCKHOLDER PROPOSALS FOR INCLUSION IN 2022 PROXY STATEMENT (OTHER THAN DIRECTOR NOMINATIONS)
To be eligible for inclusion in the proxy statement for our 2022 Annual Meeting of Stockholders, under the SEC’s stockholder proposal rule (Rule 14a-8(e) of the Exchange Act), a proposal must be received by our Secretary on or before December 10, 2021. The proposal should be mailed by certified mail return receipt requested to our Office of the Corporate Secretary, Hilton Worldwide Holdings Inc., 7930 Jones Branch Drive, Suite 1100, McLean, Virginia 22102. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.
STOCKHOLDER DIRECTOR NOMINATIONS FOR INCLUSION IN 2022 PROXY STATEMENT
Written notice of stockholder nominations to our Board of Directors that are to be included in the proxy statement pursuant to the proxy access provisions in Article I, Section 12 of our by-laws must be delivered to our Secretary no earlier than 150 nor later than 120 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, any eligible stockholder who wishes to have a nomination considered at the 2022 Annual Meeting and included in our proxy statement must deliver a written notice (containing the information specified in our by-laws) to our Secretary on or after December 20, 2021, but not later than January 19, 2022.
STOCKHOLDER DIRECTOR NOMINATIONS AND OTHER STOCKHOLDER PROPOSALS FOR PRESENTATION AT THE 2022 ANNUAL MEETING NOT INCLUDED IN 2022 PROXY STATEMENT
To make a director nomination or present other business for consideration at the Annual Meeting of Stockholders to be held in 2022 that will not be included in the proxy statement, you must submit a timely notice in accordance with the procedures described in our by-laws. To be timely, a stockholder’s notice must be delivered to the Secretary not less than 90 days or more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our 2022 Annual Meeting, such a proposal must be received on or after January 19, 2022, but not later than February 18, 2022. In the event that the date of the Annual Meeting of Stockholders to be held in 2022 is advanced by more than 20 days, or delayed by more than 70 days, from the anniversary date of this year’s Annual Meeting of Stockholders, such notice by the stockholder must be so received no earlier than 120 days prior to the Annual Meeting of Stockholders to be held in 2022 and not later than the 90th day prior to such Annual Meeting of Stockholders to be held in 2022 or 10 calendar days following the day on which public announcement of the date of such Annual Meeting is first made. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our by-laws. The proxy solicited by the Board for the 2022 Annual Meeting of Stockholders will confer discretionary authority to vote as the proxy holders deem advisable on such stockholder proposals that are considered untimely.
FORWARD-LOOKING STATEMENTS
This Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. These statements include, but are not limited to, statements made in the section of this Proxy Statement entitled “Executive Compensation.” In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including, among others, risks related to the impact of the COVID-19 pandemic, risks inherent to the hospitality industry, macroeconomic factors beyond Hilton’s control, competition for hotel guests and management and franchise contracts, risks related to doing business with third-party hotel owners, performance of Hilton’s information technology systems, growth of reservation channels outside of Hilton’s system, risks of doing business outside of the U.S. and Hilton’s indebtedness. Additional factors that could cause Hilton’s results to differ materially from those described in the forward-looking statements can be found under the section entitled “Part I—Item 1A. Risk Factors” of Hilton’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on February 17, 2021, as such factors may be updated from time to time in Hilton’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this Proxy Statement and in Hilton’s filings with the SEC. The Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

60              PROXY STATEMENT Hilton

HOUSEHOLDING OF PROXY MATERIALS
SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies and helps the environment by conserving natural resources. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can also request prompt delivery of a copy of this Proxy Statement and the Annual Report by contacting the Office of the Corporate Secretary, Hilton Worldwide Holdings Inc., 7930 Jones Branch Drive, Suite 1100, McLean, Virginia 22102.
OTHER BUSINESS
The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.
By Order of the Board of Directors,
Kristin A. Campbell
Executive Vice President, General Counsel, Chief ESG Officer and Secretary
We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.ir.hilton.com) and click on “Financial Reporting” under the “Investors” heading. Copies of our Annual Report on Form 10-K for the year ended December 31, 2020, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to:
Office of the Corporate Secretary
Hilton Worldwide Holdings Inc.
7930 Jones Branch Drive
Suite 1100
McLean, Virginia 22102

INCORPORATION BY REFERENCE
In accordance with SEC rules, notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate this proxy statement or future filings made by the Company under those statutes, the information included under the section entitled "Compensation Committee Report" and those portions of the information included under the section entitled "Audit Committee Report" required by the SEC's rules to be included therein, shall not be deemed to be "soliciting material" nor be "filed" with the SEC or be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes, except to the extent we specifically incorporate these items by reference. Web links throughout this document are provided for convenience only, and the content on the referenced websites does not constitute a part of this proxy statement.
Hilton PROXY STATEMENT              61

ANNEX A –
NON-GAAP MEASURES
This proxy statement refers to certain financial measures that are not recognized under GAAP, including Adjusted EBITDA. A reconciliation of net loss to EBITDA and Adjusted EBITDA appears on the next page.
ADJUSTED EBITDA
Earnings before interest expense, taxes and depreciation and amortization (“EBITDA”), presented herein, reflects net income (loss), excluding interest expense, income tax benefit (expense) and depreciation and amortization.
Adjusted EBITDA, presented herein, is calculated as EBITDA, as previously defined, further adjusted to exclude certain items, including gains, losses, revenues and expenses in connection with: (i) asset dispositions for both consolidated and unconsolidated equity investments; (ii) foreign currency transactions; (iii) debt restructurings and retirements; (iv) furniture, fixtures and equipment (“FF&E”) replacement reserves required under certain lease agreements; (v) share-based compensation; (vi) reorganization, severance, relocation and other related expenses; (vii) non-cash impairment; (viii) amortization of contract acquisition costs; (ix) the net effect of reimbursable costs included in other revenues and other expenses from managed and franchised properties; and (x) other items.
The Company believes that EBITDA and Adjusted EBITDA provide useful information to investors about the Company and its financial condition and results of operations for the following reasons: (i) these measures are among the measures used by the Company’s management team to evaluate its operating performance and make day-to-day operating decisions and (ii) these measures are frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results or estimate valuations across companies in the industry. Additionally, these measures exclude certain items that can vary widely across different industries and among competitors within the Company’s industry. For instance, interest expense and income taxes are dependent on company specifics, including, among other things, capital structure and operating jurisdictions, respectively, and, therefore could vary significantly across companies. Depreciation and amortization, as well as amortization of contract acquisition costs, are dependent upon company policies, including the method of acquiring and depreciating assets and the useful lives that are used. For Adjusted EBITDA, the Company also excludes items such as: (i) FF&E replacement reserves for leased hotels to be consistent with the treatment of FF&E for owned hotels, where it is capitalized and depreciated over the life of the FF&E; (ii) share-based compensation, as this could vary widely among companies due to the different plans in place and the usage of them; (iii) the net effect of the Company’s cost reimbursement revenues and reimbursed expenses, as the Company contractually does not operate the related programs to generate a profit over the terms of the respective contracts; and (iv) other items, such as amounts related to debt restructurings and retirements and reorganization and related severance costs, that are not core to the Company’s operations and are not reflective of the Company’s operating performance.
EBITDA and Adjusted EBITDA are not recognized terms under GAAP and should not be considered as alternatives to net income (loss) or other measures of financial performance or liquidity derived in accordance with GAAP. The Company’s definitions of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies and may have limitations as analytical tools.
A-1              PROXY STATEMENT Hilton

ANNEX A – NON-GAAP MEASURES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES –
ADJUSTED EBITDA
The table below provides a reconciliation of net loss to EBITDA and Adjusted EBITDA:

Year Ended December 31, 2020
(unaudited, in millions)
Net loss	($720)
Interest expense	429
Income tax benefit	(204)
Depreciation and amortization	331
EBITDA	(164)
Loss on foreign currency transactions	27
Loss on debt extinguishments	48
FF&E replacement reserves	57
Share-based compensation expense	97
Reorganization costs	41
Impairment losses	258
Amortization of contract acquisition costs	29
Net other expenses from managed and franchised properties	397
Other adjustment items(1)	52
Adjusted EBITDA	$842
(1)Includes severance not related to the reorganization, costs recognized for the settlement of a dispute with an owner of a managed hotel, losses related to the disposal of an investment and a loan guarantee for a franchised hotel, a gain related to the reimbursement by a third party for taxes owed resulting from the sale of a hotel in a prior period and other items.

Hilton PROXY STATEMENT              A-2

7930 Jones Branch Drive
McLean, Virginia 22102
www.ir.hilton.com

HILTON WORLDWIDE HOLDINGS INC. 7930 JONES BRANCH DRIVE SUITE 1100 MCLEAN, VA 22102
VOTE BY INTERNET

Before The Meeting – Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting – Go to www.virtualshareholdermeeting.com/HLT2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E40978-P02451                  KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HILTON WORLDWIDE HOLDINGS INC.

The Board of Directors recommends you vote FOR the election of the following ten director nominees:

1. Election of Directors		For	Against	Abstain
Nominees:					The Board of Directors recommends you vote FOR proposals 2 and 3.
1a. Christopher J. Nassetta		☐	☐	☐		For	Against	Abstain
1b. Jonathan D. Gray		☐	☐	☐	2. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2021.	☐	☐	☐
1c. Charlene T. Begley		☐	☐	☐
1d. Chris Carr		☐	☐	☐	3. Approval, in a non-binding advisory vote, of the compensation paid to the named executive officers.
1e. Melanie L. Healey		☐	☐	☐		☐	☐	☐
1f. Raymond E. Mabus, Jr.		☐	☐	☐
1g. Judith A. McHale		☐	☐	☐	NOTE: To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.
1h. John G. Schreiber		☐	☐	☐
1i. Elizabeth A. Smith		☐	☐	☐
1j. Douglas M. Steenland		☐	☐	☐
Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 19, 2021:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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E40979-P02451

HILTON WORLDWIDE HOLDINGS INC.
Annual Meeting of Stockholders
May 19, 2021 9:00 A.M. Eastern Time
This proxy is solicited by the Board of Directors
The undersigned hereby appoints Christopher J. Nassetta, Kevin J. Jacobs and Kristin A. Campbell, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Hilton Worldwide Holdings Inc. common stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 19, 2021 or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.
THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL TEN NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side